UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Bristol-Myers Squibb Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Proxy Statement

2018 Annual Meeting of Shareholders

Bristol-Myers Squibb

PROXY STATEMENT

Page
PROXY STATEMENT SUMMARY	3
ELECTION OF DIRECTORS	9
Majority Vote Standard and Mandatory Resignation Policy	9
Criteria for Board Membership	9
Director Independence	9
Director Succession Planning and Identification of Board Candidates	10
2018 Director Nominees	12
CORPORATE GOVERNANCE AND BOARD MATTERS	17
Active Board Oversight of Our Governance	17
Board Leadership Structure	18
Board's Role in Strategic Planning and Risk Oversight	19
Risk Assessment of Compensation Policies and Practices	20
Annual Evaluation Process	20
Meetings of our Board	21
Annual Meeting of Shareholders	21
Committees of our Board	21
Codes of Conduct	23
Related Party Transactions	24
Disclosure Regarding Political Activities	25
Global Corporate Citizenship & Sustainability	26
Communications with our Board of Directors	26
Compensation of Directors	27
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis	31
Compensation and Management Development Committee Report	53
Summary Compensation Table	54
Grants of Plan-Based Awards	55
Outstanding Equity Awards at Fiscal Year-End	56
Option Exercises and Stock Vesting	57
Present Value of Accumulated Pension Benefits	60
Non-Qualified Deferred Compensation Plan	60
Post-Termination Benefits	61
Termination of Employment Obligations (Excluding Vested Benefits)	66
Pay Ratio	66
ITEMS TO BE VOTED UPON
Item 1—Election of Directors	9
Item 2—Advisory Vote to Approve the Compensation of our Named Executive Officers	67
Equity Compensation Plan Information	67
Item 3—Ratification of the Appointment of Independent Registered Public Accounting Firm	68
Audit and Non-Audit Fees	68
Pre-Approval Policy for Services Provided by our Independent Registered Public Accounting Firm	69
Audit Committee Report	69
Item 4—Shareholder Proposal on Annual Report Disclosing How Risks Related to Public Concern Over Drug Pricing Strategies are Incorporated into Incentive Compensation Plans	71
Item 5—Shareholder Proposal to Lower the Share Ownership Threshold to Call Special Shareholder Meetings	73
VOTING SECURITIES AND PRINCIPAL HOLDERS	75
Common Stock Ownership by Directors and Executive Officers	75
Principal Holders of Voting Securities	76
Section 16(a) Beneficial Ownership Reporting Compliance	76
Policy on Hedging and Pledging	76
OTHER MATTERS	77
Advance Notice Procedures	77
2019 Shareholder Proposals	77
Compensation Committee Interlocks and Insider Participation	77
Availability of Corporate Governance Documents	77
FREQUENTLY ASKED QUESTIONS	78
EXHIBIT A—Categorical Standards of Independence	A-1
EXHIBIT B—Directions to our Lawrence Township Office	B-1

345 Park Avenue
New York, New York 10154-0037

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

            Notice is hereby given that the 2018 Annual Meeting of Shareholders will be held at Bristol-Myers Squibb Company, 3401 Princeton Pike, Lawrence Township, New Jersey, on Tuesday, May 1, 2018, at 10:00 a.m. for the following purposes as set forth in the accompanying Proxy Statement:

  •
  to elect to the Board of Directors the 12 persons nominated by the Board, each for a term of one year;

  •
  to conduct an advisory vote to approve the compensation of our Named Executive Officers;

  •
  to ratify the appointment of Deloitte & Touche LLP as the company's independent registered public accounting firm for 2018;

  •
  to consider two shareholder proposals, if presented at the meeting; and

  •
  to transact such other business as may properly come before the meeting or any adjournments thereof.

            Holders of record of our common and preferred stock at the close of business on March 14, 2018 will be entitled to vote at the meeting.

By Order of the Board of Directors Katherine R. Kelly Vice President, Associate General Counsel and Corporate Secretary

Dated: March 22, 2018

YOUR VOTE IS IMPORTANT

Regardless of the number of shares you own, your vote is important. If you do not attend the Annual Meeting to vote in person, your vote will not be counted unless a proxy representing your shares is presented at the meeting. To ensure that your shares will be voted at the meeting, please vote in one of these ways:

  (1)
  GO TO WWW.PROXYVOTE.COM and vote via the Internet;

  (2)
  CALL THE TOLL-FREE TELEPHONE NUMBER (800) 690-6903 (this call is toll-free in the United States); or

  (3)
  MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

If you do attend the Annual Meeting, you may revoke your proxy and vote by ballot.

Dear fellow shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Bristol-Myers Squibb Company on Tuesday, May 1, 2018, at 10:00 a.m. at our offices located in Lawrence Township, New Jersey. I hope that you will be able to attend.

During the meeting, we will cover a number of business items, including the election of directors, advisory vote to approve the compensation of our Named Executive Officers, ratification of the appointment of an independent registered public accounting firm, and consideration of two shareholder proposals.

We will also use the meeting as an opportunity to look back on the past year, highlighting everything from our strong financial and operational company performance to our regulatory and clinical advances to our progress against our Sustainability 2020 goals and the important work of the BMS Foundation. And, of course, we will talk about our unwavering focus on our patients and their families—the people at the center of everything we do.

Lastly, I would like to take this opportunity to thank Dr. Laurie Glimcher for her many years of dedicated service to the Bristol-Myers Squibb Board of Directors and our shareholders. We are extremely grateful to Dr. Glimcher for her contributions. Dr. Glimcher retired from the Board on July 21, 2017. I would also like to welcome Dr. Karen Vousden and Dr. José Baselga to the Board. Drs. Vousden and Baselga were elected to serve as members of our Board of Directors effective January 1, 2018 and March 1, 2018, respectively. Each brings to our company important experience and skills that will further strengthen and complement our Board.

Last year, over 87% of the outstanding shares were represented at the Annual Meeting. Whether or not you attend in person, I hope that your shares will be represented at the meeting. Your vote is very important.

I look forward to welcoming many of you to our 2018 Annual Meeting.

Giovanni Caforio, M.D. Chairman of the Board and Chief Executive Officer

To my fellow shareholders:

At Bristol-Myers Squibb, our Mission is "to discover, develop and deliver innovative medicines that help patients prevail over serious diseases." My fellow Directors and I believe in this Mission, and we strive to ensure from the boardroom that the company is well positioned to be successful in this important undertaking. Collectively, with the Board's oversight and appropriate guidance, in 2017 our management team worked to execute our strategy, focusing on commercial execution, advancing the pipeline, and managing expenses, while also increasing investment in our R&D pipeline. As a company, we are well-positioned to capitalize on multiple potential growth opportunities that support the creation of sustainable long-term value for our shareholders.

Since last year's Annual Meeting, Laurie H. Glimcher, M.D. has retired from our Board. The Board is extremely grateful to Dr. Glimcher for her contributions and many years of dedicated service to the Board and our shareholders. We also welcomed Karen H. Vousden, Ph.D. and José Baselga, M.D., Ph.D. to the Board on January 1, 2018 and March 1, 2018, respectively. Drs. Vousden and Baselga both bring to the Board extensive oncology expertise, each having more than 30 years of experience in oncology research and drug discovery and development.

Your Board remains committed to sound corporate governance and practices that ensure the Board is comprised of skilled, diverse and engaged members that effectively support the execution of the company's strategy, as well as openness to shareholder feedback. As evidence of this commitment, three key areas of focus in 2017 are worth highlighting:

•
Focus on Board evaluations, effectiveness and composition. We were pleased to discuss our robust Board evaluation process with shareholders, which has recently been enhanced as discussed on page 20. We believe that a robust board assessment process, which reviews and evaluates the performance and contributions of directors, improves the overall effectiveness of the Board. We are also very focused on Board composition and refreshment to ensure that your Board has the best mix of skill sets, proficiencies and perspectives to deal with the ever-changing business dynamics of the company and external environment. The election of five new independent directors over the past 13 months demonstrates our commitment to refreshment, balanced with the experience and company-specific knowledge of tenured directors. The Board is also committed to increasing diversity and inclusion, both at the Board level and across the company. In particular, the Committee on Directors and Corporate Governance revised its committee charter to formalize the Board's commitment to identifying and evaluating highly qualified women and under-represented ethnic group candidates as well as candidates with other diverse backgrounds, industry experience and other unique characteristics.

•
Board's role in execution of company strategy. My fellow Directors and I believe that we are able to effectively serve the governance needs of our organization only when there is strong strategic partnership between management and the Board—where the Board is informed, active and constructively engages management, without disruption to the day-to-day business operations of the company. Our Board meets regularly to discuss the strategic direction, enterprise risks and the issues and opportunities facing our company. As a group, we provide a diverse and valuable mix of experience and insights in key areas, including, among others, expertise in the healthcare industry, fields of medicine, science and technology, clinical research, executive and boardroom leadership, strategy and team effectiveness, international markets, investment management, and financial, capital markets and operating experience. Our Board will continue to provide critical insights to our company that will (i) focus on maximizing shareholder value and (ii) support the pursuit of our Mission "to discover, develop and deliver innovative medicines that help patients prevail over serious diseases."

•
Ongoing shareholder dialogue. Shareholder engagement remains a top priority. During 2017, we expanded our shareholder outreach, reaching out to over 50 of our top shareholders representing nearly 50% of our shares outstanding. We continued to engage with shareholders on a number of different topics, including board composition, tenure, board assessment, sustainability and risk oversight as well as executive compensation. We remain committed to this continued engagement with our shareholders because of the valuable insights we gain. Their input has enabled the Board to more thoroughly evaluate and improve our governance practices and disclosures in a variety of areas over the last few years, including for example, our board evaluation process, board composition and refreshment, and our executive compensation program.

As we look ahead, I can report that the Board will continue to advance its commitment to excellence in serving you, our shareholders. On behalf of the Board of Directors, I thank you for your continued support.

Vicki L. Sato, Ph.D. Lead Independent Director Chair, Committee on Directors and Corporate Governance

PROXY STATEMENT SUMMARY

2018 Annual Meeting of Shareholders

Date:	Tuesday, May 1, 2018
Time:	10:00 a.m.
Place:	3401 Princeton Pike, Lawrence Township, New Jersey

For additional information about the Annual Meeting, see "Frequently Asked Questions" beginning on page 78.

Voting Matters

Item	Proposal	Board Vote Recommendation	Required Vote	Page Number
1	Election of Directors	FOR ALL	Majority of votes cast	9
2	Advisory vote to approve the compensation of our Named Executive Officers	FOR	Majority of shares voted	67
3	Ratification of the appointment of an independent registered public accounting firm	FOR	Majority of shares voted	68
4	Shareholder proposal on annual report disclosing how risks related to public concern over drug pricing strategies are incorporated into incentive compensation plans	AGAINST	Majority of shares voted	71
5	Shareholder proposal to lower the share ownership threshold to call special shareholder meetings	AGAINST	Majority of shares voted	73

2017 Performance Highlights and Long-term Business Strategy

            We are a diversified specialty biopharmaceutical company, with a strategy uniquely designed to combine the resources, scale and capability of a pharmaceutical company with the speed and focus on innovation of the biotech industry. Our four strategic priorities are to drive business performance, continue to build a leading franchise in immuno-oncology, maintain a diversified portfolio both in immuno-oncology and other core therapeutic areas, and continue our disciplined approach to capital allocation, including establishing partnerships, collaborations and in-licensing or acquiring investigational compounds and innovative delivery systems as an essential component of successfully delivering transformational medicines to patients. Our commercial model has been evolving and revenues from our marketed product portfolio continue to grow which demonstrates strong execution of our strategy. In 2017, we met or exceeded our financial and operational goals in key areas. Looking ahead, we will continue to implement our biopharma strategy by driving the growth of key brands, executing product launches, investing in our diverse and innovative pipeline, aided by strategic business development, focusing on prioritized markets, increasing investments in our biologics manufacturing capabilities and maintaining a culture of continuous improvement with high integrity and ethics.

Key Financial and Operational Highlights for 2017

            2017 was a great year in which we built on the substantial growth and strong foundation put in place over the last few years. Management's continued execution of our strategic priorities in 2017 resulted in strong execution across the company, with increased revenues of 7%. Our GAAP earnings per share decreased by 77% primarily due to the impact of tax reform and our non-GAAP earnings per share increased by 6%. Our 2017 operating results were primarily driven by strong performance of prioritized brands, additional clinical and regulatory achievements, particularly in immuno-oncology, important business development activities that supplement our innovative pipeline, the evolution of our operating model, a disciplined approach to expense management, and a strong balance sheet.

	Full Year
$ amounts in millions, except per share amounts
	2017	2016	Change
Total Revenues	$20,776	$19,427	7%
GAAP Diluted EPS (1)	0.61	2.65	(77)%
Non-GAAP Diluted EPS (2)	3.01	2.83	6%

(1)	The decrease in GAAP EPS in 2017 was primarily due to an approximately $3B charge related to tax reform. After excluding the impact of tax reform and other specified items due to their significant and/or unusual nature, the increase in non-GAAP EPS in 2017 was primarily due to higher revenues. The exclusion of such specified items for 2017 is consistent with the company's current policies and procedures, as well as our past practices.
(2)	Our non-GAAP financial measures, including non-GAAP earnings and related EPS information, are adjusted to exclude specified items which represent certain costs, expenses, gains and losses and other items impacting the comparability of financial results. For a detailed listing of all specified items and further information, including reconciliations of non-GAAP financial measures, please refer to "—Non-GAAP Financial Measures" in our Annual Report on Form 10-K for the year ended December 31, 2017.

Total Revenues of Prioritized Brands (Dollars in Millions)

Execution of our Strategy Continues to Create Sustainable Long-Term Value for Shareholders

            Our overall philosophy to create sustainable shareholder value is primarily focused on strong year-to-year financial and operational performance and on the development and advancement of our pipeline over the long-term. Our strong performance in 2017 continued to deliver on our strategy and positions us well for potential growth opportunities that will create sustainable long-term shareholder value, as evidenced by our 115% five-year total shareholder return (TSR). We also increased our dividend for the ninth year in a row.

Cumulative Indexed Total Shareholder Return

Director Nominees

            Our Committee on Directors and Corporate Governance maintains an active and engaged Board, whose diverse skill sets benefit from both the industry and company-specific knowledge of our longer-tenured directors, as well as the fresh perspectives brought by our newer directors. We continually review our Board's composition with a focus on refreshing necessary skill sets as our business strategy and industry dynamics evolve.

Name	Occupation	Independent	Committee Memberships*	Other Public Company Boards

Giovanni Caforio, M.D. Chairman of the Board Age: 53 Director Since: 2014	Chairman of the Board and Chief Executive Officer	No		0
Vicki L. Sato, Ph.D. Lead Independent Director Age: 69 Director Since: 2006	Non-Executive Chairman of Denali Therapeutics, Inc.; retired Professor of Management Practice at the Harvard Business School	Yes	CDCG (c); S&T	3
Peter J. Arduini Age: 53 Director Since: 2016	President and Chief Executive Officer of Integra LifeSciences Holdings Corporation	Yes	Audit; CMDC	1
José Baselga, M.D., Ph.D. Age: 58 Director Since: 2018**	Physician-in-Chief at Memorial Sloan-Kettering Cancer Center and Professor of Medicine at Weill Cornell Medical College	Yes	S&T	1
Robert J. Bertolini Age: 56 Director Since: 2017	Former President and Chief Financial Officer of Bausch & Lomb Incorporated	Yes	Audit (c); CDCG	2
Matthew W. Emmens Age: 66 Director Since: 2017	Former Chairman, Chief Executive Officer of Shire PLC; former Chairman, President and Chief Executive Officer of Vertex Pharmaceuticals Incorporated	Yes	CMDC; S&T	0
Michael Grobstein Age: 75 Director Since: 2007	Former Vice Chairman of Ernst & Young LLP	Yes	Audit; CMDC (c)	0
Alan J. Lacy Age: 64 Director Since: 2008	Former Non-Executive Chairman of Dave & Buster's Entertainment, Inc.; former Vice Chairman and CEO of Sears Holdings Corporation	Yes	Audit; CDCG	0
Dinesh C. Paliwal Age: 60 Director Since: 2013	President and Chief Executive Officer of Harman International, a wholly-owned subsidiary of Samsung Electronics Co., Ltd	Yes	CMDC; CDCG	1
Theodore R. Samuels Age: 63 Director Since: 2017	Former President of the Capital Guardian Trust Company	Yes	Audit; CDCG	2
Gerald L. Storch Age: 61 Director Since: 2012	Chief Executive Officer of Storch Advisors; former Non-Executive Chairman of Supervalu Inc.	Yes	Audit; CMDC	0
Karen H. Vousden, Ph.D. Age: 60 Director Since: 2018**	Senior Group Leader at The Francis Crick Institute; Chief Scientist at Cancer Research UK	Yes	S&T (c)	0

*	Committee memberships listed as of the date of this Annual	Audit:	Audit Committee
	Meeting	CDCG:	Committee on Directors and Corporate Governance
**	Dr. Vousden and Dr. Baselga were each elected to serve as a	CMDC:	Compensation and Management Development Committee
	member of the Board of Directors effective January 1, 2018	S&T:	Science and Technology Committee
	and March 1, 2018, respectively	(c):	Committee Chair

Board's Role in Strategic Planning

            The Board and Board Committees regularly meet to discuss the strategic direction and the issues and opportunities facing our company. Our Board frequently provides guidance to management on strategy and has been instrumental in determining our next steps as we have emerged as a diversified specialty biopharmaceutical company. As part of its ongoing review and focus on strategy, the Board annually holds an in-depth meeting with senior management dedicated to discussing and reviewing our long-term operating plans and overall corporate strategy, which also includes a discussion of key risks and opportunities as well as risk mitigation plans and activities.

Board Refreshment and Leadership Transition

            The Board continually reviews its composition with a focus on refreshing necessary skill sets as our business strategy and industry dynamics evolve. Five new independent directors have been added to the Board over the past 13 months, including Drs. Karen Vousden and José Baselga, our two newest directors who joined the Board in January 2018 and March 2018, respectively. These new independent directors bring fresh perspectives and important skills and experience that further strengthen and complement the Board.

            Following the 2017 Annual Meeting, Dr. Giovanni Caforio became Chairman of the Board, replacing Lamberto Andreotti. The Board determined that Dr. Caforio's deep institutional knowledge and industry experience uniquely position him to serve as Chairman. The Board recognizes the importance of a Lead Independent Director, and Dr. Sato was elected to serve in this position. The Lead Independent Director responsibilities can be found on page 18.

Corporate Governance Highlights

            We are committed to strong governance practices that protect the long-term interests of our shareholders and establish strong Board and management accountability. The "Corporate Governance and Board Matters" section beginning on page 17 describes our governance framework, which includes the following key governance best practices that we have adopted:

✓	Annual election of Directors	✓	Proxy access shareholder right
✓	Majority voting standard for election of Directors	✓	Limit on number of public company directorships Board members may hold (4)
✓	Shareholder right to call a special meeting (25%)	✓	Emphasis on board refreshment and effectiveness
✓	No supermajority voting provisions for common shareholders	✓	Clawback and recoupment policies
✓	Proactive shareholder engagement	✓	Share ownership and retention policy
✓	Robust related party transaction policies and procedures	✓	Prohibition of speculative and hedging transactions by all employees and directors
✓	Semi-annual disclosure of political contributions	✓	No shareholder rights plan

Shareholder Engagement

            We continued to place a high priority on engagement with our shareholders in 2017, reaching out to over 50 of our top shareholders representing nearly 50% of our shares outstanding. As in previous years, we continued to engage with our investors on general corporate governance and related matters such as board composition, tenure, board assessment, sustainability and risk oversight as well as executive compensation. The feedback received was generally positive and was shared with the entire Board and members of senior management.

            We encourage our registered shareholders to use the space provided on the proxy card to let us know your thoughts about BMS or to bring a particular matter to our attention. If you hold your shares through an intermediary or received the proxy materials electronically, please feel free to write directly to us.

2017 Compensation Plan Structure

            Our compensation program design reflects our compensation philosophy and aligns well with our strategy, market practice and our shareholders' interests.

Base Salary

- Allows us to attract and retain talent in a highly competitive labor market
- Based on specialized qualifications, experience and role impact, and pay levels of comparable positions within peer group
- Salary increases based on competitive market, individual performance and size of company wide annual budget

Annual Incentive (Paid in cash)

Company Performance Factors

<table>
<tr><td>EPS (50%)</td><td colspan="3">Critical measure of annual profitability, aligning our employees with our shareholders</td></tr>
<tr><td>Revenues (25%)</td><td colspan="3">Foundation of long-term sustainable growth and competitve superiority</td></tr>
<tr><td rowspan="3">Pipeline (25%)</td><td>Near-Term Value (50%)</td><td>Regulatory submissions and product approvals</td><td rowspan="2">Increases focus on late-stage pipeline and development of a robust earlier pipeline</td></tr>
<tr><td>Long-Term Growth Potential (50%)</td><td>Development Candidates, First in Human, Registrational Study Starts</td></tr>
<tr><td>Qualitative Overlay</td><td colspan="2">Reflects management and the Board's holistic evaluation of our pipeline performance, including such considerations as the performance of high value assets and the integration of acquired assets, among other factors.</td></tr>
</table>

Individual Performance Factor

- Committee judgment applied against pre-defined and measureable operational, financial, and strategic objectives
- Clear performance objectives are set at the beginning of each year to align with our company's goals
- Executives are assessed on "Results" and "Behaviors"–assessments are used as the basis for making individual compensation decisions

Long-Term Incentive (Paid in shares)

Performance Share Units (60%)

- Rewards the achievement of financial goals and further aligns executive compensation with the interests of our shareholders–Operating Margin (33%), Total Revenues (33%) and relative Total Shareholder Return (34%), each over an applicable three year performance period.

Market Share Units (40%)

- Rewards creation of incremental shareholder value
- Provides a mix of short, medium and long-term performance periods
- Multi-year vesting helps to promote retention while maintaining pay-for-performance link

Executive Compensation

            The Compensation and Management Development Committee firmly believes in pay-for-performance and has structured the executive compensation program to align our executives' interests with those of our shareholders.

In line with our commitment to a highly performance-based compensation structure, approximately 90% of Dr. Caforio's target total compensation (and approximately 83% of the target total compensation for our other Named Executive Officers) is variable and at risk, based on the financial, operational, strategic and share price performance of the company.

              Additional detail on our executive compensation program is provided in the "Compensation Discussion and Analysis" beginning on page 31.

2017 Target Total CEO Compensation

ITEM 1—ELECTION OF DIRECTORS

            Our Board of Directors has nominated 12 current directors, Peter J. Arduini, José Baselga, M.D., Ph.D., Robert J. Bertolini, Giovanni Caforio, M.D., Matthew W. Emmens, Michael Grobstein, Alan J. Lacy, Dinesh C. Paliwal, Theodore R. Samuels, Vicki L. Sato, Ph.D., Gerald L. Storch and Karen H. Vousden, Ph.D., to serve as directors of Bristol-Myers Squibb. The directors will hold office from election until the 2019 Annual Meeting.

Majority Vote Standard and Mandatory Resignation Policy

            A majority of the votes cast is required to elect directors. Any current director who does not receive a majority of votes cast must tender his or her resignation as a director within 10 business days after the certification of the shareholder vote. The Committee on Directors and Corporate Governance, without participation by any director tendering his or her resignation, will consider the resignation offer and recommend to the Board whether to accept it. The Board, without participation by any director tendering his or her resignation, will act on the Committee's recommendation at its next regularly scheduled meeting to be held within 60 days after the certification of the shareholder vote. We will promptly disclose the Board's decision and the reasons for that decision in a broadly disseminated press release that will also be furnished to the U.S. Securities and Exchange Commission (SEC) on Form 8-K. If any nominee is unable to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless our Board of Directors provides for a lesser number of directors.

Criteria for Board Membership

            As specified in our Corporate Governance Guidelines, members of our Board should be persons with broad experience in areas important to the operation and long-term success of our company. These include areas such as business, science, medicine, finance/accounting, law, business strategy, crisis management, corporate governance, education or government. Board members should possess qualities reflecting integrity, independence, leadership, good business judgment, wisdom, an inquiring mind, vision, a proven record of accomplishment and an ability to work well with others. The Corporate Governance Guidelines also express the Board's belief that its membership should continue to reflect a diversity of gender, race, ethnicity, age, sexual orientation and gender identity.

All Director Nominees Possess:

Director Orientation and Continuing Education

            Director education is an ongoing, year-round process, which begins when a director joins our Board. Upon joining our Board, new directors are provided with a comprehensive orientation to our company, including our business, strategy and governance. New directors participate in an orientation program with senior business and functional leaders from all areas of the company, during which there is discussion on strategic priorities and key risks and opportunities, and participate in site visits to one or more of our locations. On an ongoing basis, directors receive presentations on a variety of topics related to their work on the Board and within the biopharmaceutical industry, both from senior management and from experts outside of the company. We also encourage Directors to enroll in continuing education programs sponsored by third parties at our expense.

Director Independence

11 of our 12 director nominees are currently independent

            Our Corporate Governance Guidelines provide that a substantial majority of Board members be independent from management, and the Board has adopted independence standards that meet the listing standards of the New York Stock Exchange. Our Board has determined that each of our directors and each director nominee for election at this Annual Meeting is independent of Bristol-Myers Squibb and its management in that none currently have a direct or indirect material relationship with our company, except for Giovanni Caforio, M.D.

            Dr. Caforio is not an independent director because he is currently our Chief Executive Officer.

Process for Determining Independence

            In accordance with our Corporate Governance Guidelines, our Board undertakes an annual review of director independence. In February 2018 and March 2018, the Board considered all commercial and charitable relationships of our independent directors and director nominees, including the following relationships, which were deemed immaterial under our categorical standards (see Exhibit A):

  •
  Dr. Sato, Messrs. Arduini, Bertolini, Grobstein, Lacy and Samuels are directors of companies that received payment from the company for property or services in an aggregate amount that did not exceed the greater of $1 million or 2% of such other company's consolidated gross revenues. For each transaction, the Board determined that the director did not initiate or negotiate the transaction and that the transaction was entered into in the ordinary course of business.

  •
  Drs. Baselga, Sato and Vousden, Messrs. Arduini, Grobstein and Lacy, or one of their immediate family members, are employed by, or serve as directors of, businesses or educational or medical institutions with which we engage in ordinary course business transactions. The directors did not initiate or negotiate any transaction with such institutions and the payments made did not exceed the greater of $1 million or 2% of such institutions' respective consolidated gross revenues.

  •
  Dr. Sato, Messrs. Grobstein and Samuels are directors of charitable or non-profit organizations to which the Bristol-Myers Squibb Foundation made charitable contributions, which, in the aggregate, did not exceed the greater of $1 million or 2% of such organizations' respective consolidated gross revenues.

            The Board determined that none of these relationships impair the independence of these directors under the New York Stock Exchange's independence standards or otherwise.

Director Succession Planning and Identification of Board Candidates

Regular Assessment of our Board Composition

            The Committee on Directors and Corporate Governance regularly assesses the appropriate size and composition of our Board. This assessment incorporates the results of the Board's annual evaluation process, which was recently enhanced in 2017 as described more fully under "Annual Evaluation Process" beginning on page 20. The Committee also considers succession planning for its directors.

Identification and Selection of Director Nominees	Director Tenure

              In connection with the Board's ongoing director identification process, the Committee on Directors and Corporate Governance, in consultation with the Chairman, conducts an initial evaluation of prospective nominees against the established Board membership criteria discussed above. The Committee also reviews the skills of the current directors and compares them to the particular skills of potential candidates, keeping in mind the Board's commitment to maintain members of diverse experience and background. In particular, the Board is committed to identifying and evaluating highly qualified women and under-represented ethnic group candidates as well as candidates with other diverse backgrounds, industry experience and other unique characteristics. Candidates may come to the attention of the Committee on Directors and Corporate Governance through current Board members, third party search firms, management, shareholders or others. Search firms together with management and Directors develop a candidate profile that includes the relevant skills and experiences being sought at that time and incorporates the Board membership criteria. Prospective candidates are identified based on the profile. Additional information relevant to the qualifications of prospective nominees may be requested from third party search firms, other directors, management or other sources. After this initial evaluation, prospective nominees may be interviewed by telephone or in person by the members of the Committee on Directors and Corporate Governance, the Chairman, the Lead Independent Director and other directors, as applicable. After completing this evaluation and interview process, the Committee on Directors and Corporate Governance makes a recommendation to the full Board as to the persons who should be nominated by our Board, and the full Board determines the nominees after considering the recommendation and any additional information it may deem appropriate. Dr. Vousden, who was elected to serve on the Board, effective January 1, 2018, was identified as a potential candidate for election to our Board by one of our directors and vetted by a third party search firm retained by the Committee on Directors and Corporate Governance. Dr. Baselga, who was elected to serve on the Board, effective March 1, 2018, was identified by one of our directors and vetted by a third party search firm retained by the Committee on Directors and Corporate Governance.

Shareholder Nominations for Director

            The Committee on Directors and Corporate Governance considers and evaluates shareholder recommendations of nominees for election to our Board of Directors in the same manner as other director nominees. Shareholder recommendations must be accompanied by disclosure, including written information about the recommended nominee's business experience and background with consent in writing signed by the recommended nominee that he or she is willing to be considered as a nominee and, if nominated and elected, he or she will serve as a director. Shareholders should send their written recommendations of nominees accompanied by the required documents to: Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, Attention: Corporate Secretary, until July 1, 2018, after which, please address to Bristol-Myers Squibb Company, 430 East 29th Street—14th Floor, New York, New York 10016, Attention: Corporate Secretary.

Proxy Access Shareholder Right

            Following extensive engagement with our shareholders, our Board determined to adopt proxy access in 2016, permitting a shareholder or group of up to 20 shareholders holding 3% of our outstanding shares of common stock for at least three years to nominate a number of directors constituting the greater of two directors or 20% of the number of directors on our Board, as set forth in detail in our Bylaws. If you wish to propose any action pursuant to our proxy access bylaw provision, you must deliver a notice to BMS containing certain information set forth in our Bylaws, not less than 120 but not more than 150 days before the anniversary of the prior year's filing of the proxy materials. For our 2019 Annual Meeting, we must receive this notice between October 23, 2018 and November 22, 2018. Shareholders should send their notices to: Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, Attention: Corporate Secretary, until July 1, 2018, after which please address to Bristol-Myers Squibb Company, 430 East 29th Street—14th Floor, New York, New York 10016, Attention: Corporate Secretary.

Importance of Balancing Board Refreshment with Continuity; Limited Waiver of Mandatory Retirement for Mr. Grobstein

            The Board believes it is important to balance refreshment with the need to retain directors who have developed, over a period of time, significant insight into the company and its operations and who continue to make valuable contributions to the company that benefit our shareholders. Over the last 13 months, five new independent directors joined the company's Board, representing refreshment of approximately 40% of the Board. Another director, Mr. Grobstein, turned 75 this year. We have a general mandatory retirement age policy for non-employee directors at the annual meeting following their 75th birthday, unless the Board makes an exception for a specific director for special circumstances. After extensive consideration and discussion of these specific facts and special circumstances, following input from several of our top shareholders, and upon the recommendation of our Committee on Directors and Corporate Governance, our Board determined that it is in the best interest of the company and its shareholders to waive the mandatory retirement age for Mr. Michael Grobstein for up to two years to maintain Board continuity during this period of transition. In reaching this determination, the Board also carefully considered Mr. Grobstein's extensive knowledge of the company and industry; his leadership as Compensation and Management Development Committee Chairman; his key role as a member and former Chair of our Audit Committee; his desire and ability to continue to guide and serve the company in executing its mission and strategy; the low average tenure of the Board (4.5 years compared to 8.2 for the S&P 500) and the recently enhanced, robust Board evaluation process, among other things.

2018 Director Nominees

            The following biographies of our director nominees reflect their Board Committee membership and Chair positions as of the date of this year's Annual Meeting.

Director since 2014 Chairman and Chief Executive Officer of the Company	GIOVANNI CAFORIO, M.D.

Dr. Caforio, age 53, has been our Chief Executive Officer since May 2015 and our Chairman since May 2017. He was our Chief Operating Officer from June 2014 to May 2015, and he served as Executive Vice President and Chief Commercial Officer from November 2013 to June 2014. From October 2011 to November 2013, he served as President, U.S. Dr. Caforio held the position of Senior Vice President, Global Commercialization and Immunology from May 2010 to October 2011. Prior to that, he served as Senior Vice President, Oncology, U.S. and Global Commercialization from March 2009 to May 2010. From January 2007 to March 2009 he served as Senior Vice President, U.S. Oncology and from May 2004 to January 2007, he served as Senior Vice President, European Marketing and Brand Commercialization. Dr. Caforio is a member of the Board of Trustees of Hun School of Princeton, Business Roundtable, CEO Roundtable on Cancer and the Pharmaceutical Research and Manufacturers of America.

Key Skills and Experience: With over 26 years of pharmaceutical industry experience, including more than 16 years at the company, Dr. Caforio has overseen the creation of a fully integrated worldwide commercial organization as part of our evolution into a diversified specialty biopharmaceutical company. A physician by training, Dr. Caforio has worked across many businesses within the company, in Europe and the U.S., and has a proven record of developing talented leaders with the diverse experiences and competencies needed for the continued success of the company.

Director since 2006
Lead Independent Director

BMS Committees:

•

Committee on Directors
and Corporate
Governance (Chair)

•

Science & Technology
Committee

Other Directorships:

Current:

•

Denali Therapeutics, Inc.

•

BorgWarner, Inc.

•

Syros Pharmaceuticals

Past 5 Years:

•

PerkinElmer Corporation

VICKI L. SATO, PH.D.

Dr. Sato, age 69, serves as Chairman of the Board of Directors of Denali Therapeutics, Inc. She previously served as a professor of management practice at the Harvard Business School from July 2005 to June 2017. From July 2005 to October 2014 she served as professor of the practice of molecular and cell biology at Harvard University. In 2005, Dr. Sato retired as President of Vertex Pharmaceuticals Incorporated, a global biotechnology company, where she was responsible for research and development, business and corporate development, commercial operations, legal and finance. Dr. Sato also served as Chief Scientific Officer, Senior Vice President of Research and Development and Chair of the Scientific Advisory Board at Vertex before being named President in 2000. She serves as Chairman of VIR Biotechnology, Inc. and on the Board of Directors of the Peer Health Exchange, Inc. She serves as Co-Chair on the Task Force on Science and Engineering at Harvard University and Co-Chair on the Advisory Council of LifeSci NYC.

Key Skills and Experience: Dr. Sato's extensive and distinctive experience in business, academia and science over more than 31 years brings to the Board a valuable perspective on the biotech industry. Dr. Sato has a strong background in research and development positioning her well to serve as a member of our Science and Technology Committee. Her experience serving on the Boards of other healthcare companies and her knowledge and keen understanding of the issues facing public companies, and in particular, healthcare companies position her well to serve as our Lead Independent Director.

Director since 2016 BMS Committees: • Audit Committee • Compensation and Management Development Committee Other Directorships: Current: • Integra LifeSciences Holdings Corporation	PETER J. ARDUINI

Mr. Arduini, age 53, has been President and Chief Executive Officer of Integra LifeSciences Holdings Corporation, a global medical technology company, since January 2012 and currently serves as a member of Integra's Board of Directors. He served as President and Chief Operating Officer of Integra from November 2010 to January 2012. Before joining Integra, Mr. Arduini was Corporate Vice President and President of Medication Delivery, Baxter Healthcare, from 2005 to 2010. Prior to joining Baxter, he worked for General Electric Healthcare, where he spent much of his 15 years in a variety of management roles for domestic and global businesses, culminating in leading the global functional imaging business. Mr. Arduini also serves on the Board of Directors of ADVAMED (the Advanced Medical Technology Association), the Board of Directors of MDIC (the Medical Device Innovation Consortium), and the Board of Directors of the National Italian American Foundation.

Mr. Arduini also serves on the Board of Trustees of Susquehanna University.

Key Skills and Experience: With over 25 years in the healthcare industry, Mr. Arduini brings to the Board extensive leadership, business and operational experience, particularly with respect to manufacturing and sales of medical technology and devices. In addition, his experience serving as a public company chief executive officer and former chief operational officer positions him well to serve as a member of our Audit Committee and our Compensation and Management Development Committee.

Director since 2018 BMS Committees: • Science & Technology Committee Other Directorships: Current: • Varian Medical Systems Past 5 Years: • Infinity Pharmaceuticals, Inc.	JOSÉ BASELGA, M.D., PH.D.

Dr. Baselga, age 58, has served as Physician-in-Chief of Memorial Sloan-Kettering Cancer Center ("MSKCC") since January 2013. He has also served as Professor of Medicine at Weill Cornell Medical College and as Attending Physician, Department of Medicine and member, Human Oncology and Pathogenesis Program at MSKCC since January 2013. Previously, Dr. Baselga served as Chief of Division of Hematology & Oncology and Associate Director of the Massachusetts General Hospital Cancer Center and Professor of Medicine at Harvard Medical School from January 2010 to December 2012; and President of the American Association for Cancer Research from 2016 to 2017. He also served in various roles at Vall d'Hebron University Hospital in Barcelona, Spain, including as Founding Director, Vall d'Hebron Institute of Oncology from 2007 to 2012 and Director, Division of Medical Oncology, Hematology & Radiation Oncology and Founding Director and Chairman, Medical Oncology Service from 1996 to 2010.

Dr. Baselga also serves on the Board of Foghorn Therapeutics and Breast International Group. He is a co-founder of Tango Therapeutics. He previously served as a Director of Aura Biosciences, Inc. Dr. Baselga was a Director on the Board of Grail, Inc. until March 2018 and continues to serve as Chairman of its Scientific Advisory Board. Dr. Baselga also sits on the Advisory Boards of Aura Biosciences, Inc., Northern Biologics, Inc. (formerly, Mosaic Biomedicals), Robert H. Lurie Comprehensive Cancer Center at Northwestern University and Siteman Cancer Center, Washington University at St. Louis. He previously served on the Advisory Board of Juno Therapeutics Inc. until 2018.

Key Skills and Experience: Dr. Baselga is an internationally recognized physician scientist who brings over 30 years of oncology experience to the Board. His experience serving as Physician-in-Chief of a leading cancer hospital, as well as his comprehensive expertise as a physician and clinical researcher in the area of oncology drug discovery and development, position him well to serve as a member of our Science and Technology Committee.

Director since 2017

BMS Committees:

•

Audit Committee (Chair)

•

Committee on Directors
and Corporate Governance

Other Directorships:

Current:

•

Charles River Laboratories
International, Inc.

•

Idorsia Ltd.

ROBERT J. BERTOLINI

Mr. Bertolini, age 56, served as President and Chief Financial Officer of Bausch & Lomb Incorporated from February 2013 until August 2013 (until its acquisition by Valeant Pharmaceuticals). Previously, Mr. Bertolini served as Executive Vice President and Chief Financial Officer at Schering-Plough Corp. from November 2003 until November 2009 (through its merger with Merck & Co.) with responsibility for tax, accounting and financial asset management. Prior to joining Schering-Plough, Mr. Bertolini spent 20 years at PricewaterhouseCoopers LLP, ultimately leading its global pharmaceutical industry practice.

Key Skills and Experience: Mr. Bertolini brings to the Board extensive expertise in our industry, particularly in building world-class finance and information technology functions and in leading business development and strategy. In addition, as a former chief financial officer who also has over 20 years' experience at a major auditing firm, Mr. Bertolini has extensive knowledge and background related to accounting and financial reporting rules and regulations as well as the evaluation of financial results, internal controls and business processes and this positions him well to serve as Chair of our Audit Committee and a member of our Committee on Directors and Corporate Governance.

Director since 2017

BMS Committees:

•

Compensation and
Management Development
Committee

•

Science & Technology
Committee

Other Directorships:

Past 5 Years:

•

Vertex Pharmaceuticals
Incorporated

•

Shire PLC

MATTHEW W. EMMENS

Mr. Emmens, age 66, served as Chief Executive Officer of Shire PLC from 2003 to 2008 and Chairman of the Board from 2008 to 2014. He also served as a Director of Vertex Pharmaceuticals Incorporated from 2004 to 2009, Chairman, President and Chief Executive Officer from 2009 to 2012 and Director from 2012 to 2013. Mr. Emmens served as President, Worldwide Pharmaceuticals of Merck KGaA from 1999 to 2003, as Chief Executive Officer, Commercial Operations of Astra Merck Inc. from 1992 to 1999 and in Sales, Marketing and Administration positions for Merck & Co, Inc. from 1974 to 1991.

Key Skills and Experience: With over 40 years in the biopharmaceutical industry, Mr. Emmens brings to the Board significant expertise in management, business development, business and operations, particularly with respect to strategy and team effectiveness. Mr. Emmens' strong leadership qualities and industry knowledge position him well to provide valuable insights to both management and his fellow Board members on issues facing our company and to serve as a member of our Compensation and Management Development Committee and a member of our Science and Technology Committee.

Director since 2007 BMS Committees: • Audit Committee • Compensation and Management Development Committee (Chair) Other Directorships: Past 5 Years: • Given Imaging • Mead Johnson Nutrition Company	MICHAEL GROBSTEIN

Mr. Grobstein, age 75, is a retired Vice Chairman of Ernst & Young LLP, an independent registered public accounting firm. He worked with Ernst & Young from 1964 to 1998, and was admitted as a partner in 1975. Mr. Grobstein served as a Vice Chairman-International Operations from 1993 to 1998, as Vice Chairman-Planning, Marketing and Industry Services from 1987 to 1993, and Vice Chairman-Accounting and Auditing Services from 1984 to 1987. He serves on the Board of Trustees and Executive Committee and is the Treasurer of the Central Park Conservancy. He also serves on the Board of Directors of the Peer Health Exchange, Inc.

Key Skills and Experience: With over 30 years of experience at a major auditing firm, and 20 years as a director of public companies with global operations, Mr. Grobstein has extensive knowledge and background relating to accounting and financial reporting rules and regulations as well as the evaluation of financial results, internal controls and business processes. Mr. Grobstein's depth and breadth of financial expertise and his experience handling complex financial issues position him well to serve as Chair of our Compensation and Management Development Committee and a member of our Audit Committee.

Director since 2008

BMS Committees:

•

Audit Committee

•

Committee on Directors
and Corporate Governance

Other Directorships:

Past 5 Years:

•

Dave & Buster's
Entertainment, Inc.
(Non-Executive Chairman)

•

The Hillman Companies

ALAN J. LACY

Mr. Lacy, age 64, served as the Non-Executive Chairman of Dave & Buster's Entertainment Inc. from 2014 to 2017. He served as the Chairman and Chief Executive Officer of Sears, Roebuck and Co. and the Vice Chairman and Chief Executive Officer of its successor, Sears Holdings Corporation, from 2000 to 2005. Mr. Lacy also served as Vice Chairman of Sears Holdings Corporation from 2005 to 2006. More recently, Mr. Lacy served as Senior Advisor to Oak Hill Capital Partners, L.P., a private equity investment firm, from 2007 to 2014. He is a Trustee of Fidelity Funds and the California Chapter of The Nature Conservancy. Mr. Lacy is a Director of the Center for Advanced Study in the Behavioral Sciences at Stanford University.

Key Skills and Experience: Mr. Lacy is a highly respected business leader with a proven record of accomplishment. He brings to the Board extensive business understanding and demonstrated management expertise having served in key leadership positions at Sears Holdings Corporation, including Chief Executive Officer. In addition, his experience as a senior financial officer of three large public companies provides him with a comprehensive understanding of the complex financial, legal and corporate governance issues facing large companies and positions him well to serve as a member of our Audit Committee and our Committee on Directors and Corporate Governance.

Director since 2013

BMS Committees:

•

Committee on Directors
and Corporate Governance

•

Compensation and
Management Development
Committee

Other Directorships:

Current:

•

Raytheon Company

Past 5 Years:

•

Harman International
Industries, Inc.

•

ADT Corporation

•

Tyco International, Ltd.

DINESH C. PALIWAL

Mr. Paliwal, age 60, has served as President and Chief Executive Officer of Harman International, the connected technologies company for automotive, consumer and enterprise markets, since 2007. Mr. Paliwal also served as Chairman of the Harman Board of Directors from July 2008 to March 2017 until its acquisition by Samsung Electronics Co., Ltd. Today Harman operates as a wholly-owned subsidiary of Samsung. Prior to joining Harman, Mr. Paliwal served as a member of the Group Executive Committee of ABB Ltd., a provider of industrial automation, power transmission systems and services, from January 2001 until June 2007. He also served as President of Global Markets and Technology of ABB Ltd. from January 2006 until June 2007, as Chairman and Chief Executive Officer of ABB North America from January 2004 until June 2007, and as President and Chief Executive Officer of ABB Automation Technologies Division from October 2002 to December 2005. Mr. Paliwal is a member of the CEO Business Roundtable.

He also serves on the Boards of Directors of the Business Advisory Council of Farmer School of Business, Miami University of Ohio and the U.S. India Business Council.

Key Skills and Experience: Mr. Paliwal brings to the Board extensive leadership, business and governance experience having served as a public company chief executive officer and a senior executive officer of various divisions of a multi-national corporation. His engineering and financial background, together with his worldwide experience, particularly in emerging markets, provide him with a heightened understanding of the complex issues which arise in the global marketplace. In addition, Mr. Paliwal's experience and his prior service on Boards of other public companies position him well to serve as a member of our Committee on Directors and Corporate Governance and our Compensation and Management Development Committee.

Director since 2017 BMS Committees: • Audit Committee • Committee on Directors and Corporate Governance Other Directorships: Current: • Perrigo Company, PLC • Stamps.com	THEODORE R. SAMUELS

Mr. Samuels, age 63, served with Capital Group Companies from 1981 to 2016. He was President of the Capital Guardian Trust Company from 2010 to 2016 and was the Capital Group representative for Focusing Capital on the Long Term from 2014 to 2015. Mr. Samuels was a portfolio manager from 1990 to 2016, and while at Capital Group served on numerous management and investment committees. He also served as a board member of Capital Group Foundation and as Chair of Capital Group Foundation Investment Committee and the Capital International (North America) Proxy Committee. Mr. Samuels served on the Capital Group Finance Committee from 2013-2016 and previously served on the Capital Group Board and the Capital Group Audit Committee. He also serves as Co-chair of Tuft's President's Council and the Harvard West Cost Council. Mr. Samuels is a Director of Children's Hospital Los Angeles, where he served as Co-chair of the Board of Trustees from 2012 to 2015 and is also a trustee of the Pasadena City College Foundation.

Key Skills and Experience: With over 35 years in the financial industry, Mr. Samuels brings to the Board extensive business and operational experience, particularly with respect to economics and investment decision-making. His experience and the investor perspective he brings to the Board position him well to serve as a member of our Audit Committee and our Committee on Directors and Corporate Governance.

Director since 2012

BMS Committees:

•

Audit Committee

•

Compensation and
Management Development
Committee

Other Directorships:

Past 5 Years:

•

Hudson's Bay Company

•

Supervalu, Inc.
(Non-Executive Chairman)

GERALD L. STORCH

Mr. Storch, age 61, has served as Chief Executive Officer of Storch Advisors since November 2017, a position he had also held from November 2013 to January 2015. He served as Chief Executive Officer of Hudson's Bay Company from January 2015 to November 2017, a leading owner and operator of department stores, including Saks Fifth Avenue, Lord & Taylor, Hudson's Bay Department Stores, Home Outfitters, Saks OFF 5th, Kaufhof, Inno and the e-commerce business Gilt. He also served as Chairman of Toys"R"Us, Inc. from February 2006 to November 2013 and Chief Executive Officer of Toys"R"Us from February 2006 to May 2013. Prior to joining Toys"R"Us, Mr. Storch served as Vice Chairman of Target Corporation. He joined Target in 1993 as Senior Vice President of Strategy and served in roles of increasing seniority over the next 12 years. Prior to joining Target, Mr. Storch was a partner at McKinsey & Company. He is a director of Fanatics, Inc.

Key Skills and Experience: A retail veteran with more than 20 years of experience, Mr. Storch provides the Board with valuable business, leadership and management insight, including expertise leading an organization with global operations, giving him a keen understanding of the issues facing a multi-national business. These qualities make him a valued member of our Audit Committee. Additionally, his prior service on the compensation committee of another public company positions him well to serve as a member of our Compensation and Management Development Committee.

Director since 2018 BMS Committees: • Science & Technology Committee (Chair)	KAREN H. VOUSDEN, Ph.D.

Dr. Vousden, age 60, has been a Senior Group Leader at the Francis Crick Institute in London since February 2017 and Chief Scientist of Cancer Research UK since July 2016. From 2002 to 2016 she served as the Director of the Cancer Research-UK (CRUK) Beatson Institute in Glasgow, prior to which she held leadership roles at the National Cancer Institute in Maryland from 1995 to 2002. She serves as a member of the Science Advisory Boards of Centro Nacional de Investigaciones Oncologicas, Grail, Inc., Ludwig Institute for Cancer Research, PMV Pharma, Raze Therapeutics and Swiss Institute for Experimental Cancer Research. Dr. Vousden is a Council member of the European Molecular Biology Organization. She is also a Fellow of the Royal Society.

Key Skills and Experience: With over 30 years of experience leading ground-breaking cancer research, Dr. Vousden brings to the Board important perspective and knowledge on a variety of healthcare related issues, including the inherent challenges facing our R&D organization in discovering and developing new medicines. Her strong background in research and development, expertise in oncology, experience with international healthcare systems and extensive experience in the medical field position her well to serve as Chair of our Science and Technology Committee.

CORPORATE GOVERNANCE AND BOARD MATTERS

Active Board Oversight of Our Governance

            Our business is managed under the direction of our Board of Directors pursuant to the Delaware General Corporation Law and our Bylaws. The Board has responsibility for establishing broad corporate policies and for the overall performance of our company. The Board keeps itself informed of company business through regular written reports and analyses and discussions with the Chief Executive Officer and other officers of Bristol-Myers Squibb; by reviewing materials provided to Board members by management and by outside advisors; and by participating in Board and Board Committee meetings.

            The Committee on Directors and Corporate Governance continually reviews corporate governance issues and is responsible for identifying and recommending the adoption of corporate governance initiatives. In addition, our Compensation and Management Development Committee regularly reviews compensation issues and recommends adoption of policies and procedures that strengthen our compensation practices. The "Compensation Discussion and Analysis" beginning on page 31 discusses many of these policies and procedures.

            The Board of Directors has adopted Corporate Governance Guidelines that govern its operation and that of its Committees. Our Board annually reviews the Corporate Governance Guidelines and, from time to time, our Board revises them in response to changing regulatory requirements, evolving best practices and the concerns of our shareholders and other constituents. Our Corporate Governance Guidelines may be viewed on our website at www.bms.com/ourcompany/governance.

Board Leadership Structure

            The company's governance documents provide the Board with flexibility to select the appropriate leadership structure for the company. They establish well-defined responsibilities with respect to the Chairman and Lead Independent Director roles, including the requirement that the Board have a Lead Independent Director if the Chairman is not an independent director. This information is set forth in more detail on our website at www.bms.com/ourcompany/governance.

            Our Board has dedicated significant consideration to our leadership structure, particularly in connection with the election of Dr. Caforio as the Chairman of the Board at the 2017 Annual Meeting. As disclosed last year, the Board's analysis of our leadership structure took into account many factors, including the specific needs of the Board and the company, the strong role of our Lead Independent Director, our Corporate Governance Guidelines (including our governance practices that provide for independent oversight of management), the challenges specific to our company, and the best interests of our shareholders. After thoughtful and rigorous consideration, the Board determined that combining the Chairman and Chief Executive Officer positions and electing Dr. Caforio as the Chairman of the Board was in the best interest of the company and our shareholders. The Board continues to believe this is the best leadership for the company and its shareholders at this time. Specifically, our Board believes that to have Dr. Caforio serve in the combined role of Chairman and Chief Executive Officer confers distinct advantages at this time, including:

  •
  having a Chairman who can draw on detailed institutional knowledge of the company and industry experience from serving as Chief Executive Officer, providing the Board with focused leadership, particularly in discussions about the company's strategy;

  •
  a combined role ensures that the company presents its message and strategy to all stakeholders, including shareholders, employees and patients, with a unified voice; and

  •
  the structure allows for efficient decision making and focused accountability.

            The Board recognizes the importance of appointing a strong Lead Independent Director to maintain a counterbalancing structure to ensure that the Board functions in an appropriately independent manner. The Lead Independent Director is selected annually by the independent directors. The independent directors have elected Dr. Vicki Sato to serve in that position.

            The Lead Independent Director's responsibilities include, among others:

✓	Serving as liaison between the independent directors and the Chairman	✓	Approving the quality, quantity and timeliness of information sent to the Board
✓	Reviewing and approving meeting agendas and sufficiency of time	✓	Serving a key role in Board and Chief Executive Officer evaluations
✓	Calling meetings of the independent directors	✓	Responding directly to shareholder and stakeholder questions, as appropriate
✓	Presiding at all meetings of the independent directors and any Board meeting when the Chairman and the Chief Executive Officer are not present, including executive sessions of the independent directors	✓	Providing feedback from executive sessions of the independent directors to the Chief Executive Officer, other senior management and to the Chairman
✓	Communicating with major shareholders, as appropriate	✓	Recommending advisors and consultants

            The Board believes this structure provides an effective, high-functioning Board, as well as appropriate safeguards and oversight. Our Board will continue to evaluate its leadership structure in light of changing circumstances and will evaluate the Board's leadership structure on at least an annual basis and make changes at such times as it deems appropriate.

Board's Role in Strategic Planning and Risk Oversight

            Our Board meets regularly to discuss the strategic direction and the issues and opportunities facing our company in light of trends and developments in the biopharmaceutical industry and general business environment. Our Board has been instrumental in determining our next steps as we have emerged as a diversified specialty biopharmaceutical company.

            Furthermore, in setting our business strategy, the Board plays a critical role in the determination of the types and appropriate levels of risk undertaken by the company.

•
Constant focus on strategy:  Throughout the year, our Board provides guidance to management on strategy and helps to refine operating plans to implement the strategy.
•
Annual strategy deep-dive:  Each year, typically during the second quarter, the Board holds an extensive meeting with senior management dedicated to discussing and reviewing our long-term operating plans and overall corporate strategy. A discussion of key risks to the plans and strategy as well as risk mitigation plans and activities is led by our Chief Executive Officer as part of the meeting.
•
Dedicated to oversight of risk management:  As stated in our Corporate Governance Guidelines, our Board is responsible for risk oversight as part of its fiduciary duty of care to monitor business operations effectively.

            Our Board administers its strategic planning and risk oversight function as a whole and through its Board Committees. The following are examples of how our Board Committees are involved in this process:

Audit Committee	Regularly reviews and discusses with management our process to assess and manage enterprise risks, including those related to market/environmental, strategic, financial, operational, legal, compliance, information security and reputation.

Compensation and Management Development Committee	Annually evaluates our incentive compensation programs to determine whether incentive pay encourages excessive or inappropriate risk-taking. In particular, the Committee evaluates the components of our executive compensation program that work to minimize excessive or inappropriate risk-taking, including, the use of different forms of long-term equity incentives, linking payout to each executive's demonstration of company Behaviors, placing caps on our incentive award payout opportunities, following equity grant practices that limit potential for timing awards and having stock ownership and retention requirements.

Committee on Directors and Corporate Governance	Regularly considers and makes recommendations to the Board concerning the appropriate size, function and needs of the Board, determines the criteria for Board membership, provides oversight of our corporate governance affairs and reviews corporate governance practices and policies. Oversees the company's political activities and routinely considers matters relating to the company's responsibilities as a global corporate citizen pertaining to corporate social responsibility and corporate public policy and the impact on the company's employees and shareholders.

Science and Technology Committee	Regularly reviews our pipeline and potential business development opportunities to evaluate our progress in achieving our near-term and long-term strategic research and development goals and objectives and assures that we make well-informed choices in the investment of our research and development resources, among other things.

Risk Assessment of Compensation Policies and Practices

            The Compensation and Management Development Committee annually conducts a worldwide review of our material compensation policies and practices. Based on this review, we have concluded that our material compensation policies and practices are not reasonably likely to have a material adverse effect on the company. On a global basis, our compensation programs contain many design features that mitigate the likelihood of inducing excessive or inappropriate risk-taking behavior. These features include:

✓	Balance of fixed and variable compensation, with variable compensation tied both to short-term objectives and the long-term value of our stock price	✓	Clawback and recoupment provisions and policies pertaining to annual incentive payouts and long-term incentive awards
✓	Multiple metrics in our incentive programs that balance top-line, bottom-line and pipeline performance	✓	Share ownership and retention guidelines applicable to our senior executives
✓	Caps in our incentive program payout formulas	✓	Equity award policies that limit risk by having fixed annual grant dates
✓	Reasonable goals and objectives in our incentive programs	✓	Prohibition of speculative and hedging transactions by all employees and directors
✓	Payouts modified based upon individual performance, inclusive of assessments against our BMS BioPharma Behaviors and the BMS Commitment	✓	All non-sales managers and executives worldwide participate in the same annual incentive program that pertains to our Named Executive Officers and that has been approved by the Compensation and Management Development Committee
✓	The Compensation and Management Development Committee's ability to exercise downward discretion in determining incentive program payouts	✓	Mandatory training on our Principles of Integrity: BMS Standards of Business Conduct and Ethics (the Principles of Integrity) and other policies that educate our employees on appropriate behaviors and the consequences of taking inappropriate actions

Annual Evaluation Process

            Our Board recognizes the critical role Board and committee evaluations play in ensuring the effective functioning of our Board. It also believes in the importance of continuously improving the functioning of our Board and committees. Under the leadership and guidance of our Lead Independent Director, the Committee on Directors and Corporate Governance continuously assesses the Board evaluation process. In 2017, following discussions with and input from the full Board of Directors, the Committee enhanced the Board assessment process to include a written questionnaire. The formal 2017 Board and Committee evaluation processes were as follows:

  •
  Board:  Directors completed a written questionnaire on an unattributed basis responding to questions about the Board and Committee structure and responsibilities, Board culture and dynamics, adequacy of information to the Board, Board skills and effectiveness, and Committee effectiveness. The robust feedback and comments from the directors were anonymously compiled and then were presented by the Chairman and the Lead Independent Director to the full Board for discussion and action. The 2017 Board evaluation was completed in March 2018.

  •
  Committees:  Committee chairs selected a list of topics for their respective committees to evaluate and discuss, covering both substantive and process-oriented aspects of committee performance. The list of discussion topics for each committee was distributed to committee members in advance for consideration. Committee chairs led discussions in executive session of their respective committees. Committee chairs then reported to the full Board the results of their respective committee's evaluation and any follow-up actions. The 2017 Committee evaluations were completed in the beginning of 2018 and reported to the Board in March 2018.

            The formal annual Board and Committee evaluations are supplemented by regular informal one-on-one discussions between the Chairman and Chief Executive Officer and each director throughout the year. The Lead Independent Director actively conveys directors' feedback on an ongoing basis to our Chairman and Chief Executive Officer and has regular one-on-one discussions with the other members of the Board.

Meetings of our Board

            Our Board meets on a regularly scheduled basis during the year to review significant developments affecting Bristol-Myers Squibb and to act on matters requiring Board approval. It also holds special meetings when important matters require Board action between scheduled meetings. Members of senior management regularly attend Board meetings to report on and discuss their areas of responsibility. In 2017, the Board met 12 times. The average aggregate attendance of directors at Board and committee meetings was over 96%. No director attended fewer than 75% of the aggregate number of Board and committee meetings during the period he or she served. In addition, our independent directors met 9 times during 2017 to discuss such topics as our independent directors determined, including the evaluation of the performance of our current Chief Executive Officer.

Annual Meeting of Shareholders

            Directors are strongly encouraged, but not required, to attend the Annual Meeting of Shareholders. All of the 2017 nominees for director attended our 2017 Annual Meeting of Shareholders except Theodore R. Samuels who had a long-standing previous commitment.

Committees of our Board

            Our Bylaws specifically provide for an Audit Committee, Compensation and Management Development Committee, and Committee on Directors and Corporate Governance, which are composed entirely of independent directors. Our Bylaws also authorize the establishment of additional committees of the Board and, under this authorization, our Board of Directors established the Science and Technology Committee. Our Board has appointed individuals from among its members to serve on these four standing committees and each committee operates under a written charter adopted by the Board, as amended from time to time. These charters are published on our website at http://bms.com/ourcompany/governance/Pages/board_committees_charters.aspx. Each of these Board Committees has the necessary resources and authority to discharge its responsibilities, including the authority to retain consultants or experts to advise the committee.

            The table below indicates the current members of our standing Board Committees and the number of meetings held in 2017:

Director	Audit(1)	Committee on Directors and Corporate Governance	Compensation and Management Development	Science and Technology(2)
Peter J. Arduini	X		X
José Baselga, M.D., Ph.D.				X
Robert J. Bertolini(3)	X	X
Giovanni Caforio, M.D.
Matthew W. Emmens			X	X
Michael Grobstein	X		C
Alan J. Lacy	C	X
Dinesh Paliwal		X	X
Theodore R. Samuels	X	X
Vicki L. Sato, Ph.D.		C		C
Gerald L. Storch	X		X
Karen H. Vousden, Ph.D.(4)				X
Number of 2017 Meetings	6	4	6	9

"C"
indicates Chair of the committee.
(1)
Our Board of Directors has determined, in its judgment, that all members of the Audit Committee are financially literate and that all members of the Audit Committee meet additional, heightened independence criteria applicable to directors serving on audit committees under the New York Stock Exchange listing standards. In addition, our Board has determined that Messrs. Arduini, Bertolini, Grobstein, Lacy, Samuels and Storch each qualify as an "audit committee financial expert" under the applicable SEC rules.
(2)
Dr. Thomas J. Lynch, Jr., our Executive Vice President and Chief Scientific Officer, is a member of the Science and Technology Committee but he is not a member of our Board.
(3)
Robert J. Bertolini will assume the role of Chair of the Audit Committee effective May 1, 2018.
(4)
Dr. Karen H. Vousden will assume the role of Chair of the Science and Technology Committee effective May 1, 2018.

            The following descriptions reflect each standing Board Committee's membership and Chair effective as of May 1, 2018.

Audit Committee
Committee Chair: Robert J. Bertolini Additional Members: Peter J. Arduini Michael Grobstein Alan J. Lacy Theodore R. Samuels Gerald L. Storch	Key Responsibilities

•

Overseeing and monitoring the quality of our accounting and auditing practices, including, among others, reviewing and approving the internal audit charter, audit plan, audit budget and decisions regarding appointment and replacement of Chief Audit Officer

•

Appointing, compensating and providing oversight of the performance of our independent registered public accounting firm for the purpose of preparing or issuing audit reports and related work regarding our financial statements and the effectiveness of our internal control over financial reporting

•

Assisting the Board in fulfilling its responsibilities for general oversight of (i) compliance with legal and regulatory requirements, (ii) the performance of our internal audit function and (iii) enterprise risk assessment and risk management policies and guidelines

•

Reviewing our disclosure controls and procedures, periodic filings with the SEC, earnings releases and earnings guidance

•

Producing the required Audit Committee Report for inclusion in our Proxy Statement

•

Overseeing the implementation and effectiveness of our compliance and ethics program

•

Reviewing our information security and data protection program

Committee on Directors and Corporate Governance
Committee Chair: Vicki L. Sato, Ph.D. Additional Members: Robert J. Bertolini Alan J. Lacy Dinesh C. Paliwal Theodore R. Samuels	Key Responsibilities

•

Providing oversight of our corporate governance affairs and reviewing corporate governance practices and policies, including annually reviewing the Corporate Governance Guidelines and recommending any changes to the Board

•

Identifying individuals qualified to become Board members and recommending that our Board select the director nominees for the next annual meeting of shareholders

•

Reviewing and recommending annually to our Board the compensation of non-employee directors

•

Considering questions of potential conflicts of interest involving directors and senior management and establishing, maintaining and overseeing related party transaction policies and procedures

•

Evaluating and making recommendations to the Board concerning director independence and defining specific categorical standards for director independence

•

Providing oversight of the company's political activities

•

Considering matters relating to the company's responsibilities as a global corporate citizen pertaining to corporate social responsibility and corporate public policy and the impact on the company's employees and shareholders

•

Overseeing the annual evaluation process of the Board and its Committees

Compensation and Management Development Committee
Committee Chair: Michael Grobstein Additional Members: Peter J. Arduini Mathew W. Emmens Dinesh C. Paliwal Gerald L. Storch	Key Responsibilities

•

Reviewing, approving and reporting to our Board on our major compensation and benefits plans, policies and programs

•

Reviewing corporate goals and objectives relevant to CEO compensation, evaluating the CEO's performance in light of those goals and objectives and recommending for approval by at least three-fourths of the independent directors of our Board the CEO's compensation based on this evaluation

•

Reviewing and evaluating the performance of senior management; approving the compensation of executive officers and certain senior management

•

Overseeing our management development programs, performance assessment of senior executives and succession planning

•

Reviewing and discussing with management the Compensation Discussion and Analysis and related disclosures required for inclusion in our Proxy Statement, recommending to the Board whether the Compensation Discussion and Analysis should be included in our Proxy Statement, and producing the Compensation and Management Development Committee Report required for inclusion in our Proxy Statement

•

Establishing and overseeing our compensation recoupment policies

•

Reviewing incentive compensation programs to determine whether incentive pay encourages inappropriate risk-taking

Science and Technology Committee
Committee Chair: Karen H. Vousden, Ph.D. Additional Members: José Baselga, M.D., Ph.D. Matthew W. Emmens Thomas J. Lynch, Jr., M.D. Vicki L. Sato, Ph.D.	Key Responsibilities

•

Reviewing and advising our Board on the strategic direction of our research and development (R&D) programs and our progress in achieving near-term and long-term R&D objectives

•

Reviewing and advising our Board on our internal and external investments in science and technology

•

Identifying and discussing significant emerging trends and issues in science and technology and considering their potential impact on our company

•

Providing assistance to the Compensation and Management Development Committee in setting any pipeline performance metric under the company's incentive compensation programs and reviewing the performance results

            In addition, on February 22, 2017, the Board established a Securities Issuance Committee to determine and approve the terms and provisions of securities issued by the company. The members of the Securities Issuance Committee were Lamberto Andreotti, Giovanni Caforio and Alan J. Lacy. The Securities Issuance Committee met once during 2017.

Codes of Conduct

            The Principles of Integrity adopted by our Board of Directors set forth important company policies and procedures in conducting our business in a legal, ethical and responsible manner. These standards are applicable to all of our employees, including the Chief Executive Officer, the Chief Financial Officer and the Controller.

            In addition, the Audit Committee has adopted the Code of Ethics for Senior Financial Officers that supplements the Principles of Integrity by providing more specific requirements and guidance on certain topics. The Code of Ethics for Senior Financial Officers applies to the Chief Executive Officer, the Chief Financial Officer, the Controller, the Treasurer and the heads of major operating units.

            Our Board has also adopted the Code of Business Conduct and Ethics for Directors that applies to all directors and sets forth guidance with respect to recognizing and handling areas of ethical issues.

            The Principles of Integrity, the Code of Ethics for Senior Financial Officers and the Code of Business Conduct and Ethics for Directors are available on our website at www.bms.com/ourcompany/governance. We will post any substantive amendments to, or waivers from, applicable provisions of our Principles, our Code of Ethics for Senior Financial Officers, and our Code of Business Conduct and Ethics for Directors on our website at www.bms.com/ourcompany/governance within two days following the date of such amendment or waiver.

            Employees are required to report any conduct they believe in good faith to be an actual or apparent violation of our Codes of Conduct. In addition, as required under the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by company employees of concerns regarding questionable accounting or auditing matters.

Related Party Transactions

            The Board has adopted a written policy and procedures for the review and approval of transactions involving the company and related parties, such as directors, executive officers and their immediate family members. The policy covers any transaction or series of transactions (an "interested transaction") in which the amount involved exceeds $120,000, the company is a participant, and a related party has a direct or indirect material interest (other than solely as a result of being a director or less than 10% beneficial owner of another entity). All interested transactions are subject to approval or ratification in accordance with the following procedures:

  •
  Management will be responsible for determining whether a transaction is an interested transaction requiring review under this policy, in which case the transaction will be disclosed to the Committee on Directors and Corporate Governance (the "Governance Committee").

  •
  The Governance Committee will review the relevant facts and circumstances, including, among other things, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or ordinary circumstances and the related party's interest in the transaction.

  •
  If it is impractical or undesirable to wait until a Governance Committee meeting to complete an interested transaction, the Chair of the Governance Committee, in consultation with the General Counsel, may review and approve the transaction, which approval must be ratified by the Governance Committee at its next meeting.

  •
  In the event the company becomes aware of an interested transaction that has not been approved, the Governance Committee will evaluate all options available to the company, including ratification, revision or termination of such transaction and take such course of action as the Governance Committee deems appropriate under the circumstances.

  •
  No director will participate in any discussion or approval of the interested transaction for which he or she is a related party, except that the director will provide all material information concerning the interested transaction to the Governance Committee.

  •
  If an interested transaction is ongoing, the Governance Committee may establish guidelines for management to follow in its ongoing dealings with the related party and will review and assess such ongoing relationships on at least an annual basis.

  •
  Certain types of interested transactions are deemed to be pre-approved or ratified by the Governance Committee, as applicable, even if the amount involved will exceed $120,000, including the employment of executive officers, director compensation, certain transactions with other companies or charitable contributions, transactions where all shareholders receive proportional benefits, transactions involving competitive bids, regulated transactions and certain banking-related services.

            BlackRock, Inc. (BlackRock), Wellington Management Group, LLP (Wellington) and The Vanguard Group (Vanguard) are each considered a "Related Party" under our related party transaction policy because they each beneficially own more than 5% of our outstanding common stock. The Governance Committee ratified and approved the following related party transactions in accordance with our policy and Bylaws:

  •
  Certain of our retirement plans use BlackRock and its affiliates to provide investment management services. In connection with these services, we paid BlackRock approximately $1.2 million in fees during 2017.

  •
  Certain of our retirement plans use Wellington and its affiliates to provide investment management services. In connection with these services, we paid Wellington approximately $1.3 million in fees during 2017.

  •
  Vanguard acts as an investment manager with respect to certain investment options under our savings and thrift plans. Participants in the plans pay Vanguard's investment management fees if they invest in investment options managed by Vanguard; neither the plans themselves nor the company pays fees directly to Vanguard. In connection with these services, Vanguard received approximately $445,000 in fees during 2017.

            The Governance Committee ratified the above relationships on the basis that these entities' ownership of our stock plays no role in the business relationship between us and them, and that the engagement of each entity was on terms no more favorable to them than terms that would be available to unaffiliated third parties under the same or similar circumstances.

            Dr. Baselga was elected to the Board effective March 1, 2018. He has served as Physician-in-Chief of Memorial Sloan-Kettering Cancer Center (MSKCC) since January 2013. The company has made both business and charitable payments to MSKCC for many years, including for research studies and grants led by principal investigators affiliated with the hospital. The company paid MSKCC approximately $7.6 million in 2017, which accounted for less than 2% of MSKCC's revenues for the 2017 fiscal year.

            Dr. Lynch retired from the Board on March 15, 2017 and currently serves as our Chief Scientific Officer. Before this, he served as the Chairman and Chief Executive Officer of the Massachusetts General Physicians Organization (MGPO) and a member of the Board of Directors of Massachusetts General Hospital (MGH) from September 2015 until March 2017. The MGPO and MGH comprise the operating structure of the General Hospital Corporation, which is the largest part of the parent corporation, Partners HealthCare, a not-for-profit healthcare system. The company has made both business and charitable payments to MGH for many years, including for research studies and grants led by principal investigators affiliated with the hospital. The company paid MGH approximately $305,755 in 2017, which accounted for less than 2% of Partners HealthCare's revenues for the fiscal year ended September 30, 2017.

            Dr. Glimcher retired from the Board on July 21, 2017. Before this, she was appointed President and CEO of Dana-Farber Cancer Institute ("Dana-Farber") on October 1, 2016. The company has made both business and charitable payments to Dana-Farber for several years and entered into multiple research collaborations with Dana-Farber as recently as February 2016. The company paid Dana-Farber approximately $9.6 million in 2017, which accounted for less than 2% of Dana-Farber's revenues for the 2017 fiscal year.

            The Governance Committee ratified the above relationships on the basis that Drs. Baselga, Lynch and Glimcher did not initiate or negotiate any of the arrangements the company has with their affiliated organizations, all of the business dealings were entered into in the ordinary course of business prior to Drs. Baselga, Lynch or Glimcher assuming the stated roles at the respective organizations and the engagement of such companies by BMS were on terms no more favorable to them than terms that would be available to unaffiliated third parties under the same or similar circumstances.

Disclosure Regarding Political Activities

            We provide semi-annual disclosure on our website of all political contributions to political committees, parties or candidates on both state and federal levels that are made by our employee political action committee, as well as annual disclosure of the portion of our dues or other payments made to trade associations to which we give $50,000 or more that can be attributed to lobbying expenditures.

Global Corporate Citizenship & Sustainability

            Patients are at the center of everything we do, and our work is focused on the development of innovative medicines that deliver value to patients and the broader society. To do so in a sustainable manner requires continued investment in research and development that seeks to uncover transformative approaches to treating serious diseases. At the same time, we aim to broaden access to medicines by collaborating with various facets of healthcare systems globally to build capacity to care for patients, including creative approaches to address affordability. Over the past 20 years, Bristol-Myers Squibb has embraced its responsibility to grow in a manner that respects the environment, encourages social progress and contributes to long-term economic viability that supports our employees and communities. Our Sustainability 2020 goals are:

  •
  Accelerate innovation to develop transformative medicines—By 2020, enable Speed to Patients by optimizing development timelines such as R&D processes, regulatory review and data packaging. The goal also focuses on improving clinical trial patient diversity and satisfaction.

  •
  Enhance patient access to medicines—Use existing approaches such as tiered pricing, voluntary licensing, reimbursement support, patient assistance programs and our Bristol-Myers Squibb Foundation partnerships to provide greater access to our medicines in global markets. For example, all marketed products will have access plans.

  •
  Be the employer of choice and the champion of safety—Empower and engage our people by improving safe behaviors and building a more globally diverse and inclusive workforce; being a recognized employer of choice. For example, by 2020, establish a new safety culture survey and improve results.

  •
  Drive supply chain leadership on quality and integrity—Ensure reliable supply, engaging with our critical suppliers and assessing those in high-risk countries for conformance with labor and integrity standards. As an example, all critical manufacturing suppliers will be assessed for risk and risk mitigation performance, with results incorporated in sourcing decisions.

  •
  Innovate to support a green, healthy planet—Continue to improve our environmental footprint with greenhouse gas and water reduction goals and integrate green design and reduce waste throughout our product portfolio. Among Bristol-Myers Squibb's Sustainability 2020 Goal targets is to reduce water use and greenhouse gas emissions by 5 percent (absolute) or more from the 2015 baseline.

            We remain actively engaged with our shareholders and other key stakeholders on our environmental, social and governance performance relative to our financial results. Our Board remains actively engaged on these issues with direct oversight by our Committee on Directors and Corporate Governance. For more information and to provide feedback, please see the company's website at https://www.bms.com/about-us/sustainability.html under "Sustainability."

Communications with our Board of Directors

            Our Board has created a process for anyone to communicate directly with our Board, any committee of the Board, the non-management directors of the Board collectively or any individual director, including our Chairman and Lead Independent Director. Any interested party wishing to contact our Board may do so in writing by sending a letter c/o Corporate Secretary, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, until July 1, 2018, after which, please address to Bristol-Myers Squibb Company, 430 East 29th Street—14th Floor, New York, New York 10016, Attention: Corporate Secretary.

            Any matter relating to our financial statements, accounting practices or internal controls should be addressed to the Chair of the Audit Committee. All other matters should be addressed to the Chair of the Governance Committee.

            Our Corporate Secretary or her designee reviews all correspondence and forwards to the addressee all correspondence determined to be appropriate for delivery. Our Corporate Secretary periodically forwards to the Governance Committee a summary of all correspondence received. Directors may at any time review a log of the correspondence we receive that is addressed to members of the Board as well as copies of any such correspondence. Our process for handling communications to our Board has been approved by the independent directors.

Compensation of Directors

Director Compensation Program

            We aim to provide a competitive compensation program to attract and retain high quality directors. The Committee on Directors and Corporate Governance annually reviews our directors' compensation practices, including a review of the director compensation programs at our executive compensation peer group. Furthermore, for 2017 we again engaged an outside consultant, Frederic W. Cook & Co., Inc. (FWC), to review market data and competitive information on director compensation. FWC recommended that our executive compensation peer group should be the primary source for determining director compensation.

            Based on this analysis, the Committee determined to make no changes to the director compensation program for service as a director in 2017. The Committee also determined, in light of the fact that our director compensation program has been unchanged since 2016, and was between the 25th percentile and median of our peer group, among other reasons, to increase the annual equity award for service as a director for 2018 by $15,000. The Committee submitted its recommendations for director compensation to the full Board for approval. Our employee directors do not receive any additional compensation for serving as directors.

            The Committee believes the total compensation package for directors we offered in 2017 was reasonable, and appropriately aligned the interests of directors with our shareholders by ensuring directors have a proprietary stake in our company.

The Components of our Director Compensation Program

            In 2017, non-management directors who served for the entirety of 2017 received:

Component	Value of Award

Annual Retainer	$100,000
Annual Equity Award	Deferred Share Units valued at $170,000
Committee Chair Retainer	$25,000
Committee Member (not Chair) Retainer – Audit, Compensation and Management Development, and Science and Technology Committees	$15,000
Committee Member (not Chair) Retainer – Committee on Directors and Corporate Governance	$7,500

Annual Equity Award

            On February 1, 2017, all non-management directors serving on the Board at that time received an annual award of deferred share units valued at $170,000 under the 1987 Deferred Compensation Plan for Non-Employee Directors. These deferred share units are non-forfeitable at grant and are settleable solely in shares of company common stock. A new member of the Board who is eligible to participate in the Plan receives, on the date the Director joins the Board, a pro-rata number of deferred share units based on the number of share units payable to participants as of the prior February 1.

Compensation of our Lead Independent Director

            Our Lead Independent Director receives an additional retainer of $35,000. Our Board has determined to award this retainer in light of the increased duties and responsibilities demanded by this role, which duties and responsibilities are described in further detail on page 18.

Compensation of our Former Non-Executive Chairman

            During the first few months of 2017, Lamberto Andreotti served as our Non-Executive Chairman. He had significantly greater responsibilities than other directors, including chairing the Office of the Chairman, meeting on a regular basis with the Chief Executive Officer on the most critical strategic issues and transactions, serving as a liaison between the Chief Executive Officer and the independent directors, and frequently discussing the strategy and direction of the company with senior management.

            From January 1, 2017 to May 2, 2017 when he retired from the Board, in addition to the regular Board retainer and annual equity award, Mr. Andreotti received a pro-rated portion of a Non-Executive Chairman retainer of $200,000, of which 50% was paid in cash and 50% in shares of the company's common stock. Bristol-Myers Squibb also provided Mr. Andreotti with office space, supplies and administrative support for company-related work.

Share Retention Requirements

            We significantly increased the share retention requirements for non-management directors in 2016. All non-management directors are required to acquire a minimum of shares and/or units of company stock valued at not less than five times their annual cash retainer within five years of joining the Board and to maintain this ownership level throughout their service as a director. We require that at least 25% of the annual retainer be deferred and credited to a deferred compensation account, the value of which is determined by the value of our common stock, until a non-management director has attained our share retention requirements.

Deferral Program

            A non-management director may elect to defer payment of all or part of the cash compensation received as a director under our company's 1987 Deferred Compensation Plan for Non-Employee Directors. The election to defer is made in the year preceding the calendar year in which the compensation is earned. Deferred funds for compensation received in connection with service as a Director in 2017 were credited to one or more of the following funds: a United States total bond index, a short term fund, a total market index fund or a fund based on the return on our common stock. Deferred portions are payable in a lump sum or in a maximum of ten annual installments. Payments under the Plan begin when a participant ceases to be a director or at a future date previously specified by the director.

Charitable Contribution Programs

            Each director who joined the Board prior to December 2009 participates in our Directors' Charitable Contribution Program. Upon the death of a director, we will donate up to an aggregate of $500,000 to up to five qualifying charitable organizations designated by the director. Individual directors derive no financial or tax benefit from this program since the tax benefit of all charitable deductions relating to the contributions accrues solely to us. In December 2009, the Board eliminated the Charitable Contributions Program for all new directors.

            In addition, each director was able to participate in our company wide matching gift program in 2017. We matched dollar for dollar a director's contribution to qualified charitable and educational organizations up to $30,000. This benefit was also available to all company employees. In 2017, each of the following non-employee directors participated in our matching gift programs as indicated in the Director Compensation Table below: Dr. Sato and Messrs. Andreotti, Arduini, Bertolini, Emmens, Grobstein, Lacy and Samuels.

Director Compensation Table

            The following table sets forth information regarding the compensation earned by our non-employee directors in 2017.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	All Other Compensation(4)	Total

L. Andreotti(5)(6)	$67,583	$203,791	$0	$30,000	$301,374
P. J. Arduini	$124,973	$170,000	$0	$16,250	$311,223
R. J. Bertolini	$100,792	$160,218	$0	$15,500	$276,510
M. W. Emmens	$105,779	$160,218	$0	$30,000	$295,997
L. H. Glimcher, M.D.(7)	$64,063	$170,000	$0	$0	$234,063
M. Grobstein	$140,000	$170,000	$0	$30,000	$340,000
A. J. Lacy	$132,500	$170,000	$0	$30,000	$332,500
T. J. Lynch, Jr., M.D.(8)	$25,181	$170,000	$0	$0	$195,181
D. C. Paliwal	$122,541	$170,000	$0	$0	$292,541
T. R. Samuels	$100,792	$160,218	$0	$30,000	$291,010
V. L. Sato, Ph.D.	$169,959	$170,000	$0	$25,000	$364,959
G. L. Storch	$130,000	$170,000	$0	$0	$300,000
T. D. West, Jr.(9)	$54,464	$170,000	$0	$0	$224,464

(1)
Includes the annual retainer, committee chair retainers, committee membership retainers and Lead Independent Director retainer, as applicable. All or a portion of the cash compensation may be deferred until retirement or a date specified by the director, at the election of the director. The directors listed in the below table deferred the following amounts in 2017, which amounts are included in the figures above.

Name	Dollar Amount Deferred	Percentage of Deferred Amount Allocated to U.S. Total Bond Index	Percentage of Deferred Amount Allocated to Short Term Fund	Percentage of Deferred Amount Allocated to Total Market Index Fund	Percentage of Deferred Amount Allocated to Deferred Share Units	Number of Deferred Share Units Acquired
P. J. Arduini	$124,973	0%	0%	0%	100%	2,129
R. J. Bertolini	$100,792	0%	0%	0%	100%	1,695
M. W. Emmens	$105,779	0%	0%	0%	100%	1,777
L. H. Glimcher, M.D.	$64,063	50%	50%	0%	0%	0
M. Grobstein	$70,000	0%	0%	0%	100%	1,196
A. J. Lacy	$132,500	0%	0%	0%	100%	2,264
T. J. Lynch, Jr., M.D.	$6,295	0%	0%	0%	100%	116
D. C. Paliwal	$122,541	0%	0%	0%	100%	2,094
T. R. Samuels	$50,396	0%	0%	0%	100%	847
G. L. Storch	$130,000	0%	0%	0%	100%	2,221

(2)
Represents aggregate grant date fair value under FASB ASC Topic 718 of deferred share unit and common stock awards granted during 2017. On February 1, 2017, each of the non-management directors then serving as a director received a grant of 3,448.975 deferred share units valued at $170,000 based on the fair market value on the day of grant of $49.29. On February 21, 2017, in connection with their appointment to the Board, Messrs. Bertolini, Emmens, and Samuels received a pro-rated grant of 2,924.754 deferred share units valued at $160,218 based on the fair market value on the day of grant of $54.78. The aggregate number of deferred share units held by each of these directors as of December 31, 2017 is set forth below. In some cases, these figures include deferred share units acquired through elective deferrals of cash compensation.

Name	# of Deferred Share Units
L. Andreotti(5)	0
P. J. Arduini	9,407
R. J. Bertolini	4,693
M. W. Emmens	4,775
L. H. Glimcher, M.D.	64,019
M. Grobstein	69,260
A. J. Lacy	58,700
T. J. Lynch, Jr., M.D.	0
D. C. Paliwal	16,967
T. R. Samuels	3,838
V. L. Sato, Ph.D.	56,479
G. L. Storch	38,359
T. D. West, Jr.	51,519

(3)
There have been no stock options granted to directors since 2006 and no non-employee Director had stock options outstanding as of December 31, 2017
(4)
Amounts include company matches of charitable contributions under our matching gift program.
(5)
In addition to the standard Board compensation that all non-management directors received, Mr. Andreotti received a pro-rated portion of an annual Non-Executive Chairman retainer of $200,000 paid quarterly, of which 50% was paid in cash and 50% was paid in shares of company stock. Shares of company stock were paid out as follows based on the fair market value of the company's common stock on the award date:

Award Date	Value	Fair Market Value	Shares of Common Stock Acquired
3/31/2016	$25,000	$54.38	459
6/30/2016	$8,791	$55.72	157

(6)
Lamberto Andreotti retired from the Board of Directors effective May 2, 2017.
(7)
Laurie H. Glimcher, M.D. retired from the Board of Directors effective July 21, 2017.
(8)
Thomas J. Lynch, Jr., M.D. retired from the Board of Directors effective March 15, 2017.
(9)
Togo D. West, Jr. retired from the Board of Directors effective May 2, 2017.

COMPENSATION DISCUSSION AND ANALYSIS

             This Compensation Discussion and Analysis (CD&A) is intended to explain how our compensation program is designed and how it operates for our Named Executive Officers (NEOs). The below table includes a list of our 2017 NEOs.

Name	Principal Position

Giovanni Caforio, M.D.	Chairman & Chief Executive Officer
Charles Bancroft	Chief Financial Officer and EVP, Global Business Operations
Thomas J. Lynch, Jr., M.D.	EVP and Chief Scientific Officer
Sandra Leung	EVP and General Counsel
Murdo Gordon	EVP and Chief Commercial Officer

EXECUTIVE SUMMARY

A.    Introduction

            Overview. Bristol-Myers Squibb Company continues to recognize that aligning pay to the achievement of both our short-term and long-term goals, engagement of our employees, the achievement of our mission and the delivery of value to our shareholders is a cornerstone of our compensation philosophy and program structure. In 2017, we met or exceeded our financial and operational goals in key areas, including continued growth across our core prioritized brands, additional clinical and regulatory achievements, the evolution of our operating model and maintaining a disciplined approach to capital allocation, with an emphasis on business development, dividends and share repurchase.

Received strong shareholder support for executive compensation with 96% in favor of our 2017 "Say on Pay" vote
Maintained strong execution across the company in 2017
▪	We achieved significant growth across our prioritized brands, led by our two largest brands, Opdivo and Eliquis, which had sales growth of 31% and 46%, respectively
▪	Eliquis became the number one novel oral anticoagulant in total prescriptions in the U.S. and in several countries around the world
▪	Continued delivery of transformational medicines, with two trials stopped early for overall survival and label expansion in three new indications for Opdivo
▪	Maintained a disciplined approach to expense management throughout 2017
▪	Advanced early pipeline across immuno-oncology, fibrosis, and immunoscience
Continued to advance our long-term business strategy, focusing on key priorities
▪	Strong foundation for growth in 2018 and beyond
▪	Eliquis poised for significant growth
▪	Multiple $1B+ potential growth opportunities for Opdivo, including in lung, renal, hepatocellular and gastric cancers
▪	Innovative diversified portfolio both in immuno-oncology and other core therapeutic areas
▪	Disciplined approach to capital allocation—returning capital to shareholders in dividends, which increased for the ninth year in a row, and share repurchases; with business development core to our strategy
▪	We continued executing on our operating model evolution; focusing commercial and R&D resources on prioritized brands
Key 2017 performance highlights
▪	Total revenues increased by 7%
▪	GAAP EPS decreased by 77% primarily due to an approximately $3B charge related to tax reform; and non-GAAP EPS increased by 6%
▪	Our commitment to strong commercial and operational execution as well as continued investment in R&D supports the right framework for delivering value to shareholders over the long-term, as indicated by our 115% five-year TSR, which out-performed both our peer group and the S&P's 500 Index

            Our Compensation & Management Development Committee's (the "Committee") ongoing review of our business strategy and our extensive shareholder engagement efforts have allowed our executive compensation program to maintain close alignment with our strategic focus and the perspectives of our shareholders. This executive summary includes an overview of the key components of our executive compensation program and recent changes that continue to support our company's evolution to a diversified specialty biopharmaceutical company.

B.    Expanded Shareholder Engagement

            In 2017, we expanded our shareholder outreach, reaching out to over 50 of our top shareholders, representing nearly 50% of our shares outstanding. We continued to engage with our investors on our executive compensation program, including disclosure trends and feedback on the structural changes to the compensation program that became effective in 2016, as well as other corporate governance topics covering, among other things, board composition, tenure, board assessment, sustainability and risk oversight.

            The feedback received from shareholders was generally positive and was brought to the Committee and Board for discussion. We are committed to ongoing shareholder engagement and consideration of feedback as we continually evaluate our executive compensation program.

C.    2017 Executive Compensation Program at a Glance

            Our compensation program design reflects our compensation philosophy and aligns well with our strategy, market practice and our shareholders' interests.

Base Salary

- Allows us to attract and retain talent in a highly competitive labor market
- Based on specialized qualifications, experience and role impact, and pay levels of comparable positions within peer group
- Salary increases based on competitive market, individual performance and size of company wide annual budget

Annual Incentive (Paid in cash)

<table>
<tr><th colspan="4">Company Performance Factors</th><th>Individual Performance Factor</th></tr>
<tr><td>EPS (50%)</td><td colspan="3">Critical measure of annual profitability, aligning our employees with our shareholders</td><td rowspan="6">◆ Committee judgment applied against pre-defined and measureable operational, financial, and strategic objectives
◆ Clear performance objectives are set at the beginning of each year to align with our company's goals
◆ Executives are assessed on "Results" and "Behaviors"–assessments are used as the basis for making individual compensation decisions</td></tr>
<tr><td>Revenues (25%)</td><td colspan="3">Foundation of long-term sustainable growth and competitve superiority</td></tr>
<tr><td rowspan="3">Pipeline (25%)</td><td>Near-Term Value (50%)</td><td>Regulatory submissions and product approvals</td><td rowspan="2">Increases focus on late-stage pipeline and development of a robust earlier pipeline</td></tr>
<tr><td>Long-Term Growth Potential (50%)</td><td>Development Candidates, First in Human, Registrational Study Starts</td></tr>
<tr><td>Qualitative Overlay</td><td colspan="2">Reflects management and the Board's holistic evaluation of our pipeline performance, including such considerations as the performance of high value assets and the integration of acquired assets, among other factors.</td></tr>
</table>

Long-Term Incentive (Paid in shares)

Performance Share Units (60%)

- Rewards the achievement of financial goals and further aligns executive compensation with the interests of our shareholders–Operating Margin (33%), Total Revenues (33%) and relative Total Shareholder Return (34%), each over an applicable three year performance period.

Market Share Units (40%)

- Rewards creation of incremental shareholder value
- Provides a mix of short, medium and long-term performance periods
- Multi-year vesting helps to promote retention while maintaining pay-for-performance link

D.    Our Company Performance in 2017 and Advancement of our Long-term Business Strategy

            As a diversified specialty biopharmaceutical company, our strategy is to combine the resources, scale and capability of a pharmaceutical company with the speed and focus on innovation of the biotech industry. Our four strategic priorities are to drive business performance, continue to build a leading franchise in immuno-oncology, maintain a diversified portfolio both in immuno-oncology and other core therapeutic areas, and continue our disciplined approach to capital allocation, including establishing partnerships, collaborations and in-licensing or acquiring investigational compounds and innovative delivery systems as an essential component of successfully delivering transformational medicines to patients.

            Building on this strategic foundation, our management's execution of our strategic priorities resulted in continued profitable growth in 2017 driven by strong performance of our prioritized brands as shown below, a disciplined approach to capital allocation and expense management, additional clinical and regulatory achievements, particularly in immuno-oncology, important business development activities that supplement our innovative pipeline, the continued evolution of our operating model, and a strong balance sheet. Looking ahead, we will continue to implement our biopharma strategy by driving the growth of key brands, executing product launches, investing in our diverse and innovative pipeline, aided by strategic business development, focusing on prioritized markets, increasing investments in our biologics manufacturing capabilities and maintaining a culture of continuous improvement with high integrity and ethics. For a discussion of our Board's involvement in the strategic planning process, please see "Board's Role in Strategic Planning and Risk Oversight" beginning on page 19.

Total Revenues of Prioritized Brands (Dollars in Millions)

▪     Management's execution of our strategic priorities in 2017 resulted in increased revenues of 7%.

▪     We achieved strong execution across marketed portfolio demonstrated by total sales growth of prioritized brands of 27%.

▪     We continued to build off our success with Opdivo, receiving additional approvals and other regulatory milestones and strong commercial execution in 2017, continuing to hold strong market share and reaching $4.9B in annualized sales in 2017, having only been on the market for three years.

▪     Outside of immuno-oncology, our cardiovascular product Eliquis grew by 46% to reach approximately $4.9B in global net sales, and became the number one novel oral anticoagulant in total prescriptions in the U.S. and in several countries around the world.

▪     In addition, Orencia and Sprycel reached approximately $2.5B and $2.0B in net sales, respectively.

▪     We continued to advance a diversified pipeline of innovative medicines, including next-generation immuno-oncology assets as well as assets in fibrosis, heart failure and immunoscience, which have the potential to be first-in-class or best-in-class.

▪     We executed important business development transactions both divesting non-core assets and supplementing our innovative pipeline, in particular our acquisition of IFM Therapeutics and licensing of Ono's EP4 programs, which broadens the company's immuno-oncology pipeline, and over 45 collaboration and license agreements, including with companies such as Halozyme, which provides the potential for new delivery mechanisms of our immuno-oncology medicines to patients, and Foundational Medicines and Qiagen, which enhance our capabilities in translational medicine.

E.    2017 Pay Decisions Align with Company Performance and Ongoing Evolution

Key Considerations

            Each year, when evaluating company and senior management performance and making its compensation decisions, the Committee considers our compensation philosophy and program structure, which underscores competitive compensation and pay for performance, striking the appropriate balance between (i) directly aligning executives' compensation with the fulfillment of our Mission and the delivery of shareholder value, (ii) making a substantial portion of our executives' compensation variable and at risk based on operational, financial, strategic and share price performance and (iii) attracting, retaining and engaging executives who are capable of leading our business in a highly competitive, complex, and dynamic business environment.

            For 2017, after reviewing all details of our financial and operational performance, our share price performance, and the individual performance of our executives, our Committee determined that the compensation of our executives under the program design continues to be appropriate.

The Committee looked at how all the elements of our compensation program design work together, noting the balance inherent in the 2016 re-design between short-term and long-term compensation and performance; top-line and bottom-line results; absolute and relative factors; and internal and market-based performance metrics. In evaluating 2017 performance, the Committee determined that the compensation of our executives appropriately reflects:

  ➢
  our financial and operational performance,
  ➢
  the advancement of the pipeline in 2017,
  ➢
  evolution of our operating model, and
  ➢
  the Committee's holistic assessment of the individual performance of our executives.

We believe that our core strategy will continue to create sustainable long-term value for shareholders, as evidenced by our 115% five-year total shareholder return that exceeds our peer group TSR over the same time period.

Other Key Factors Considered

As noted, our compensation program is guided by our compensation philosophy and principles and this is illustrated through the following elements of our program:

  •
  Balance of incentives created by the 2016 compensation re-design, which places greater emphasis on long-term performance.

  •
  Long-term equity incentive program significantly aligns executive compensation with shareholder value over the relevant period:

    o
    Long-term compensation emphasized in our overall executive pay mix (i.e., over 60% for our NEOs);

    o
    34% of the 2017 PSU grant is tied to 3-year TSR vs. our peer group; and

    o
    MSUs are also highly leveraged relative to changes in our share price.

  •
  Robust share ownership and retention guidelines further the alignment of management and shareholders.

F.    2017 Annual Incentive Program Results & Incentive Plan Target Setting Considerations

Annual Incentive Program Results

            Annual awards are determined based on a Company Performance Factor, which is calculated based on pre-defined financial and pipeline goals, and an Individual Performance Factor, which is calculated based on individual achievements against pre-defined strategic and operational goals. When determining the individual component of our annual incentive awards, the Committee considers each executive's contributions to the company's strategic achievements and financial and operational performance. In addition, the Committee considers how each executive demonstrates the Company's Behaviors, including among others, accountability, and his or her contributions to our company's culture of innovation, business integrity, ethics and compliance.

Target Setting Considerations

            At the beginning of each year, the Committee undertakes an incentive target setting process to establish targets that it believes will motivate our executives appropriately to deliver the performance that drives shareholder value creation in both the short and longer term.

            Taking into consideration, among other things, budget, operational priorities, long-term strategic plans, historical performance, product pipeline and other external factors, as well as the evolution of our business and product portfolio in the context of our transition to a diversified specialty biopharmaceutical company, the Committee set 2017 incentive targets in consideration of anticipated performance, in line with guidance provided to the market in early 2017 and in line with pipeline expectations. Later in the year, after the Committee set the targets, we met, or exceeded financial and operational goals in certain key areas, including growth of both revenues and non-GAAP earnings, earlier-than-expected regulatory approvals, important business development activities, and disciplined expense management, resulting in a revision of guidance to the market for the year.

            Further detail on annual target setting considerations for each of our NEOs is included beginning on page 41, under "Financial and Pipeline Metric Target Setting Considerations".

Year over Year Comparison of Financial and Pipeline Achievements for Company Performance Factor

	2016			2017

Performance Measure	Target	Actual	% of Target	Target	Actual	% of Target

Non-GAAP Diluted Earnings Per Share, Net of Share Repurchase(1)(2)	$2.35	$2.83	120.4%	$2.76	$2.94	106.5%

Total Revenues, Net of Foreign Exchange ($=MM)(2)	$17,596	$19,494	110.8%	$19,991	$20,683	103.5%

Pipeline Score	3	2	66.7%	3	3.5	116.7%

(1)
Consistent with the company's current policies and procedures, and shareholder feedback, the impact of share repurchases has been excluded from both target and achieved results.
(2)
Consistent with the company's past practice, non-GAAP diluted earnings per share, net of share repurchases and total revenues, net of foreign exchange, were each adjusted $0.03 and $65 million, respectively, due to an unanticipated favorable budget variance for Sprycel performance in Europe. The Committee determined that it was appropriate to exclude the impact of the unanticipated favorable budget variance because this event favorably impacted performance in an amount that was not determinable when the target was set in the first quarter of 2017.

            The Individual Performance Factors applied to our NEOs for 2017 ranged between 115% and 135%. Disclosure of our NEOs individual performance goals and achievements are detailed below beginning on page 42, under "2017 Individual Performance Assessment". Further detail on annual incentive awards for each of our NEOs is included on page 44, under "2017 Annual Incentive Awards".

Our Compensation Governance Reflects Market Best Practices

            We maintain a number of compensation governance best practices which support our overarching compensation philosophy and are fully aligned with our compensation principles, as discussed in the following section. Our compensation practices also align with input we have received from shareholders.

What We Do:		What We Don't Do:

✓	100% performance-based annual and long-term incentives	Generally no perquisites to our Named Executive Officers

✓	Caps on the payouts under our annual and long-term incentive award programs	Prohibition on speculative and hedging transactions

✓	Robust share ownership and share retention guidelines	No employment contracts with our Named Executive Officers

✓	Robust recoupment and clawback policies	Prohibition on re-pricing or backdating of equity awards

✓	Proactive shareholder engagement	No guaranteed incentives with our Named Executive Officers

✓	"Double-trigger" change-in-control agreements	No tax gross-ups

Executive Compensation Philosophy and Principles

Our executive compensation philosophy focuses on two core elements:

            Based on this philosophy, our compensation program is designed with the following principles in mind:

  ✓
  to pay our employees equitably based on the work they do, the capabilities and experience they possess, and the performance and behaviors they demonstrate (including passion, innovation, speed and accountability);

  ✓
  to promote a non-discriminatory and inclusive work environment that enables us to benefit from and to use as a competitive advantage the diversity of thought that comes with a diverse and inclusive workforce;

  ✓
  to motivate our executives and all our employees to deliver high performance with the highest integrity; and

  ✓
  to implement best practices in compensation governance, including risk management and promotion of effective corporate policies.

Benchmarking Analysis and Peer Group

Benchmarking Approach

            In general, our executive compensation program seeks to provide total direct compensation at the median of our primary peer group (as defined below) when targeted levels of performance are achieved. In any given year, however, we may target total direct compensation for a particular executive above or below the median of our primary peer group due to multiple factors, including competencies, qualifications, experience, responsibilities, contribution, individual performance, role criticality and/or potential. We may also target total direct compensation above the median of our primary peer group to attract and retain talent within the competitive biopharmaceutical industry marketplace. We define total direct compensation as base salary plus target annual incentive award plus the fair value of annual long-term equity incentive awards on the date of grant.

            Paying at competitive levels when targeted levels of performance are achieved allows us to attract and retain the talent we need to continue driving performance, while enabling us to maintain a competitive cost base with respect to compensation expense.

Benchmarking Process

            The Committee's independent compensation consultant annually conducts a review of the compensation for our Named Executive Officers, including compensation information compiled from publicly filed disclosures of our primary and extended peer groups. Pay levels of our peers are used as a reference point, among other factors, when determining individual pay decisions (i.e., base salary levels, the size of salary adjustments, if any, target annual incentive levels and long-term equity incentive award size).

2017 Peer Groups

            We regularly monitor the composition of our peer groups and make changes when appropriate. Our peer groups in 2017 remained unchanged and consisted of the following companies:

Primary Peer Group		Extended Peer Group(1)
AbbVie Inc.	Gilead Sciences Inc.	AstraZeneca PLC
Amgen Inc.	Johnson & Johnson	GlaxoSmithKline PLC
Biogen Inc.	Merck & Co.	Roche Holding AG
Celgene Corporation	Pfizer, Inc.	Novartis AG
Eli Lilly and Company		Sanofi

(1)     Our extended peer group includes the primary peer group plus these five companies based outside the U.S.

            Primary Peer Group: The Committee believes the companies included in our 2017 primary peer group are appropriate given the unique nature of the biopharmaceutical industry. These companies represent our primary competitors for executive talent and operate in a similarly complex regulatory and research driven environment.

            In determining our primary peer group, we believe emphasis should be placed on whether a company competes directly with us for the specialized talent necessary to further drive our success as a diversified specialty biopharmaceutical company. We also consider company size in determining our peer group. The companies in our primary peer group all had annual revenues of at least $9 billion. BMS was slightly below the 25th percentile in revenue and between the 25th percentile and the median in market capitalization amongst our primary peer group.

            Extended Peer Group: We also review an extended peer group, which is comprised of the nine companies in our primary peer group plus five companies based outside the U.S. This extended peer group serves as an additional reference point for compensation practices, including understanding of the competitive pay environment as it relates to the global nature of both our business and the competition for talent.

2017 Target Compensation Benchmarks

            Target compensation for Dr. Caforio was at approximately the median of Chief Executive Officers within our current proxy peer group. The Committee believes Dr. Caforio's compensation package positions him appropriately among his peers when taking multiple factors into consideration. On average, our other Named Executive Officers were also at approximately the median of our current proxy peer group, with variation by position.

Components of Our 2017 Compensation Program

  Core components of our 2017 executive compensation program:

        ▪
        Base Salary

        ▪
        Annual Incentive Award

        ▪
        Long-Term Equity Incentives, comprised of:
          –
          Performance Share Units
          –
          Market Share Units

            The Committee believes this structure aligns with a continued commitment to emphasizing variable, or "at risk," compensation for our Named Executive Officers. The following charts provide an overview of the 2017 executive compensation components for the CEO and other NEOs, and highlights the percentage of target compensation that is variable and at risk.

            This target mix supports the core elements of our executive compensation philosophy by emphasizing long-term, stock based incentives while providing competitive annual cash components, aligning our executive compensation program with our business strategy.

            The following sections discuss the primary components of our executive compensation program and provide detail on how specific pay decisions were made for each NEO in 2017. See "Compensation of our New Chief Scientific Officer" beginning on page 48 for a discussion on Dr. Thomas Lynch, Jr.'s compensation.

Base Salary

            Base salaries are used to help us attract talent in a highly competitive labor market. The salaries of our executives are primarily established on the basis of the specialized qualifications, experience and criticality of the individual executive and/or his or her role and the pay levels of comparable positions within our primary peer group. Salary increases for our executives are determined based on both the performance of an individual and the size of our annual increase budget in a given year, which is based in part on an assessment of market movement related to salary budgets for our peer companies and broader general industry trends. Therefore, we typically set our annual salary increase budgets based on the median of such forecasts. There may be adjustments to salary from time to time to recognize, among other things, when an executive assumes significant increases in responsibility and/or is promoted, and to reflect competitive pay based on market data for individual executive roles.

            In 2017, in accordance with our company wide merit review process, employees, including the Named Executive Officers, were eligible for a merit increase provided their performance fully met or exceeded expectations on both Results and Behaviors. Employees rated below the fully-performing level typically receive either a reduced merit increase or no salary increase depending on the extent to which they were rated below the fully-performing level. Effective April 1, 2017, Dr. Caforio received an increase of 3.2%, Mr. Bancroft received an increase of 3%; and Ms. Leung received an increase of 3%. Mr. Gordon received a 5% salary increase effective April 1, 2017 and a subsequent 5% salary increase effective April 20, 2017, to bring him closer to the median target pay compared to his peers and reflective of his role expansion and increased responsibilities.

Annual Incentive Program

            Our annual incentive program is designed to reward performance that supports our business strategy as a diversified specialty biopharmaceutical company and our Mission to help patients prevail over serious diseases. The annual plan aligns with our business strategy and Mission by sharpening management's focus on key financial and pipeline goals, as well as by rewarding individual performance (both Results and Behaviors), consistent with our pay-for-performance philosophy.

            Each NEO's target annual incentive is expressed as a percentage of base salary. Annual incentive awards for each NEO are determined by evaluating both company performance (as measured by the Company Performance Factor) and individual performance (as measured by the Individual Performance Factor). The maximum incentive opportunity for each NEO is 200% of target.

            The Company Performance Factor can range from 0% to 152%, based on financial achievements and pipeline results, and the Individual Performance Factor can range from 0% to 165%, based on individual performance (both Results and Behaviors), subject to a 200% of target maximum payout. The graphic below illustrates the calculation used to determine annual incentive plan awards.

Annual Incentive Award Calculation for Named Executive Officers

Performance Metrics Underlying the Company Performance Factor

            Our 2017 incentive plan design has the following corporate-wide measures, which apply to all employees eligible to participate in the annual incentive plan, including our Named Executive Officers:

2017 Metric and Weighting	What It Is	Why It's Important
Earnings Per Share (EPS) (50%)	Non-GAAP Diluted EPS (Net Income divided by outstanding shares of common stock)	A critical measure of annual profitability aligning our employees' interests with those of our shareholders
Total Revenues (25%)	Total Revenues, net of foreign exchange (Total revenues minus reserves for returns, discounts, rebates and other adjustments)	A measure of topline growth that creates a foundation of long-term sustainable growth and competitive superiority
Pipeline (25%)	• Near-Term Value (Submissions and approvals) • Long-Term Growth Potential	Increases BMS-wide focus on delivery of our late-stage pipeline and continued development of a robust pipeline through both internal efforts and business development

            Our pipeline metric highlights the importance of pipeline delivery to the near-term and long-term success of the company. This metric measures the sustainability and output of our R&D pipeline portfolio and is comprised of goals in two categories, Near-Term Value and Long-Term Growth Potential with a Qualitative Overlay:

Metric	What It Is	Why It's Important
Near-Term Value (50%)	Regulatory submissions and approvals for new medicines and new indications and formulations of key marketed products in the U.S., EU, China and Japan	Recognizes delivery of the late-stage pipeline, which drives near-term value
Long-Term Growth Potential (50%)	• Development Candidates • First in Human • Registrational Study Starts	Recognizes the progression and successes of the R&D pipeline at various stages of development, including internally and externally-sourced compounds
Qualitative Overlay
Reflects management's, the Science & Technology Committee's (S&T) and the Committee's holistic evaluation of our pipeline performance, including such considerations as the performance of high value assets and the integration of acquired assets, among other factors.

Financial and Pipeline Metric Target Setting Considerations

            At the beginning of each year, the Committee undertakes an incentive target setting process to establish targets that it believes will motivate our executives appropriately to deliver the high performance that drives shareholder value creation in both the short and longer term.

            Financial and strategic performance targets are:

  •
  Predefined;
  •
  Stretch goals that aligned with earnings guidance;
  •
  Tied to the key financial objectives of the company; and
  •
  Aligned with industry benchmarks on speed of commercial launch and expected market adoption.

            Pipeline performance targets are:

  •
  Set in collaboration with the Science and Technology Committee (the "S&T Committee");
  •
  Aligned with the company's strategic plan and key value drivers;
  •
  Aligned with industry benchmarks on typical clinical study duration and regulatory approval timelines;
  •
  Separated into two performance categories, "Near-Term Value" and "Long-Term Growth Potential" subject to a qualitative overlay; and
  •
  Reflective of annual milestones that link short-term outcomes to long-term strategic R&D priorities (milestones for higher value assets are emphasized in goal setting to provide a framework that assesses not only quantity, but also quality and impact of milestones).

            The S&T Committee also identifies those highest value assets and the integration of acquired assets, among other factors, the importance of which will inform the application of a qualitative overlay.

            In establishing targets and goals each year, the Committee considers budget, operational priorities, long-term strategic plans, historical performance, product pipeline and external factors, including external expectations, competitive developments, and the regulatory environment, among other things.

            The Committee set 2017 incentive targets in consideration of anticipated performance, in line with guidance provided to the market in early 2017 and in line with commercial and pipeline expectations. Later in the year, after the Committee set the targets, we met, or exceeded financial and operational goals in certain key areas, including growth of both revenues and non-GAAP earnings, earlier-than-expected regulatory approvals, important business development activities, and disciplined expense management, resulting in a revision of guidance to the market for the year.

2017 Company Performance Factor Achievements

            The table below shows the performance and resulting payout percentage of the performance measures used for our 2017 annual incentive plan:

Performance Measure	Target	Actual	% of Target	Resulting Payout Percentage
Non-GAAP Diluted Earnings Per Share, Net of Share Repurchase(1)(2)	$2.76	$2.94	106.5%	119.00%
Total Revenues, Net of Foreign Exchange ($=MM)(2)	$19,991	$20,683	103.5%	134.11%
Pipeline Score	3	3.5	116.7%	113.04%
Total	—	—	108.3%	121.29%

(1)
Consistent with the company's current policies and procedures, and shareholder feedback, the impact of share repurchases has been excluded from both target and achieved results.
(2)
Consistent with the company's past practice, non-GAAP diluted earnings per share, net of share repurchases and total revenues, net of foreign exchange, were each adjusted $0.03 and $65 million, respectively, due to an unanticipated favorable budget variance for Sprycel performance in Europe. The Committee determined that it was appropriate to exclude the impact of the unanticipated favorable budget variance because this event favorably impacted performance in an amount that was not determinable when the target was set in the first quarter of 2017.

            For the pipeline metric, after the performance period is complete, the S&T Committee reviews our performance in the categories identified above, including a qualitative assessment of results, and determines a performance score using a scale of one to five, with three being target. For 2017, the S&T Committee recommended, and the Committee approved, a pipeline score of 3.5 based on the following results:

Individual Performance Factor

            Our executive compensation program is designed to reward executives for financial, operational, strategic, share price and individual performance while demonstrating high ethical standards. We believe this structure appropriately incentivizes our executives to focus on our long-term business strategy, to achieve our Mission to help patients prevail over serious diseases, and to attain sustained long-term value creation for our shareholders.

When determining individual award levels, the Committee considers (i) individual performance against strategic, financial and operational objectives that support our long-term business strategy and shareholder value creation ("Results") and (ii) an executive's demonstration of the behaviors defined in the Bristol-Myers Squibb Commitment and our BMS Behaviors ("Behaviors") identified in the box to the right. Also embedded in this determination is the ongoing assessment of enterprise risk, including reputational risk stemming from the dynamic external environment. In particular, we evaluate how each of our executives demonstrate our Company Behaviors in the execution of their day-to-day decisions. This evaluation is one input into the determination of payouts under both the annual incentive and long-term equity incentive programs. Therefore, given the direct link between Behaviors that impact payout and our executive compensation program's emphasis on sustainable long-term value, we minimize and appropriately reduce the possibility that our executive officers will make excessively or inappropriately risky decisions that could maximize short-term results at the expense of sustainable long-term value creation for our shareholders.

2017 Individual Performance Assessment

            When determining the individual component of the annual incentive awards, the Committee considered each executive's contributions to our company's strategic achievements and financial and operational performance as well as his or her demonstration of Company Behaviors. The Committee evaluated our NEO's performance against clear and pre-defined objectives established at the beginning of the year and tied to the company's key strategic objectives.

            For the CEO, the Committee evaluated the following in determining his individual performance modifier:

2017 CEO PERFORMANCE EVALUATION

STRATEGIC OBJECTIVE	EVALUATION
Drive performance of the business: Achieve budgeted financial targets established at the beginning of the year, including revenues, non-GAAP EPS, gross margin and operating margin, and increase competitiveness as a diversified Specialty BioPharma company, including ensuring supply chain reliability, achieving predefined customer service metrics for all products and accelerating strategic plan deliverables. Execute on-time completion of 2017 deliverables against company transformation plan.

•

Exceeded target for revenues, operating margin and non-GAAP EPS, as a result of strong commercial execution; narrowly missed gross margin target due to product mix.

•

Met or exceeded all customer service metrics with 99% customer service satisfaction for all products.

•

Met target for supply chain reliability and manufacturing capacity despite setbacks at manufacturing sites impacted by hurricanes in Puerto Rico.

•

Significant progress on transformation deliverables, exceeding savings goal with significant re-allocation of resources to R&D in 2018; plan remains on track.

Enhance the value of the portfolio and diversify for long-term growth: Maximize portfolio value of brands/assets, accelerate key inline growth drivers and maximize near-term value and long-term growth potential goals, including achieving budgeted revenues targets for core products, key product approvals, regulatory submissions, regulatory study starts, and other key pipeline milestones.

•

Exceeded revenue targets for Opdivo, Yervoy, Eliquis and Sprycel and achieved double-digit sales growth for prioritized brands compared to 2016.

•

Exceeded or met U.S. new patient share objectives, including Opdivo in second-line lung cancer.

•

Additional indications approved for Opdivo, including in Japan for second-line head & neck cancer and gastric cancer; in the U.S. for adjuvant melanoma (due to early stoppage of Checkmate 238 due to relapse free survival advantage of Opdivo compared to Yervoy), metastatic colorectal cancer and second-line liver and bladder cancers (bringing total U.S. indications to a record 14 in under three years); and for Europe, including second line bladder and head & neck cancer.

•

Orencia approved for psoriatic arthritis in the U.S. and EU; and for juvenile idiopathic arthritis in the U.S.

•

Early stoppage of Checkmate 214 for renal cell carcinoma due to overall survival advantage of Opdivo compared to Sunitinib.

•

15 registrational studies initiated and other high value pipeline milestones met or exceeded.

•

Key business development transactions executed, including over 45 strategic partnerships and collaborations that supplement our innovative pipeline.

Evolve our culture and execute our People Strategy: Embed our strategy to engage, empower and enrich employees (the "People Strategy") and accelerate the evolution of our culture, including continuing to deepen employee engagement and cultivate great managers, delivering measureable improvements in key areas of focus, including, among others, diversity and inclusion, and continuing to set a firm "tone at the top" on a culture of business integrity, ethics and compliance, among others.

•

Launched comprehensive approach to deepen engagement of global leadership team and cultivate great managers.

•

Continued to reinforce integrity and ethics across all key employee communications.

•

Progress made on diversity and inclusion initiatives with representation of women globally and underrepresented ethnic groups in the U.S.; inclusion index scores remain high for annual employee engagement survey.

•

Robust management development plans in place and being executed in support of succession planning for critical positions.

Individual Performance Modifier Based on CMDC Evaluation: 135%

            In addition, the Committee noted the following with respect to each of our other NEOs:

            For Mr. Bancroft, the Committee considered: (i) his significant leadership in the achievement of strong operational results: Total Revenues increased by 7% and non-GAAP EPS increased by 6%—with the 77% decrease in GAAP EPS primarily due to an approximately $3B charge related to tax reform; and maintaining a strong balance sheet; (ii) his continued leadership in driving the evolution of our operating model while ensuring a balanced approach to capital allocation, returning capital to shareholders in dividends and share repurchases; and (iii) his oversight and leadership in executing business development transactions, with a focus on supplementing our innovative pipeline, as well as divesting non-core assets. This enabled the company to enter into over 45 collaboration and license agreements, with notable transactions such as our acquisition of IFM Therapeutics and the agreement with Halozyme, which provides the potential for new delivery mechanisms of our immuno-oncology medicines to patients.

            For Dr. Lynch, the Committee considered: (i) the immediate positive impact Dr. Lynch has had on the R&D organization with his appointment as Chief Scientific Officer in March 2017; (ii) the significant advancement of the pipeline, including both clinical and regulatory achievements (including high value milestones that were not expected until 2018), notably 31 regulatory submissions and approvals, 36 pipeline projects meeting transition milestones, and the achievement of FDA approvals for Opdivo for the treatment of Bladder Cancer, MSI-High Colorectal Cancer, Liver Cancer, Gastric Cancer, and Adjuvant Melanoma; (iii) his leadership in driving the evolution of our operating model within the R&D organization, including the recruitment of diverse talent to key R&D Leadership roles; and (iv) his strong partnership with our commercial and global manufacturing organizations, which has resulted in increasingly seamless transitions and faster development for our products.

            For Ms. Leung, the Committee considered: (i) her role in providing consistently sound legal advice to senior management and the Board of Directors; (ii) her successful management of multiple, significant legal issues across all teams and functions, including among others, successful execution of robust commercial defense, intellectual property and patent strategies; (iii) her role in supporting multiple business development transactions, including innovative partnerships and worldwide licensing agreements; (iv) her contributions and performance as a trusted and respected senior leader who provides valuable strategic advice and whose impact spans across all teams and functions; and (v) her strong advocacy and sponsorship of diversity and inclusion both internally and externally.

            For Mr. Gordon, the Committee considered: (i) his leadership role in our strong commercial execution, specifically Opdivo reaching $4.9B in annualized sales in 2017, Eliquis' strong performance growing by 46% to reach approximately $4.9B in global net sales—achieving the status as the number one novel oral anticoagulant in total prescriptions in the U.S. and in several countries around the world, as well as significant growth across other prioritized brands, including Orencia and Sprycel, reaching approximately $2.5B and $2.0B in net sales, respectively; (ii) his leadership in strong international launches of prioritized brands; (iii) his leadership in the transformation of the global commercial function, including building new capabilities in market access; and (iv) his direct sponsorship of one of our innovative people and business resource groups, specifically focused on the development and advancement of women.

2017 Annual Incentive Awards

            The actual annual incentive awards paid to our Named Executive Officers are shown in the table below and can also be found in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column:

Executive	Target Incentive Award	Applying Company Performance Factor(1)	Actual Payout(2)
Giovanni Caforio, M.D.	$2,381,250	$2,888,218	$3,899,094
Charles Bancroft	$1,196,753	$1,451,542	$1,887,005
Thomas J. Lynch, Jr., M.D.	$999,960	$1,212,851	$1,576,706
Sandra Leung	$947,437	$1,149,146	$1,493,890
Murdo Gordon	$847,024	$1,027,355	$1,181,458

(1)
Adjusted to reflect Company Performance Factor (financial and pipeline performance) earned at 121.29%.
(2)
Adjusted to reflect individual performance.

            As set forth in the table above, the Company Performance Factor of 121.29% was applied to each Named Executive Officer's target incentive award. Then, an individual performance payout factor was applied to determine the actual payout. The Committee can approve an Individual Performance Factor up to 165% of the adjusted incentive, subject to 200% of target maximum payout. Based on the performance highlighted the Committee approved Individual Performance Factors ranging between 115% and 135% for our Named Executive Officers.

Long-Term Incentive Program

            Like our annual incentive plan, our long-term equity incentive program is designed to reward performance that supports our strategic objectives and creates value for our shareholders. A significant percentage of our Named

Executive Officers' compensation is in the form of equity that vests over several years, which is designed to closely tie the interests of our Named Executives Officers' to the interests of our shareholders. Our long-term equity incentive program also is designed to promote retention through multi-year vesting.

            In 2017, we continued to offer two long-term award vehicles, each of which served a different purpose:

  •
  Performance Share Unit Awards:  rewards the achievement of key financial goals and the value created for shareholders as measured by relative TSR over a three-year period ending in the first quarter of the applicable year.

  •
  Market Share Unit Awards:   rewards the creation of incremental shareholder value over a long-term period.

            We believe our long-term equity incentive program serves the best interests of our shareholders by focusing the efforts of our executives on key drivers of both short and long-term success and on shareholder value. Key aspects of the long-term equity incentive program include:

  •
  100% of executives' long-term equity incentive awards are performance-based;

  •
  The design of our long-term equity incentive program applies to all our executives, not just our most senior, thus promoting organizational alignment with our recruitment and business strategy; and

  •
  Our long-term equity incentive program serves as a retention lever, through vesting and payout over several years.

2017 Equity Incentive Program Summary

	Performance Share Units	Market Share Units
Proportion of Annual Grant	60%	40%

Metrics & Weighting	Non-GAAP Operating Margin: 33% Total Revenues (ex-fx): 33% 3-Year Relative TSR: 34%	Share Price Performance

Min / Max Payout (% of Target Units)	0% / 200%	0% / 200%*

Vesting	3-year, cliff vesting	4-year, ratable vesting

  * The number of shares earned from Market Share Units (MSUs) can increase or decrease, in proportion to the change in our share price over the one-, two-, three and four-year performance periods. The minimum share price achievement required to earn any shares from MSUs is 60% of the grant date stock price. Accordingly, if 60% is not achieved, zero shares will vest. Both vehicles are designed to be performance-based within the meaning of the applicable Section 162(m) provision of the Internal Revenue Code.

Our Long-term Incentive Program Design Promotes the Creation of Sustainable Long-term Value for Shareholders

            Our overall philosophy to create sustainable shareholder value is primarily focused on strong year-to-year financial and operational performance and on the development and advancement of our pipeline over the long-term. Additionally, as noted, our long-term equity incentive program is tied directly to our stock price performance to closely align the interest of our executives with the interests of our shareholders. Namely, 100% of our executives' long-term equity incentive awards are performance based, which results in a significant portion of their total compensation being tied to our stock price performance and the creation of value for our shareholders.

Cumulative Indexed Total Shareholder Return

2017 Performance Share Unit Awards

            Following extensive engagement with shareholders and an in-depth review of our compensation program in the context of our strategic goals and current product portfolio, the Committee made a number of changes to the PSU program that became effective in 2016, with the first three-year performance cycle under the new design scheduled to be paid, if earned, in 2019. These changes include:

•

Lengthening of the performance period of financial measures from one year to three years;

•

Incorporating the three-year relative TSR as a core performance measure rather than a modifier; and

•

Introducing a new mix of financial performance measures that create stronger alignment with our strategic goals and reduce the overlap of performance metrics in our annual and long-term incentive programs. Specifically, the performance measures for PSU awards are cumulative total revenues (ex-fx), cumulative non-GAAP operating margin, and relative TSR expressed as a percentile rank relative to our peer group. TSR performance must be at median for target shares to be earned.

            The structure of our 2017 financial metrics and three-year relative TSR modifier in our PSU program are detailed below.

2017-2019 PSU Payout Schedule
	2017-2019 Cumulative Operating Margin (33%)		2017-2019 Cumulative Total Revenues (ex-fx) (33%)		3-Year Relative TSR (34%)
	Achievement	Payout	Achievement	Payout	TSR Percentile	Payout
Maximum	115%	200%	110%	200%	80%ile	200%
Target	100%	100%	100%	100%	50%ile	100%
Threshold	85%	50%	90%	50%	35%ile	50%
Below Threshold	<85%	0%	<90%	0%	<35%ile	0%

Market Share Unit Awards

            MSUs comprise 40% of our executives' target long-term equity incentives. Each grant of MSUs vests 25% on each of the first four anniversaries of the grant date and the number of shares received by an executive upon payout is increased or decreased depending on the performance of our stock price during the one-, two-, three- and four-year performance periods.

            Upon vesting, a payout factor is applied to the target number of MSUs vesting on a given date to determine the total number of units paid out. If our stock price increases during the performance period, both the number of units and value of shares that vest increases. If our stock price declines during the performance period, both the number of units and value of shares that are eligible to vest will be reduced. The payout factor is a ratio of the ten-day average closing price on the measurement date divided by the ten-day average closing price on the grant date. Beginning with our 2013 annual MSU award grant, the measurement date is the February 28 immediately preceding the vesting date. The minimum payout performance factor that must be achieved to earn any payout is 60% and the maximum payout factor is 200%. If our stock price performance is below 60%, then the portion of the award scheduled to vest will be forfeited. The following chart shows the performance periods for the MSU awards granted to our executives in March 2017:

Performance Results

            The following table summarizes the payout factors relating to the tranches that vested in the first half of 2017 for MSU awards outstanding at that time:

Grant Date	Vesting Date	# of Years in Performance Period	Payout Factor
March 10, 2013	March 10, 2017	4	149.03%
March 10, 2014	March 10, 2017	3	100.77%
March 10, 2015	March 10, 2017	2	86.90%
May 5, 2015*	May 5, 2017	2	82.78%
March 10, 2016	March 10, 2017	1	85.61%

*Reflects CEO grant on promotion to CEO.

Restricted Stock Units and Stock Options

            Restricted stock units may be granted selectively to executives at other times of the year generally as inducement grants as part of an offer in attracting candidates to BMS, for retaining employees, or for providing special recognition, such as when an employee assumes significant increases in responsibility. During 2017, no special restricted stock unit awards were granted to any of our Named Executive Officers, other than an inducement grant as part of a total offer package to attract Dr. Thomas Lynch, Jr. to the position of Chief Scientific Officer in March 2017. We have not granted any stock options to our executives since 2009.

Process for Annual Equity Award Grants

            Annual equity awards are typically approved on the date the Committee and full Board meet during the first week of March with a grant effective date of March 10. We believe that consistent timing of equity award grants is a good corporate governance practice that reduces the risk of selecting a grant date with a preferential stock price.

            Beginning with the equity awards granted in March 2014, the Committee established annual equity award guidelines for all executives at the company, including our Named Executive Officers other than the CEO, as a percentage of salary rather than a fixed dollar amount. The CEO's long-term equity incentive award level is assessed by the Committee annually. In addition, in 2014 we eliminated dividend equivalents under all of our annual equity awards, including our PSUs and MSUs.

            Based upon individual performance, an executive other than the CEO may receive a long-term equity incentive award ranging from 0% to 150% of the target award. Once the grant value is established for each executive, 60% of the value is converted into PSUs and 40% into MSUs.

            In determining the size of the individual long-term equity incentive awards granted to our Named Executive Officers in March 2017, the Committee considered the prior year's performance (both Results and Behaviors) of each executive as well as ways to motivate our Named Executive Officers to focus on the company's long-term performance over the next three years and beyond. Each Named Executive Officer, other than the CEO, had a target value for their long-term equity incentive award granted in March 2017. The Committee approved individual awards ranging between 130% and 140% of the target value for these Named Executive Officers. The CEO's long-term equity incentive award is not based on a target value and is determined annually by the Committee based on competitive benchmarks and individual performance and contributions. Dr. Caforio's award took into account his strong performance as CEO during 2016 and a long-term equity incentive opportunity that was commensurate with his role as CEO and the competitive market pay for that position.

Compensation of our New Chief Scientific Officer

            As noted, effective March 16, 2017, we successfully recruited Dr. Thomas J. Lynch, Jr. to join the company as Executive Vice President and Chief Scientific Officer. In connection with that recruitment, Dr. Lynch was provided a competitive compensation package with the following key items:

  •
  His annual base salary was set at $1,000,000 with a target bonus opportunity of 120% of base salary, resulting in a total target cash compensation opportunity of $2,200,000.

  •
  He also received the following awards upon hire: a cash payment of $1,400,000 and 25,184 restricted stock units that will vest at the rate of 25% on each of the first, second, third and fourth anniversaries of the grant date.

  •
  Additionally, he received long-term equity incentive awards totaling 36,427 performance shares units and 24,285 market share units, on terms and conditions set forth in the company's standard form of award agreements under the company's 2012 Stock Award and Incentive Plan.

  •
  Change-in-control and severance benefits in the event of involuntary termination without cause in the same form as provided to our current Named Executive Officers.

Other Elements of 2017 Compensation

            In addition to the components set forth above, our senior executives, including all of our Named Executive Officers, were entitled to participate in the following plans or arrangements in 2017:

Other Elements of 2017 NEO Compensation

      ▪
      Post-Employment Benefits
        –
        Change-in-Control-Arrangements
        –
        Severance Plan
        –
        Qualified and Non-Qualified-Pension Plans (Frozen; applicable only to
        Messrs. Gordon and Bancroft and Ms. Leung)
        –
        Qualified and Non-Qualified Savings Plans
        –
        Annual Incentive Deferral Plan

      ▪
      Other Compensation

Post-Employment Benefits

            We offer certain plans which provide compensation and benefits to employees who have terminated their employment. These plans are periodically reviewed by the Committee to ensure that they are consistent with competitive practice. The plans offered are common within our primary peer group and enhance our ability to attract and retain key talent.

Change-in-Control Arrangements

            We have entered into change-in-control agreements with certain executives including the CEO and other Named Executive Officers. These agreements enable management to evaluate and support potential transactions that might be beneficial to shareholders even though the result would be a change-in-control of BMS. Additionally, the agreements provide for continuity of management in the event of a change-in-control. Our agreements require a "double-trigger" before any payments are made to an executive. This means that payments are only made in the event of a change-in-control and subsequent involuntary termination or termination for good reason of the employee within either 36 months or 24 months after a change-in-control.

            We do not gross up compensation on excess parachute payments for any of our executives, including all of our Named Executive Officers.

            If a change-in-control occurs during the term of the agreement, the agreement will continue in effect for either 36 months or 24 months beyond the month in which such change-in-control occurred, as applicable. The value of this benefit for our Named Executive Officers is provided in the "Post-Termination Benefits" section.

Severance Plan

            The Bristol-Myers Squibb Senior Executive Severance Plan provides a competitive level of severance protection for certain senior executives (including the Named Executive Officers) to help us attract and retain key talent necessary to run our company. The value of this benefit for our Named Executive Officers is shown in the "Post-Termination Benefits" section beginning on page 61.

Defined Benefit Pension Plans

            Our frozen defined benefit pension plans provide retirement income for U.S. employees who joined the company and were U.S. employees prior to December 31, 2009 following their retirement. The Retirement Income Plan is a tax-qualified plan, as defined under IRS regulations, and the Benefit Equalization Plan relating to the Retirement Income Plan is a non-qualified plan that provides pension benefits above those allowed under the contribution limits for tax-qualified plans. The Summary Compensation Table reflects the annual increase in the actuarial value of these benefits. Current accrued benefits for each of the participating Named Executive Officers are provided in the Pension Benefit Table. As of December 31, 2009, we discontinued service accruals under our qualified and nonqualified pension plans in the U.S. and Puerto Rico for active plan participants, including all of our Named Executive Officers, and closed the plans to new participants. For active plan participants at year-end 2009, we allowed five additional years of pay growth in our pension plans. Accordingly, 2014 was the last year of pay growth under our pension plans. These actions were taken to align our retirement program with our new biopharmaceutical business strategy and culture, to mitigate volatility risk to the company, to respond to the competitiveness of a changing industry, and meet the mobility and career expectations of an evolving workforce.

Savings Plans

            Our savings plans allow U.S. employees to defer a portion of their total eligible cash compensation and to receive matching contributions from BMS to supplement their savings and retirement income. The Savings and Investment Program is a tax-qualified 401(k) plan, as defined under IRS regulations, and the Benefit Equalization Plan for the Savings and Investment Program is a nonqualified deferred compensation plan that allows a select group of management and highly compensated employees to defer a portion of their total eligible cash compensation and to receive matching contributions from BMS in excess of the contributions allowed under the Savings and Investment Program. The savings plans are designed to allow employees to accumulate savings for retirement on a tax-advantaged basis. The company matching contribution under our savings plans equals 100% of the employee's contribution on the first 6% of eligible compensation that an employee elects to contribute. Employees are eligible for an additional automatic company contribution that is based on a point system of an employee's age plus service as follows: below 40 points, the automatic contribution is an additional 3% of total cash; between 40 and 59 points, the contribution is 4.5%; and at 60 points and above, the contribution is 6%. For those employees with 60 or more points who had 10 or more years of service at year-end 2009, we provided an additional automatic contribution of 2% for a five-year period. Accordingly, 2014 was the last year for this additional 2% automatic contribution for this group. As of December 31, 2009, each Named Executive Officer other than Drs. Caforio and Lynch had earned over 60 points and had more than ten years of service. All U.S. employees are eligible to participate in the Savings Plan. The Summary

Compensation Table reflects company contributions to these plans during 2017 in the "All Other Compensation" column. The Non-Qualified Deferred Compensation Table provides more detail on the Benefit Equalization Plan for the Savings and Investment Program.

Annual Incentive Deferral Plan

            We maintain a non-qualified deferred compensation plan for our executives, including our Named Executive Officers. Until we discontinued new deferrals under the plan, effective January 1, 2010, the plan permitted executives to defer up to 100% of their annual cash incentive awards into a choice of two funds: a Bristol-Myers Squibb common stock unit fund and a U.S. Treasury Bill fund. Although we no longer permit new deferrals under the plan, we maintain the plan for executives who made deferrals prior to 2010. We do not pay above-market interest rates on these investments. Upon retirement or termination, plan participants are eligible to receive their deferred amounts based on a previously selected payout schedule. The Non-Qualified Deferred Compensation Table provides more detail on this plan for those Named Executive Officers who made deferrals prior to January 1, 2010.

Other Compensation

            We generally do not provide perquisites or other personal benefits to our Named Executive Officers that are not otherwise available to all salaried employees. However, in 2017, our Named Executive Officers were provided benefits intended for business purposes that were in addition to the benefits offered to all salaried employees. In certain exigent circumstances, these benefits may be used for personal use, which would then be considered part of the Named Executive Officer's total compensation and would be treated as taxable income under the applicable tax laws. We do not reimburse the Named Executive Officers for any taxes paid on such income. Please see "All Other Compensation" for a further discussion on the perquisites amounts required to be disclosed under SEC rules.

Our Compensation Program Design Process

Compensation and Management Development Committee

            The Committee is responsible for providing oversight of our executive compensation program for the Named Executive Officers as well as other members of senior management. The Committee is responsible for setting the compensation of the Chief Executive Officer and approving the compensation of all of the other Named Executive Officers and certain other members of senior management.

            The Committee annually reviews and evaluates the executive compensation program to ensure that the program is aligned with our compensation philosophy and with our performance. See page 23 for a discussion of the duties and responsibilities of the Committee in more detail.

Independent Compensation Consultant

            The Committee has retained Compensation Advisory Partners, LLC (CAP) on an annual basis as its independent compensation consultant to provide executive compensation services to the Committee. CAP reports directly to the Committee, and the Committee directly oversees the fees paid for services provided by CAP. The Committee instructs CAP to give advice to the Committee independent of management and to provide such advice for the benefit of our company and shareholders. CAP does not provide any consulting services to BMS beyond its role as consultant to the Committee.

            In 2017, CAP provided the following services:

  •
  reviewed and advised on the composition of the peer group used for competitive benchmarking;

  •
  participated in the design and development of our executive compensation program;

  •
  provided an assessment of BMS senior executive pay levels and practices relative to peers and other competitive market data;

  •
  provided an annual analysis of industry trends among the peers and best practices related to pay program design and other program elements;

  •
  reviewed and advised on all materials provided to the Committee for discussion and approval; and

  •
  attended all of the Committee's regularly-scheduled meetings in 2017 at the request of the Committee.

            The Committee reviews the independence of CAP annually in accordance with its charter, applicable SEC rules and NYSE listing requirements. After review and consultation with CAP, the Committee has determined that CAP is independent, and there is no conflict of interest resulting from retaining CAP currently or during the year ended December 31, 2017.

Role of Company Management

            The CEO makes recommendations to the Committee concerning the compensation of Named Executive Officers other than the CEO, as well as other members of senior management. In addition, the CEO, CFO and, in the case of our pipeline performance metric, the Chief Scientific Officer, are involved in recommending for the Committee's approval the performance goals for the annual and long-term incentive plans, as applicable. The Chief Human Resources Officer works closely with the Committee, its independent compensation consultant and management to (i) ensure that the Committee is provided with the appropriate information to make its decisions, (ii) propose recommendations for Committee consideration, and (iii) communicate those decisions to management for implementation.

Executive Compensation Governance Practices

Share Ownership and Retention Policy

            In order to preserve the link between the interests of our Named Executive Officers and those of shareholders, executives are expected to use the shares acquired upon the vesting of (i) restricted stock unit awards, if any, (ii) market share unit awards and (iii) performance share unit awards, after satisfying the applicable taxes, to establish and maintain a significant level of direct ownership. This same expectation applies to shares acquired upon the exercise of their previously granted stock options. We continue to maintain long-standing share ownership expectations for our senior executives. Our current Named Executive Officers must comply with the following ownership and retention requirements:

	Stock Ownership	Share Retention Policy—applied to all shares acquired, net of taxes		2017 Compliance
Executive	Guideline as a Multiple of Salary	Prior to Achieving Guideline	After Achieving Guideline	with Share Ownership and Retention Policy
Giovanni Caforio, M.D.	6 x	100%	75% for 1 year	Yes
Charles Bancroft	3 x	100%	75% for 1 year	Yes
Thomas J. Lynch, Jr., M.D.	3 x	100%	75% for 1 year	Yes
Sandra Leung	3 x	100%	75% for 1 year	Yes
Murdo Gordon	3 x	100%	75% for 1 year	Yes

Recoupment of Compensation

            We maintain clawback provisions relating to stock options, restricted stock units, performance share units and market share units. Under these clawback provisions, executives that violate noncompetition or non-solicitation agreements, or otherwise act in a manner detrimental to our interests, forfeit any outstanding awards, and any accrued and unpaid dividend equivalents underlying these awards, as of the date such violation is discovered and have to return any gains realized in the twelve months prior to the violation. These provisions serve to protect our intellectual property and human capital, and help ensure that executives act in the best interest of BMS and our shareholders.

            In 2005, the Board adopted a policy wherein the Board will seek reimbursement of annual incentive awards paid to an executive if such executive engaged in misconduct that caused or partially caused a restatement of financial results. In such an event, we will seek to claw back the executive's entire annual incentive for the relevant period, plus a reasonable rate of interest. This policy may be viewed on our website at www.bms.com.

            In December 2012, the Board adopted a policy that BMS will seek recoupment of any incentive and/or other compensation paid to executives and certain other employees after December 4, 2012 where:

  •
  the executive or other employee engaged in misconduct, or failed to appropriately supervise an employee who engaged in misconduct, that resulted in a material violation of a BMS policy relating to the research, development, manufacturing, sales or marketing of pharmaceutical products; and

  •
  the Committee determines that this material violation of a BMS policy resulted in a significant negative impact on our results of operations or market capitalization.

            In any instance where the employee misconduct occurred in a prior year, the Committee may elect to reduce a current or future incentive and/or other compensation award in lieu of requiring reimbursement of past compensation previously paid to such executive or other employee. This policy may be viewed on our website at www.bms.com.

Equity Grant Policy

            The Committee's policy covering equity grants for the Named Executive Officers is as follows:

    Approval of Awards

  •
  Awards granted to the CEO must be approved by the Committee and recommended by the Committee to, and approved by at least 75% of, the independent directors of the Board.

  •
  The Committee must approve awards to all Named Executive Officers.

    Grant Effective Date

    Annual Awards

  •
  Our regularly scheduled annual equity awards are approved on the date the Committee and full Board meet during the first week of March with a grant effective date of March 10.

    All Other Awards

  •
  For awards granted to current employees at any other time during the year, the grant effective date is the first business day of the month following the approval date, except that if the approval date falls on the first business day of a given month, the grant effective date is the approval date.

  •
  For awards granted to new hires, the grant effective date is the first business day of the month following the employee's hire date, except that if the employee's hire date falls on the first business day of a given month, the grant effective date is the employee's hire date.

            In no case whatsoever will the grant effective date precede the approval date of a given award.

    Grant Price

  •
  The grant price of awards is a ten-day average closing price (i.e., an average of the closing price on the grant date plus the nine prior trading days). For stock options that may be granted under special circumstances (none have been granted since 2009), the grant price will be the closing price on the date of grant.

Policy Against the Repricing of Stock Options

            We have always maintained a consistent policy against the repricing of stock options. We believe this is a critical element in maintaining the integrity of the equity compensation program and ensuring alignment of senior executives' interests with the interests of shareholders. The Board of Directors has adopted a formal policy prohibiting the repricing of stock options. This policy may be viewed on our website at www.bms.com. As noted, we have not granted any stock options to our executives since 2009.

Policy Regarding Shareholder Approval of Severance

            The Board has approved a policy that requires shareholder approval of any future agreements that provide for cash severance payments in excess of 2.99 times the sum of an executive's base salary plus annual incentive award. "Cash severance payments" exclude accrued incentive payments, the value of equity acceleration, benefits continuation or the increase in retirement benefits triggered by severance provisions or tax gross-up payments. This policy may be viewed on our website at www.bms.com.

Risk Assessment of Executive Compensation

            The Committee annually reviews the compensation programs from a risk perspective. Based on that review of our executive compensation arrangements as detailed beginning on page 20, the Committee believes that our compensation program does not encourage executives to take excessive or inappropriate risks that could maximize short-term results at the expense of sustainable long-term value creation that may harm shareholder value. Our compensation program achieves this by striking an appropriate balance between short-term and long-term incentives, using a diversity of metrics to assess performance and payout under our incentive programs, placing caps on our incentive award payout opportunities, following equity grant practices that limit potential for timing awards and having stock ownership and retention requirements. For example, our current long-term equity incentive program (60% performance share units (PSUs) and 40% market share units (MSUs)) incorporates the company's stock price into its performance measures and generally magnifies the impact of changes in our stock price as well as relative total shareholder return (TSR) performance over the mid and longer-term. Also embedded in the Committee's annual review is the ongoing assessment of enterprise risk, including reputational risks stemming from the dynamic external environment. In addition, we evaluate the performance of each of our executives based on a number of factors, including how they demonstrate our Company Behaviors in the execution of their day-to-day decisions. Those behaviors include, among others, accountability. This evaluation is one input into the determination of payouts under both the annual incentive and long-term equity incentive programs. Therefore, given the direct link between payout and our executive compensation program's emphasis on sustainable long-term value, we minimize and appropriately reduce the possibility that our executive officers will make excessively or inappropriately risky decisions that could maximize short-term results at the expense of sustainable long-term value creation for our shareholders.

Tax Implications of Executive Compensation Program

            Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to certain Named Executive Officers. A significant portion of the compensation paid or awarded in 2017 to our Named Executive Officers was intended to qualify as "performance-based compensation" for purposes of Section 162(m). Based on changes to Section 162(m) adopted in late 2017, we cannot be certain of how much of this "performance-based compensation" will in fact be deductible under Section 162(m). We view preserving tax deductibility as an important objective, but not the sole objective, in establishing executive compensation. Accordingly, we may authorize compensation arrangements that are not tax deductible. To the extent that compensation paid or awarded in 2017 to certain Named Executive Officers, such as salary and distributions pursuant to the vesting of restricted stock units awarded without performance-based vesting conditions, does not qualify for an exception under Section 162(m) and exceeds $1 million in the aggregate, we will not be able to deduct such excess for federal income tax purposes.

Compensation and Management Development Committee Report

            The Compensation and Management Development Committee of Bristol-Myers Squibb Company has reviewed and discussed with management the "Compensation Discussion and Analysis" on pages 31 to 53 of this Proxy Statement as required under Item 402(b) of Regulation SK. Based on its review and discussions with management, the Committee recommended to the full Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation and Management Development Committee

    Michael Grobstein, Chair
    Peter J. Arduini
    Mathew W. Emmens
    Dinesh C. Paliwal
    Gerald L. Storch

Summary Compensation Table

            The following tables and notes present the compensation provided to Giovanni Caforio, M.D., Chairman of the Board and Chief Executive Officer, Charles A. Bancroft, Chief Financial Officer and Executive Vice President, Head of Global Business Operations and the three other most highly compensated Executive Officers.

Summary Compensation Table
For Fiscal Years Ended December 31, 2017, 2016 and 2015

Name and Principal Position	Year (1)	Salary (2)	Bonus (3)	Stock Awards (4)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (6)	All Other Compensation (7)	Total
Giovanni Caforio, M.D.	2017	$1,587,500	$0	$12,650,528	$3,899,094	$0	$550,001	$18,687,123
Chairman and Chief Executive	2016	$1,513,077	$0	$11,823,808	$2,995,839	$0	$601,134	$16,933,858
Officer	2015	$1,290,323	$0	$10,443,900	$3,496,370	$0	$409,844	$15,640,437

Charles Bancroft	2017	$997,294	$0	$4,321,014	$1,887,005	$1,307,641	$303,354	$8,816,308
Chief Financial Officer and EVP,	2016	$966,115	$0	$4,013,210	$1,530,654	$110,329	$351,385	$6,971,693
Head of Global Business Operations	2015	$966,342	$0	$4,714,600	$1,962,093	$763,316	$303,893	$8,710,244

Thomas J. Lynch, Jr., M.D.(8)	2017	$796,154	$1,400,000	$4,425,587	$1,576,706	$0	$113,522	$8,311,969
EVP and Chief Scientific Officer

Sandra Leung	2017	$947,436	$0	$3,047,660	$1,493,890	$794,983	$259,448	$6,543,417
EVP and General Counsel	2016	$919,945	$0	$2,883,253	$1,214,632	$103,886	$320,085	$5,441,801
	2015	$925,146	$0	$3,596,111	$1,747,429	$396,080	$265,992	$6,930,758

Murdo Gordon	2017	$844,960	$0	$2,785,886	$1,181,458	$376,288	$201,788	$5,390,380
EVP and Chief Commercial Officer	2016	$737,225	$0	$1,998,249	$903,363	$147,030	$204,480	$3,990,347
	2015	$669,519	$0	$1,816,126	$1,019,881	$0	$148,677	$3,654,203

(1)        For Dr. Lynch, compensation is not shown for fiscal years 2015 and 2016 because Dr. Lynch was not a Named Executive Officer in those years.
(2)        Reflects actual salary earned. Dr. Lynch's 2017 salary was paid from March 16, 2017, the date he was hired as Executive Vice President and Chief Scientific Officer, through year-end.
(3)        For 2017, represents Dr. Lynch's sign on bonus in connection with his recruitment to join the company.
(4)        Represents aggregate grant date fair value under FASB ASC Topic 718 of restricted stock unit, market share unit, and performance share unit awards granted during a specified year. See Note 17, "Employee Stock Benefit Plans," in the Company's Consolidated Financial Statements, as set forth in the Company's Form 10-K for the year ended December 31, 2017 for the assumptions made in determining these values. Further information regarding these awards is disclosed in the Grants of Plan-Based Awards Table in the Proxy Statements for the specified years. For performance share unit awards, the following represents the aggregate value based on the maximum number of shares that can be earned for the awards granted in the specified years.

	Performance Share Units
Name	2015	2016	2017
Giovanni Caforio, M.D.	$10,869,950	$11,433,139	$12,037,692
Charles Bancroft	$5,246,562	$3,880,596	$4,111,682
Thomas J. Lynch, Jr., M.D.(1)	n.a.	n.a.	$3,072,610
Sandra Leung	$4,000,898	$2,787,993	$2,899,997
Murdo Gordon	$1,936,940	$1,932,229	$2,650,923

(5)        Represents incentive award earned under our annual incentive plan. Dr. Lynch's 2017 target incentive award was pro-rated based on his date of hire. For 2017, the payment was made on March 9, 2018. For 2016 and 2015, the payments were made on March 10, 2017 and March 11, 2016, respectively.
(6)        Includes increase in estimated value of accrued pension benefits during the year. The company does not pay above-market interest rates on deferred compensation. 2014 was the last year of pay growth under our U.S. defined benefit pension plans. The present value of the accrued pension benefits for Mr. Bancroft, Mr. Gordon and Ms. Leung increased over the previous year because of a decrease in discount rates. Additionally, the increase reflects the fact that these Named Executive Officers are one year closer to age 60, the earliest age at which participants are eligible for an unreduced benefit. For Mr. Gordon, the increase was additionally due to an increase in exchange rates from CAD to USD. Mr. Gordon commenced his participation in the U.S. pension plan effective July 1, 2003. Additionally, Mr. Gordon was a participant in our KIP Supplemental Plan, payable in USD, and Canada RIP, payable in CAD, from August 1, 1989 through June 30, 2003. The change in value relating to the KIP Supplemental Plan and Canada RIP also reflects the difference in exchange rates used to convert the 2015, 2016 and 2017 amounts from CAD into USD. These exchange rates were 0.7335 for 2015, 0.7389 for 2016, and 0.7857 for 2017. For all three Named Executive Officers, the increase was partially offset by updated annuity and lump sum mortality projection scales. Dr. Caforio and Dr. Lynch are not participants in any of the company's defined benefit pension plans.
(7)        The amounts indicated for 2017 represent company contributions to the qualified and non-qualified savings plans. In connection with his recruitment to join our company, Dr. Lynch received a reimbursement of legal fees ($25,000); as well as another benefit that is generally available to any of our salaried employees: reimbursement of relocation costs ($4,489.71); and a tax gross up on the payment of relocation costs ($2.279.01). Dr. Lynch paid the taxes on the imputed income related to both the legal fees and the relocation costs. We did not reimburse Dr. Lynch for taxes he paid with respect to the legal fees. These perquisites are valued based on the aggregate incremental cost. On occasion, a family member accompanied Dr. Caforio when traveling on the company's HeliFlite account on business. Dr. Caforio paid the taxes on the imputed income as calculated using the Standard Industry Fare Level (SIFL) rate. We did not reimburse Dr. Caforio for taxes he paid.
(8)        Dr. Thomas J. Lynch was hired as Executive Vice President and Chief Scientific Officer effective March 16, 2017.

Grants of Plan-Based Awards
2017 Fiscal Year

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (shares)				All Other Stock Awards: # of Shares		Grant Date Fair Value of Stock and

Name	Award Type	Grant Date(1)	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)		or Stock of Units		Option Awards

Giovanni Caforio, M.D.	AIP			$276,939	$2,381,250	$4,762,500
	PSU	03/10/17	03/02/17				21,228	128,654	257,308	(3)			$7,473,511	(5)
	MSU	03/10/17	03/02/17				51,461	85,769	171,538	(4)			$5,177,017	(6)
Charles Bancroft	AIP			$139,182	$1,196,753	$2,393,506
	PSU	03/10/17	03/02/17				7,251	43,944	87,888	(3)			$2,552,707	(5)
	MSU	03/10/17	03/02/17				17,578	29,296	58,592	(4)			$1,768,307	(6)

Thomas J. Lynch, Jr., M.D.	AIP			$116,295	$999,960	$1,999,920
	PSU	04/03/17	03/02/17				6,010	36,427	72,854	(3)			$1,878,905	(5)
	MSU	04/03/17	03/02/17				14,571	24,285	48,570	(4)			$1,276,905	(6)
	RSU	04/03/17	03/02/17								25,184	(7)	$1,269,777	(8)
Sandra Leung	AIP			$110,187	$947,437	$1,894,874
	PSU	03/10/17	03/02/17				5,114	30,994	61,988	(3)			$1,800,441	(5)
	MSU	03/10/17	03/02/17				12,398	20,663	41,326	(4)			$1,247,219	(6)

Murdo Gordon	AIP			$98,509	$847,024	$1,694,048
	PSU	03/10/17	03/02/17				4,675	28,332	56,664	(3)			$1,645,806	(5)
	MSU	03/10/17	03/02/17				11,333	18,888	37,776	(4)			$1,140,080	(6)

(1)       These equity awards were granted under our 2012 Stock Award and Incentive Plan.
(2)       Target payouts under our 2017 annual incentive plan (AIP) are based on a targeted percentage of base salary earned during the year. The Committee reviews company and individual performance in determining the actual incentive award as reported in the Summary Compensation Table. The company performance for 2017 was based 50% on non-GAAP diluted earnings per share, 25% on total revenues (net of foreign exchange), and 25% on pipeline performance. Maximum represents the maximum individual incentive award allowable under our 2017 annual incentive plan and for the Named Executive Officers equals 200% of target. For 2017, threshold payout for all three measures was 46.50% of target. The threshold column above reflects the lowest possible combined payout of 11.63% of target based on the threshold payout on the least weighted metric only. The performance targets were the same for all employees participating in the plan. For Named Executive Officers, the Committee may use its discretion to award less than the threshold award even if threshold performance goals are met.
(3)       Reflects performance share unit awards which cliff vest on the third anniversary of the grant date. Performance targets under this performance share unit award are based 33% on 3-year cumulative total revenues (net of foreign exchange), 33% on 3-year cumulative operating margin, and 34% on 3-year relative TSR expressed as a percentile rank versus our peer group. Threshold payout for all three measures was 50% of target. The threshold column above reflects the lowest possible combined payout of 16.50% of target based on the threshold payout on one of the least weighted metrics only. The maximum performance will result in a payout of 200% of target. These performance share unit awards do not accrue dividend equivalents.
(4)       Reflects market share unit awards which vest in equal annual installments on the first, second, third and fourth anniversaries of the grant date. Each market share unit converts into the number of shares of common stock determined by applying a payout factor to the target number of shares vesting on a given date. The payout factor is a ratio of the average of the closing price on the measurement date of February 28 immediately preceding the vesting date plus the nine prior trading days divided by the average stock price on the grant date (also a 10-day average). The minimum payout factor that must be achieved to earn a payout is 60% and the maximum payout factor is 200%. These market share units do not accrue dividend equivalents.
(5)       Fair value for the portion of these performance share unit awards related to the relative TSR measure (34% weighting) is estimated as of the date of grant on April 3, 2017 for Dr. Lynch and March 10, 2017 for all other Named Executive Officers using a Monte Carlo simulation. Fair value for the remaining portion of these performance share unit awards, related to company financial measures (66% weighting), is calculated based on the grant date closing price of $54.21 on April 3, 2017 for Dr. Lynch and $58.32 on March 10, 2017 for all other Named Executive Officers and a probable outcome of a 100% payout, discounted for the lack of dividends. Assumptions used in these calculations are included in Note 17, "Employee Stock Benefit Plans," of the Company's Form 10-K for the year ended December 31, 2017.
(6)       Fair value of these market share unit awards is estimated as of the date of grant on April 3, 2017 for Dr. Lynch and March 10, 2017 for all other Named Executive Officers using a Monte Carlo simulation. Assumptions used in these calculations are included in Note 17, "Employee Stock Benefit Plans," of the Company's Form 10-K for the year ended December 31, 2017.
(7)       Reflects a restricted stock unit award which vests in four equal installments on the first, second, third and fourth anniversaries of the grant date.
(8)       The fair value of the restricted stock award is calculated based on the grant date closing price of $54.21 on April 3, 2017, discounted for the lack of dividends.

Outstanding Equity Awards at Fiscal Year-End
2017 Fiscal Year

		Option Awards					Stock Awards
	Grant Date/ Performance Award	Number of Securities Underlying Unexercised Options (#)			Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested

Name	Period	Exercisable (1)	Unexercisable		Price	Date	(#) (2)		($) (2)(3)	(#)		($) (3)

Giovanni Caforio, M.D.	1/1/2015-2/28/2018									121,333	(5)	$7,435,285
	1/1/2016-2/28/2019									54,550	(6)	$3,342,793
	1/1/2017-2/28/2020									64,327	(7)	$3,941,959
	3/10/2014									11,404	(8)	$698,837
	3/10/2015									14,103	(9)	$864,232
	5/5/2015									32,160	(8)	$1,970,765
	3/10/2016									54,550	(9)	$3,342,824
	3/10/2017									51,461	(10)	$3,153,555
Charles Bancroft	3/4/2008	37,460	0		$22.14	3/3/2018
	3/3/2009	52,884	0		$17.51	3/2/2019
	12/2/2013						6,401	(11)	$392,253
	1/1/2015-2/28/2018									47,349	(5)	$2,901,541
	1/1/2016-2/28/2019									18,515	(6)	$1,134,599
	1/1/2017-2/28/2020									21,972	(7)	$1,346,444
	3/10/2014									13,658	(8)	$836,962
	3/10/2015									11,779	(9)	$721,817
	3/10/2016									18,516	(9)	$1,134,660
	3/10/2017									17,578	(10)	$1,077,155

Thomas J. Lynch, Jr., M.D.	4/3/2017						25,184	(12)	$1,543,276
	1/1/2017-2/28/2020									18,214	(7)	$1,116,123
	4/3/2017									14,571	(10)	$892,911
Sandra Leung	3/3/2009	169,893	0	(4)	$17.51	3/2/2019
	1/1/2015-2/28/2018									36,133	(5)	$2,214,236
	1/1/2016-2/28/2019									13,302	(6)	$815,147
	1/1/2017-2/28/2020									15,497	(7)	$949,656
	3/10/2014									10,240	(8)	$627,507
	3/10/2015									8,989	(9)	$550,846
	3/10/2016									13,302	(9)	$815,147
	3/10/2017									12,398	(10)	$759,737

Murdo Gordon	8/1/2013						1,510	(11)	$92,533
	1/1/2015-2/28/2018									19,744	(5)	$1,209,885
	1/1/2016-2/28/2019									9,219	(6)	$564,940
	1/1/2017-2/28/2020									14,166	(7)	$868,092
	3/10/2014									3,676	(8)	$225,265
	3/10/2015									4,912	(9)	$301,007
	3/10/2016									9,219	(9)	$564,940
	3/10/2017									11,333	(10)	$694,474

(1)        These stock option awards vested in four equal installments of 25% on each of the first four anniversaries of the grant date. The Company has not granted stock options since 2009. (2)        Represents restricted stock units as of December 31, 2017.
(3)        Values based on closing stock price on December 29, 2017 of $61.28.
(4)        This stock option award was not exercisable until the closing share price of common stock achieved a price of at least 15% above the option grant price and remained at that price for at least seven consecutive trading days. The threshold has been attained for this award.
(5)        Represents the number of performance share units granted under the 2015-2017 award based on the actual payout achieved with regard to the one-year financial performance measures in 2015 and a threshold 3-year relative TSR multiplier of 80%. The actual number of units earned was based on BMS's actual three-year Total Shareholder Return (TSR) relative to our extended peer group. The award vested and was paid on March 10, 2018.
(6)        Represents target number of performance share units granted under the 2016-2018 award at threshold payout of 50%.
(7)        Represents target number of performance share units granted under the 2017-2019 award at threshold payout of 50%.
(8)        Represents market share unit awards at maximum payout of 200%. These market share unit awards vest in four equal installments of 25% on each of the first four anniversaries of the grant date, subject to a payout factor.
(9)        Represents market share unit awards a target payout of 100%. These market share unit awards vest in four equal installments of 25% on each of the first four anniversaries of the grant date, subject to a payout factor.
(10)      Represents market share unit awards at threshold payout of 60%. These market share unit awards vest in four equal installments of 25% on each of the first four anniversaries of the grant date, subject to a payout factor.
(11)      These restricted stock unit awards vest in three equal installments on each of the third, fourth, and fifth anniversaries of the grant date.
(12)      This restricted stock unit award vests in four equal installments on each of the first, second, third, and fourth anniversaries of the grant date.

Option Exercises and Stock Vesting
2017 Fiscal Year

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting (2) ($)
Giovanni Caforio, M.D.	0	$0	0	$0	(3)
			41,366	$2,391,366	(4)
			51,789	$3,020,334	(5)
Charles Bancroft	22,598	$667,771	6,401	$399,870	(3)
			26,836	$1,565,076	(4)
			62,025	$3,617,298	(5)
Thomas J. Lynch, Jr., M.D.	0	$0	0	$0	(3)
			0	$0	(4)
			0	$0	(5)
Sandra Leung	272,682	$9,921,398	0	$0	(3)
			20,130	$1,173,982	(4)
			46,498	$2,711,763	(5)
Murdo Gordon	0	$0	1,510	$84,726	(3)
			8,896	$518,815	(4)
			16,696	$973,711	(5)

(1)        The value realized for each option award was determined by multiplying the number of options that were exercised by the difference between the market price of our common stock at the time of exercise and the exercise price of the stock option award. (2)        The value realized for each restricted stock unit and market share unit award was determined by multiplying the number of units that vested by the closing share price of our common stock on the respective vesting date. The value realized for each performance share unit award was determined by multiplying the number of units that vested by the market price of our common stock on March 10, 2017, the vesting date.
(3)        Reflects restricted stock units that vested during 2017.
(4)        Reflects market share units that vested during 2017.
(5)        Reflects payouts of the vested 2014-2016 performance share units based on the closing share price of $58.32 on March 10, 2017, the vesting date.

Retirement Plan

            As of December 31, 2009, we discontinued service accruals under the Retirement Income Plan and Benefit Equalization Plan (BEP)—Retirement Plan in the U.S. and Puerto Rico for active plan participants and we closed the plans to new entrants. For active plan participants at year end 2009, we provided five additional years of pay growth in the pension plans. Accordingly, 2014 was the last year of pay growth under our pension plans.

            The Retirement Income Plan is a tax-qualified defined benefit pension plan under Section 401(a) of the Internal Revenue Code that provides income for employees after retirement. The benefit is calculated based on the employee's final average compensation and years of service. All U.S. employees hired before January 1, 2010 who were not participants in a pension plan through a collective bargaining agreement were eligible to participate if they worked at least 1,000 hours per year. Employees whose pay or benefits exceeded the IRS qualified plan limits were eligible for the BEP—Retirement Plan.

            The key plan provisions of the Retirement Income Plan are as follows:

  •
  The retirement benefit equals:

    o
    2% × Final Average Compensation × Years of Service through December 31, 2009, up to 40, minus

    o
    1/70th of the Primary Social Security Benefit × Years of Service through December 31, 2009, up to 40.

  •
  Final Average Compensation equals the average of the five consecutive years out of the last ten years, ending December 31, 2014, in which the employee's compensation was the highest. Compensation equals the base salary rate plus annual incentive awards paid during the year. Compensation is subject to the limits defined under Section 401(a)(17) of the Internal Revenue Code.

  •
  Normal retirement age is 65. Employees are eligible for early retirement at age 55 with 10 or more years of service.

  •
  Employees eligible for early retirement may receive their pension without any reduction at age 60. The pension is reduced by 4% for each year that the retirement age precedes age 60.

  •
  Employees are 100% vested after attaining five years of service.

  •
  The pension is generally payable as a monthly life annuity, with or without survivor benefits, or a lump sum.

            The BEP—Retirement Plan is a nonqualified plan that provides income for employees after retirement in excess of the benefits payable under the Retirement Income Plan. The benefit is calculated using the same formula as the Retirement Income Plan, but without the limits on compensation and benefits imposed under Section 401(a)(17) and Section 415(b) of the Internal Revenue Code. Employees whose pay or benefits exceeded the IRS qualified plan limits were eligible for the BEP—Retirement Plan.

            The provisions are the same as those above for the Retirement Income Plan, except for the following:

  •
  Compensation is not subject to the limits under Section 401(a)(17) of the Internal Revenue Code.

  •
  Compensation includes the higher of annual incentive award earned or paid during the year.

  •
  The pension is paid as a cash lump sum or, if an election is made at least 12 months prior to retirement, the lump sum may be credited to the Benefit Equalization Plan—Savings Plan. A distribution for an executive classified as a "Specified Employee" of the company, as defined under Section 409A of the Internal Revenue Code, is subject to 409A regulations and is therefore subject to a six-month delay following the executive's separation from service.

Key International Supplemental Program

The Key International Supplemental Program (KIP Supplemental Plan) is provided to supplement an employee's frozen retirement benefit under his or her Home Country Plan by providing an additional benefit that applies final average salary increases to the benefit formula used to determine his or her retirement benefit under his or her Home Country Plan for the period the employee is employed by a participant employer.

Specifically, the retirement income each KIP Supplemental Plan participant would be entitled to receive under the KIP Supplemental Plan is determined as follows:

  •
  The benefit that the participant would be entitled to receive under the benefit formula of his Home Country Plan, based on actual service credited under such Home Country Plan and his Final Average Salary, reduced by the actual benefit, if any, that the participant is entitled to receive from such Home Country Plan, based on actual service and earnings credited under such Home Country Plan (without any salary increases provided while employed by any participating employer).

  •
  Final Average Salary equals the average annual rate of compensation for the five consecutive years out of the last ten years, ending December 31, 2014, in which the employee's compensation was the highest.

Under the KIP Supplemental Plan, a Section 409A Participant means a U.S. Participant who accrued benefits under the Plan after December 31, 2004, that are subject to the requirements of Code section 409A.

  •
  A Section 409A Participant will be paid his Retirement Income in a cash lump sum on or about the first day of the month following the month in which his separation from service occurs; except, however, that if his separation of service occurs prior to his earliest retirement date, payment will be made on or about the first day of the month following such earliest retirement date.

  •
  A distribution for an executive classified as a "Section 409A Specified Employee" of the company, as defined under Section 409A of the Code, is subject to a six-month delay following separation from service, to comply with Section 409A requirements.

The Pension Plan for Employees of Bristol-Myers Squibb Canada

The Pension Plan for Employees of Bristol-Myers Squibb Canada (Canada Retirement Income Plan) is a defined benefit plan. The plan was amended effective July 1, 2010 to close the defined benefit component of the plan for future benefit accruals and to create a defined contributions component for future benefit accruals.

  •
  Normal retirement age is 65. Early retirement age is 55.

  •
  Employees eligible for early retirement with 10 or more years of service may receive their pension without any reduction at age 62. The pension is reduced by 4% for each year that the retirement age precedes age 62.

  •
  Employees eligible for early retirement with fewer than 10 years of service may receive their pension at any time between the Early Retirement Date and the Normal Retirement Date (each as defined in Article 12 of the plan document) the normal retirement pension shall be actuarially reduced if the date precedes the Normal Retirement Date.

  •
  The pension is payable in an annuity form of payment.

The retirement benefit equals:

  •
  For credited service prior to January 1, 2002, if the member was covered under a predecessor plan, the member's pension benefit under the applicable predecessor pension plan, if any; and

  •
  For credited service from January 1, 2002 until June 30, 2010, inclusively:

    o
    1.2% of the member's final average compensation to the average Years' Maximum Pensionable Earnings ("YMPE"), plus

    o
    1.6% of the member's final average compensation that is in excess of such average YMPE, multiplied by the member's credited service accrued from January 1, 2002 to June 30, 2010, inclusively.

Present Value of Accumulated Pension Benefits
2017 Fiscal Year

Name	Plan Name	# of Years of Credited Service (1)	Present Value of Accumulated Benefits (2)	Payments During Last Fiscal Year
Giovanni Caforio, M.D. (3)	Retirement Income Plan	0.0	$0.00	$0
	Benefit Equalization Plan	0.0	$0.00	$0
Charles Bancroft (4)	Retirement Income Plan	25.6	$1,792,582	$0
	Benefit Equalization Plan	25.6	$15,146,933	$0
Thomas J. Lynch Jr., M.D. (3)	Retirement Income Plan	0.0	$0.00	$0
	Benefit Equalization Plan	0.0	$0.00	$0
Sandra Leung (4)	Retirement Income Plan	17.8	$1,286,386	$0
	Benefit Equalization Plan	17.8	$8,563,787	$0
Murdo Gordon (5)	Retirement Income Plan	6.5	$387,753	$0
	Benefit Equalization Plan	6.5	$972,050	$0
	KIP Supplemental Plan	13.9	$1,146,080	$0
	Canada Retirement Income Plan	13.9	$316,260	$0

(1)      For the Retirement Income and Benefit Equalization Plans only, reflects the years of credited service through December 31, 2009 at which time we discontinued service accruals under the plans.

(2)      The present value of accumulated benefits was calculated based on the following assumptions which were used in the December 31, 2017 disclosure for the Retirement Income Plan, the Benefit Equalization Plan, the KIP Supplemental Plan, and the Canada Retirement Income Plan:

  •
  65% lump-sum utilization for the Retirement Income Plan and 100% lump-sum utilization for the Benefit Equalization Plan
  •
  100% lump-sum utilization for the KIP Supplemental Plan and 0% lump-sum utilization for the Canada Retirement Income Plan
  •
  3.50% discount rate for annuities and 3.50% discount rate for lump sums for the Retirement Income Plan
  •
  3.20% discount rate for annuities and 3.20% discount rate for lump sums for the Benefit Equalization Plan
  •
  3.33% discount rate for annuities and 3.33% discount rate for lump sums for the KIP Supplemental Plan
  •
  3.50% discount rate for annuities for the Canada Retirement Income Plan
  •
  lump sum rate(s): Citigroup Regular yield curve and implied forward rates as of the measurement date
  •
  the RP-2014 mortality table with white collar adjustment regressed to base year 2006 projected generationally from 2006 with Scale MP-2017 for annuities under the Retirement Income Plan, the Benefit Equalization Plan, and the KIP Supplemental Plan
  •
  the 2014 Private Sector Canadian Pensioners mortality table 100% for males and 95% for females projected generationally using CPM Improvement Scale B for the Canada Retirement Income Plan
  •
  the lump-sum mortality table: 50/50 male/female blend of the RP-2014 mortality table regressed to base year 2006 projected generationally with Scale MP-2016 as described in Appendix B of Revenue Ruling 2017-60 for payments in 2018 and projected with Scale MP-2017 as described in the Appendix of IRS Notice 2018-02 for payments in 2019 and later

These assumptions are the same as those disclosed in conformity with generally accepted accounting principles. For active executives, payments are assumed to begin at age 60 for the Retirement Income and Benefit Equalization Plans and at age 62 for KIP Supplemental Plan and Canada Retirement Income Plan, the earliest age that employees are eligible for an unreduced pension, or current age if over age 60 or 62, respectively. The actual benefit received will vary based on age and interest rates at the time of retirement.

(3)      Dr. Caforio and Dr. Lynch are not participants in any of the company's defined benefit pension plans. For Dr. Caforio, does not include the value of participation in the Italian government pension system.

(4)      Mr. Bancroft and Ms. Leung have met the requirements for early retirement under the Retirement Income and Benefit Equalization Plans.

(5)      Mr. Gordon commenced his participation in the U.S. pension plan effective July 1, 2003. He was a participant in our KIP Supplemental Plan, payable in USD, and Canada Retirement Income Plan, payable in CAD, from August 1, 1989 through June 30, 2003. The present value of accumulated benefits under the KIP Supplemental and Canada Retirement Income Plans listed in the table above was converted from CAD to USD using the exchange rate as of the end of December 2017 of 0.7857.

Non-Qualified Deferred Compensation Plan

            The Benefit Equalization Plan (BEP)—Savings Plan is a nonqualified deferred compensation plan that allows employees to defer a portion of their total eligible cash compensation and to receive company matching contributions in excess of contributions allowed under the Savings and Investment Program. The Savings and Investment Program is a tax-qualified plan, as defined under Section 401(a) and Section 401(k) of the Internal Revenue Code. Employees who are eligible to participate in the Savings and Investment Program, and whose pay or benefits exceed the IRS qualified plan limits, are eligible for the BEP—Savings Plan. The key provisions of the BEP—Savings Plan are as follows:

  •
  Employee deferrals to the BEP—Savings Plan begin once the employee's total eligible compensation paid for the year exceeds the limit under Section 401(a)(17) of the Internal Revenue Code, or total contributions to the Savings and Investment Program exceed the limits under Section 415(c) of the Internal Revenue Code.

  •
  Employees may defer up to 25% of their eligible compensation.

  •
  The company matching contribution equals 100% of the employee's contribution on the first 6% of eligible compensation that an employee elects to contribute.

  •
  An additional automatic company contribution, which is based on a point system of a participant's age plus service, equals: below 40 points—3% of total eligible cash compensation; between 40 and 59 points—4.5%; and at 60 points and above—6%.

  •
  The plan is not funded. Benefits are paid from general assets of the company.

  •
  Employees may allocate their contributions among 12 different notional investment options that provide different combinations of risk and return potential and employees can generally elect to change their investment elections each business day.

  •
  The employee's full balance under the BEP—Savings Plan is paid following termination of employment, or, if eligible, an election can be made at least 12 months prior to separation from service to defer payments until a later date, no sooner than five years following the date of separation from service. A distribution for an executive classified as a "Specified Employee" of the company, as defined under Section 409A of the Internal Revenue Code, is subject to 409A regulations and is therefore subject to a six-month delay following the executive's separation from service.

Non-Qualified Deferred Compensation Plan
2017 Fiscal Year

Name	Executive Contributions in 2017 (1)	Registrant Contributions in 2017 (2)	Aggregate Earnings in 2017 (3)	Aggregate Withdrawals/ Distributions in 2017	Aggregate Balance at December 31, 2017 (2)(4)
Giovanni Caforio, M.D. (5)	$258,800	$517,601	$515,419	$0	$3,775,855
Charles Bancroft (5)	$135,477	$270,954	$758,834	$0	$4,753,134
Thomas J. Lynch, Jr., M.D. (5)	$31,569	$63,539	$2,036	$0	$97,144
Sandra Leung (5)	$298,181	$248,997	$1,104,830	$0	$6,255,852
Murdo Gordon (5)	$111,634	$170,159	$240,207	$0	$1,391,477

(1)      The contribution amounts in this column reflect the deferral of a portion of 2017 base salary and the 2016 annual incentive award that was paid in March 2017. The base salary deferral amount is also included as 2017 Salary in the Summary Compensation Table. The 2016 annual incentive award deferral amount was also included as 2016 Non-Equity Incentive Plan Compensation in the previous year's summary compensation table, as applicable.

(2)      The contribution amounts in this column are included as All Other Compensation in the Summary Compensation Table Includes the additional annual registrant contributions earned in 2017 but paid in February 2018.

(3)      Aggregate earnings are not reflected in the Summary Compensation Table and were not reflected in prior years' summary compensation tables. The company does not pay above-market interest rates on non-qualified deferred compensation.

(4)      Portions of the aggregate balances in this column reflect amounts reported in the summary compensation tables in prior years as follows: Dr. Caforio, $567,066 for 2015 and $854,000 for 2016; Mr. Bancroft, $408,139 for 2015 and $479,378 for 2016; Ms. Leung, $562,579 for 2015 and $684,288 for 2016; Mr. Gordon, $193,264 for 2015 and $290,030 for 2016.

(5)      Reflects 2017 activity and aggregate balances in the non-qualified BEP-Savings Plan.

Post-Termination Benefits

            Following is a description of payments and benefits available under different termination scenarios:

Voluntary Termination

            The company does not offer any payments or benefits to salaried employees, including the Named Executive Officers, upon a voluntary termination other than those that are vested at the time of termination unless the applicable plan or award agreement provides otherwise.

Voluntary Termination for Good Reason

            Under the Bristol-Myers Squibb Senior Executive Severance Plan, certain senior executives (including the Named Executive Officers) are eligible to receive severance payments and benefits if they voluntarily terminate their employment for "good reason," where "good reason" is defined as:

  •
  The executive's monthly base salary is materially reduced;

  •
  The executive's grade level is reduced resulting in a material diminution of the executive's authority, duties, or responsibilities; or

  •
  The location of the executive's job or office is changed, so that it will be based at a location which is more than 50 miles further (determined in accordance with the company's relocation policy) from their primary residence than their work location immediately prior to the proposed change in their job or office.

            A terminated executive who signs a general release will be eligible for the following:

  •
  Severance payments in the amount of 2 times base salary for our senior most executives, including the Named Executive Officers, and 1.5 times base salary for other senior executives;

  •
  Continuation of medical, dental and life insurance benefits; and

  •
  Outplacement services.

Retirement and Death

            The following benefits are generally available to all salaried employees including the Named Executive Officers:

    Annual Incentive—Employees are eligible for a pro-rata award based on the number of months worked in the performance period.

    Stock Options—Employees have the full term to exercise vested stock options. All outstanding options held by our employees vested as of December 31, 2013.

    Restricted Stock Units—Employees are eligible to vest in a pro-rata portion of restricted stock unit awards held at least one year from the grant date; provided that if an employee turns 65 on or prior to their retirement or death, then any unvested Restricted Stock Units held for at least one year will vest in full prior to their retirement or death.

    Market Share Units—Employees are eligible to vest in a pro-rata portion of market share unit awards held at least one year from the grant date, subject to performance provisions; provided that if an employee turns 65 on or prior to their retirement or death, then any unvested Market Share Units held for at least one year will vest in full upon their retirement or death, subject to performance provisions.

    Performance Share Units—

  •
  For the award granted in 2015, if at least one year from the start of the first performance year of a performance share unit award has passed and upon signing a general release, employees are eligible to vest in a proportionate amount of the performance share units, subject to performance provisions (in the case of death, only performance provisions exclude the 3-year TSR Modifier).

  •
  For the awards granted in 2016 and 2017, if at least one year from the grant date has passed and upon signing a general release, employees are eligible to vest in a proportionate amount of the performance share units, subject to performance provisions.

    Defined Benefit Pension Plans—Employees are eligible for benefits accrued under the Retirement Income Plan and the BEP—Retirement Plan.

    Savings Plans—Employees are eligible for benefits accumulated under the Savings and Investment Program and the BEP—Savings Plan, as well as a pro-rata annual contribution (if applicable) on eligible compensation paid in the year of separation from service or death.

    Post-Retirement Medical and Life Insurance—Employees age 55 or older with ten years of service or age 65 or over at the time of retirement are eligible for postretirement medical and life insurance benefits. Employees retiring with less than 10 years of service are not eligible to receive a company subsidy for their postretirement medical coverage.

Involuntary Termination Not for Cause

            The following benefits are generally available to all salaried employees including the Named Executive Officers:

    Annual Incentive—Employees are eligible for a pro-rata award based on the number of months worked in the performance period if the termination occurs on or after September 30th of the plan year. If an employee is eligible to retire, or the employee's age plus years of service equal or exceed 70, and the employee has at least 10 years of service, the employee is eligible for a pro-rata award based on the number of months worked in the performance period.

    Stock Options—Upon signing a general release, an employee has three months to exercise. If an employee is eligible to retire, or the employee's age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee will have the full term to exercise. All outstanding options held by our employees vested as of December 31, 2013.

    Restricted Stock Units—Upon signing a general release, employees are eligible to vest in a pro-rata portion of restricted stock unit awards held at least one year from the grant date; provided that if an employee turns 65 on or prior to their involuntary termination not for cause, then any unvested Restricted Stock Units held for at least one year will have vested in full prior to their involuntary termination not for cause.

    Market Share Units—Upon signing a general release, employees are eligible to vest in a pro-rata portion of unvested market share unit awards held at least one year from the grant date, subject to performance provisions; provided that if an employee turns 65 on or prior to their involuntary termination not for cause, then any unvested Market Share Units held for at least one year will vest in full upon their involuntary termination not for cause, subject to performance provisions.

    Performance Share Units—

  •
  For the award granted in 2015, if at least one year from the start of the first performance year of a performance share unit award has passed and upon signing a general release, employees are eligible to vest in a proportionate amount of the performance share units, subject to performance provisions.

  •
  For the awards granted in 2016 and 2017, if at least one year from the grant date has passed and upon signing a general release, employees are eligible to vest in a proportionate amount of the performance share units, subject to performance provisions.

    Defined Benefit Pension Plans—Employees are eligible for benefits accrued under the Retirement Income Plan and the BEP—Retirement Plan. If the employee's age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee is not eligible for early retirement, and the employee signs a general release, the retirement benefits are payable following termination of employment based upon enhanced adjustment factors similar to those applied to employees eligible for early retirement.

    Savings Plans—Employees are eligible for benefits accumulated under the Savings and Investment Program and the BEP—Savings Plan. If the employee is involuntarily terminated not for cause on or after September 30th and the employee is receiving severance and signs a general release, or the employee qualifies for Rule of 70 Benefits, age plus years of service equal or exceed 70 and the employee has at least 10 years of service the employee is not eligible for early retirement, employee is receiving severance, and the employee signs a general release, the employee is eligible for a pro-rata annual contribution (if applicable) based on eligible compensation paid in the year of separation from service.

    Post-Retirement Medical Insurance—If the employee's age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee is not eligible for early retirement, and the employee signs a general release, the employee is eligible for continued medical coverage beyond the severance and COBRA period, as long as no other group medical coverage is available, without company subsidy until age 55. At age 55, they become eligible for company-subsidized, postretirement medical benefits.

            Under the Bristol-Myers Squibb Senior Executive Severance Plan, certain senior executives (including the Named Executive Officers) are eligible to receive severance payments and benefits if they are involuntarily terminated not for "cause," where "cause" is defined as:

  •
  failure or refusal by the executive to substantially perform his or her duties (except where the failure results from incapacity due to disability); or

  •
  severe misconduct or engaging in an activity, which may include a failure to take action, deemed detrimental to the interests of the company including, but not limited to, acts involving dishonesty, violation of company policies, violation of safety rules, disorderly conduct, discriminatory harassment, unauthorized disclosure of confidential information, or the entry of a plea of nolo contendere to, or the conviction of, a crime.

            A terminated executive who signs a general release will be eligible for the following:

  •
  Severance payments in the amount of 2 times base salary for our senior-most executives, including the Named Executive Officers, and 1.5 times base salary for other senior executives;

  •
  Continuation of medical, dental and life insurance benefits; and

  •
  Outplacement services.

Change-in-Control

            As disclosed in the CD&A, the company has entered into change-in-control agreements with certain senior executives, including all of the Named Executive Officers. The current agreements will expire on December 31, 2018, and may be extended with revisions, as appropriate, beginning on January 1, 2019, in one-year increments unless either the company or the executive gives prior notice of termination of the agreement or a change-in-control shall have occurred prior to January 1 of such year.

            To trigger benefits, there must be both a change-in-control of the company and either (i) a subsequent involuntary termination without cause by the company or (ii) a good reason termination by the employee. Good reason includes a reduction in job responsibilities or changes in pay and benefits as well as relocation beyond 50 miles. The executive has 120 days to assert a claim for payments under this provision. This protection extends for either 36 months or 24 months following a change-in-control for our executives, including all our Named Executive Officers.

            "Change-in-Control" means the earliest to occur of any one of the following dates:

  (i)
  The date any Person (as defined in Section 13(d)(3) of the Securities Exchange Act) shall have become the direct or indirect beneficial owner of thirty percent (30%) or more of the then outstanding common shares of the company;

  (ii)
  The date of consummation of a merger or consolidation of the company with any other corporation other than (A) a merger or consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent at least fifty one percent (51%) of the combined voting power of the voting securities of the company or the surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the company in which no Person acquires more than fifty percent (50%) of the combined voting power of the company's then outstanding securities;

  (iii)
  The date the stockholders of the company approve a plan of complete liquidation of the company or an agreement for the sale or disposition by the company of all or substantially all the company's assets; or

  (iv)
  The date there shall have been a change in the composition of the Board of Directors of the company within a two-year period such that a majority of the Board does not consist of directors who were serving at the beginning of such period together with directors whose initial nomination for election by the company's stockholders or, if earlier, initial appointment to the Board, was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the two-year period together with the directors who were previously so approved.

            Each of our Named Executive Officers is eligible to receive the following benefits if he or she is terminated in connection with a change-in-control:

  •
  A cash payment equal to 2.99 years of base salary plus target annual incentive award.

  •
  Payout of annual incentive award on a pro-rata basis at target.

  •
  Vesting of unvested stock options, if any, including options held less than one year. Waiver of exercise thresholds placed on awards, where applicable.

  •
  Vesting of unvested restricted stock units, if any, including units held less than one year.

  •
  Vesting of unvested market share units, subject to performance provisions, including units held less than one year.

    Performance share units:

      •
      For the award granted in 2015, payout of a proportionate amount of the banked performance share units, further adjusted by the TSR Modifier which is determined by substituting for the TSR Measurement Date the date of the change in control.

      •
      For the awards granted in 2016 and 2017, payout of a proportionate amount of the performance share units at target.

  •
  Three additional years of service and age for pension purposes if a participant is in a pension plan sponsored by BMS, and eligibility for the plan's early retirement subsidy if the executive's age and service fall below the normal eligibility threshold (i.e., 55 years old with at least 10 years of service). As of September 1, 2010, we no longer provide any pension subsidy or enhancement for newly eligible executives. In lieu of such subsidy or enhancement, we provide under the non-qualified savings plan a continuation of company matching contributions and automatic year-end contributions equal to the length of the severance period.

  •
  Eligibility for retiree medical benefits based on three years additional age and service.

  •
  Continuation of health benefits for three years.

  •
  Vesting of unvested match in the company's savings plans.

  •
  We no longer gross up compensation on excess parachute payments for any of our executives, including all of our Named Executive Officers.

  •
  Payment of any reasonable legal fees incurred to enforce the agreement.

            The following illustrates the potential payments and benefits under the company's plans and programs to the Named Executive Officers upon a termination of employment assuming an effective date of December 31, 2017. To the extent payments and benefits are generally available to salaried employees on a nondiscriminatory basis, they are excluded from the table.

Termination of Employment Obligations (Excluding Vested Benefits)
2017 Fiscal Year

Name	Cash Severance (1)	Restricted Stock Units (2)(5)	Market Share Units (3)(5)	Performance Share Units (4)(5)	Retirement (6)	Health (7)	Retiree Medical (8)	Total
Voluntary Termination for Good Reason
Giovanni Caforio, M.D. (10)	$3,200,000	$0	$0	$0	$0	$25,102	$101,144	$3,326,246
Charles Bancroft (9)	$2,009,218	$0	$0	$0	$0	$24,362	$0	$2,033,580
Thomas J. Lynch, Jr., M.D. (10)	$2,000,000	$0	$0	$0	$0	$23,790	$62,191	$2,085,981
Sandra Leung (9)	$1,908,772	$0	$0	$0	$0	$15,399	$0	$1,924,171
Murdo Gordon	$1,734,398	$0	$0	$0	$472,482	$22,222	$147,697	$2,376,799
Involuntary Termination Not for Cause
Giovanni Caforio, M.D. (10)	$3,200,000	$0	$1,831,292	$13,336,013	$0	$25,102	$101,144	$18,493,550
Charles Bancroft (9)	$2,009,218	$0	$0	$0	$0	$24,362	$0	$2,033,580
Thomas J. Lynch, Jr., M.D. (10)	$2,000,000	$0	$0	$0	$0	$23,790	$62,191	$2,085,981
Sandra Leung (9)	$1,908,772	$0	$0	$0	$0	$15,399	$0	$1,924,171
Murdo Gordon	$1,734,398	$38,790	$367,374	$2,195,445	$472,482	$22,222	$147,697	$4,978,407
Qualifying Termination Within 3 Years Following a Change in Control
Giovanni Caforio, M.D. (10)	$11,960,000	$0	$11,014,222	$15,466,718	$0	$75,187	$103,735	$38,619,862
Charles Bancroft (11)	$6,608,318	$360,020	$3,225,657	$727,761	$7,921,706	$72,955	$0	$18,916,417
Thomas J. Lynch, Jr., M.D. (10)	$6,578,000	$1,543,276	$1,649,045	$603,302	$0	$71,254	$49,910	$10,494,786
Sandra Leung (11)	$5,707,228	$0	$2,313,443	$513,281	$7,022,903	$46,140	$0	$15,602,995
Murdo Gordon	$5,185,850	$92,533	$2,204,119	$2,664,666	$4,127,987	$66,581	$139,820	$14,481,556

(1)        For voluntary termination for good reason and involuntary termination not for cause, severance is equal to 2 times base salary. For change in control, severance is equal to 2.99 times base salary plus target annual incentive award for these Named Executive Officers.
(2)        For involuntary termination not for cause, represents pro-rata portion of awards held at least one year. For change in control, represents all unvested units.
(3)        For involuntary termination not for cause, represents pro-rata portion of awards held at least one year. For change in control, represents all unvested units. The payout factor applied is equal to the 10-day average closing price on December 29, 2017 divided by the 10-day average closing price on the grant date.
(4)        For change in control, represents a payout of the 2015-2017 award based on the actual payout on company financial metrics related to the first performance year, further adjusted by the TSR modifier determined by substituting for the TSR Measurement Date the date of December 29, 2017, and pro-rata payout of the 2016-2018 and 2017-2019 awards at target. For involuntary termination not for cause, the payment excludes the pro-rata payout of 2017-2019 award because as of December 31, 2017 the award was not held for at least one year since the grant date.
(5)        Values as of December 29, 2017 based on the closing stock price of $61.28 on that day.
(6)        Reflects Retirement Income Plan and Benefit Equalization Plan. Change-in-control values include early retirement subsidy and additional years of credited service and age.
(7)        For voluntary termination for good reason and involuntary termination not for cause, reflects health care benefit continuation through the severance period. For change in control, represents continuation of health care benefits for 3 years.
(8)        Reflects cost to the company for providing retiree medical benefits. For change in control, includes additional years of credited service and age.
(9)        These Named Executive Officers are retirement-eligible under our stock plans and therefore are entitled to the following benefits, which are generally available to all retirement eligible participants in our stock plans:

  •
  a pro-rata portion of restricted stock units held for one year from the grant date;
  •
  a pro-rata portion of market share units held for one year from the grant date, subject to performance provisions; and
  •
  a pro-rata portion of the performance share unit awards held one year from the grant date, subject to performance provisions.

(10)        Dr. Caforio and Dr. Lynch are not participants in any of the company's pension plans.
(11)        These Named Executive Officers are retirement-eligible under our stock plans and therefore the number of units used to calculate the change-in-control value reflects:

  •
  Restricted Stock Units—the difference between a pro-rata portion of restricted stock units held for one year from the grant date and all unvested restricted stock units including units held less than one year.
  •
  Market Share Units—the difference between a pro-rata portion of market share units held for one year from the grant date and all unvested market share units including units held less than one year from the grant date, subject to performance provisions.
  •
  Performance Share Units—a pro-rata portion of the 2017-2019 award at target.

Pay Ratio

            To determine the ratio of the CEO's annual total compensation to the median annual total compensation of all employees excluding the CEO, we identified the median employee as of October 2, 2017 using target total cash compensation (i.e., salary plus 2017 target incentive award). We believe this measure most reasonably reflects the typical annual compensation of our employee population and was consistently applied for all employees. We estimate that the median employee's 2017 total compensation was $110,280, as determined in the same manner as "Total Compensation" in The Summary Compensation Table. Dr. Caforio's 2017 total compensation was $18,687,123, which was 169 times that of the median of the annual total compensation of all employees.

ITEM 2—ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

            As required by Section 14A of the Securities Exchange Act of 1934, as amended, we are providing shareholders the opportunity to advise the Compensation and Management Development Committee and the Board of Directors regarding the compensation of our Named Executive Officers, as such compensation is described in the "Compensation Discussion and Analysis" (CD&A) section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure, beginning on page 31. We strongly encourage you to read these sections for a detailed description of our executive compensation philosophy and programs, the compensation decisions the Committee has made under those programs, the factors considered in making those decisions, the changes approved to such programs in 2016 and the feedback we received from our shareholder engagement. Accordingly, we are requesting your non-binding vote on the following resolution:

"RESOLVED, that the shareholders of Bristol-Myers Squibb Company approve, on an advisory basis, the compensation of the company's Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in the company's 2018 Proxy Statement."

            Our executive compensation programs are designed to enable us to attract and retain talented executives capable of leading our business in the highly complex and competitive business environment in which we operate. We seek to accomplish this goal in a way that rewards performance and is aligned with our shareholders' long-term interests. A significant portion of each executive's pay depends on his or her individual performance against financial and operational objectives as well as key behaviors necessary to our continued evolution as a diversified specialty biopharmaceutical company. In addition, a substantial portion of an executive's compensation is in the form of equity awards that tie the executive's compensation directly to creating shareholder value and achieving financial and operational results. We value input from our shareholders as expressed through their votes and other communications. As an advisory vote, this proposal is not binding on the company. However, consistent with our record of shareholder responsiveness, the Compensation and Management Development Committee will consider the outcome of the vote when making future executive compensation decisions.

            The Board of Directors unanimously recommends a vote "FOR" the approval, on an advisory basis, of the compensation of our Named Executive Officers.

Equity Compensation Plan Information

            The following table summarizes information concerning the company's equity compensation plans and outstanding and exercisable options as of December 31, 2017:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (in millions)		Weighted-average exercise price of outstanding options, warrants and rights			Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (in millions)
	(a)			(b)		(c)
Equity compensation plans approved by security holders	13.6	(1)		$19.06	(1)	103.7
Equity compensation plans not approved by security holders(2)	0.0		$	N/A		28.5

	13.6			$19.06		132.2

(1)
The weighted average exercise price of outstanding awards does not take into account the shares issuable upon vesting of outstanding restricted stock units, market share units or performance share units which have no exercise price. At December 31, 2017, there were a total of approximately 4.9 million shares subject to restricted stock units, approximately 1.5 million shares subject to market share units and approximately 3.5 million shares subject to performance share units.
(2)
No awards have been granted under this plan since 2006 and no future awards will be made under this plan.

ITEM 3—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

            Our Board of Directors, upon the recommendation of its Audit Committee, has ratified the Audit Committee's appointment of Deloitte & Touche LLP (D&T) as our independent registered public accounting firm for the year 2018. The Audit Committee and the Board believe that the continued retention of D&T to serve as our independent registered public accounting firm is in the best interests of the company and its shareholders. As a matter of good corporate governance, we are asking shareholders to ratify such appointment. In the event our shareholders fail to ratify the appointment, the Board of Directors and the Audit Committee will reconsider such appointment. It is understood that even if the appointment is ratified, the Audit Committee at its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interests of our company and our shareholders.

            The Audit Committee is directly responsible for appointing, compensating and providing oversight of the performance of our independent registered public accounting firm for the purpose of issuing audit reports and related work regarding our financial statements and the effectiveness of our internal control over financial reporting. The Audit Committee is also responsible for approving the audit fees of our independent registered public accounting firm. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of the audit firm's lead engagement partner, the Audit Committee and its chairperson participate in the process for the selection of D&T's new lead engagement partner.

            Representatives from D&T will be present at the Annual Meeting to respond to appropriate questions and to make any statements as they may desire.

            The Board of Directors unanimously recommends a vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as Bristol-Myers Squibb's independent registered public accounting firm for 2018.

Audit and Non-Audit Fees

            The following table presents aggregate fees for professional audit services rendered by D&T for the years ended December 31, 2017 and 2016 for the audits of our annual financial statements and internal control over financial reporting, and fees billed for other services rendered by D&T during those periods.

	2017	2016
	(in millions)
Audit	$10.14	$9.97
Audit Related	0.98	0.84
Tax	7.33	7.39
All Other	0.35	0.11

Total	$18.80	$18.31

            Audit fees for 2017 and 2016 were for professional services rendered for the audits of our consolidated financial statements, including accounting consultation, and of our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, statutory and subsidiary audits, timely reviews of quarterly financial statements, consents, and assistance with review of documents filed with the SEC.

            Audit Related fees for 2017 and 2016 were primarily for agreed-upon procedures, special purpose financial statement audits, due diligence related to acquisitions, and other audit-related services that are not required by statute or regulation.

            Tax fees were for services related to tax compliance, including the preparation of tax returns, claims for refund, assistance with tax audits and appeals and preparation of transfer pricing documentation studies and such amounts were $5.3 and $5.4 in 2017 and 2016, respectively. Additionally, fees were incurred for tax planning (excluding planning related to transactions or proposals for which the sole purpose may be tax avoidance or for which tax treatment may not be supported by the Internal Revenue Code) and tax advice, including assistance with advice related to acquisitions, internal restructurings, legislative updates, and requests for rulings or technical advice from tax authorities and such amounts were $2.0 and $2.0 in 2017 and 2016, respectively.

            All Other fees for 2016 and 2017 related to subscription fees to an accounting and reporting research library and a pharmaceutical alliance database, as well as surveys, benchmarking, commercial strategy and training programs.

Pre-Approval Policy for Services Provided by our Independent Registered Public Accounting Firm

            The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm consistent with applicable SEC rules. Our independent registered public accounting firm is prohibited from providing tax consulting services relating to transactions or proposals in which the sole purpose may be tax avoidance or for which the tax treatment may not be supported by the Internal Revenue Code. Prior to the engagement of our independent registered public accounting firm for the next year's audit, a schedule of the aggregate of services expected to be rendered during that year for each of the four categories of services described above is submitted to the Audit Committee for approval. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted by category of service and the Audit Committee receives periodic reports from our independent registered public accounting firm on actual fees versus the budget by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging our independent registered public accounting firm.

            The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report, for informational purposes, any pre-approval decisions to the Audit Committee at its next regularly scheduled meeting. During 2017, the Audit Committee did not delegate pre-approval authority to any of its members.

Audit Committee Report

            As the Audit Committee of the Board of Directors, we are composed of independent directors as required by and in compliance with the listing standards of the New York Stock Exchange. We operate pursuant to a written charter adopted by the Board of Directors that is published on the company's website.

            Management has primary responsibility for the company's financial reporting process, principles and internal controls as well as preparation of its consolidated financial statements. The independent registered public accounting firm is responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) to obtain reasonable assurance that Bristol-Myers Squibb's consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of such financial statements with accounting principles generally accepted in the United States. We are responsible for overseeing and monitoring D&T's auditing process on behalf of the Board of Directors.

            As part of the oversight of the company's financial statements, we review and discuss with both management and D&T all annual and quarterly financial statements prior to their issuance. Management advised us that each set of financial statements reviewed was prepared in accordance with accounting principles generally accepted in the United States. We have reviewed with management significant accounting and disclosure issues and reviewed with D&T matters required to be discussed pursuant to auditing standards adopted by the PCAOB.

            In addition, we have received the written disclosures and the letter from D&T required by PCAOB Ethics and Independence Rule 3526, "Communication with Audit Committees Concerning Independence", and have discussed with D&T their independence from Bristol-Myers Squibb and its management. We have determined that D&T's provision of non-audit services in 2017 was compatible with, and did not impair, its independence. We have also received written materials addressing D&T's internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards.

            We have discussed with our internal auditors and D&T the overall scope and plans for their respective audits. We have met with the internal auditors and D&T, with and without management present, to discuss their evaluations of the company's internal control over financial reporting, and the overall quality of the company's financial reporting.

            Based on the reviews and discussions described above, we recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements for the year ended December 31, 2017 be included in Bristol-Myers Squibb's Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

            In addition, we have confirmed there have been no new circumstances or developments since our respective appointments to the Committee that would impair any of our member's ability to act independently.

The Audit Committee

    Alan J. Lacy, Chair
    Peter J. Arduini
    Robert J. Bertolini
    Michael Grobstein
    Theodore R. Samuels
    Gerald L. Storch

SHAREHOLDER PROPOSALS

            We expect the following shareholder proposals (Items 4-5) to be presented at the 2018 Annual Meeting. The Board of Directors has recommended a vote against these proposals for the policy reasons set forth following each proposal. The stock holdings of each proponent will be provided upon request to the Corporate Secretary of Bristol Myers Squibb.

ITEM 4—SHAREHOLDER PROPOSAL ON ANNUAL REPORT DISCLOSING HOW RISKS RELATED TO PUBLIC CONCERN OVER DRUG PRICING STRATEGIES ARE INCORPORATED INTO INCENTIVE COMPENSATION PLANS

            The proponents of this resolution are lead filer Trinity Health and other co-filers(1). Trinity Health is located at 766 Brady Avenue, Apt 635, Bronx, NY 10462.

            Proposal 4—Annual Report Disclosing How Risks Related to Public Concern over Drug Pricing Strategies are Incorporated into Executive Compensation Plans

            RESOLVED, that shareholders of Bristol-Myers Squibb Company ("BMS") urge the Compensation and Management Development Committee (the "Committee") to report annually to shareholders on the extent to which risks related to public concern over drug pricing strategies are integrated into BMS's incentive compensation policies, plans and programs (together, "arrangements") for senior executives. The report should include, but need not be limited to, discussion of whether incentive compensation arrangements reward, or not penalize, senior executives for (i) adopting pricing strategies, or making and honoring commitments about pricing, that incorporate public concern regarding the level or rate of increase in prescription drug prices; and (ii) considering risks related to drug pricing when allocating capital.

            SUPPORTING STATEMENT

            As long-term investors, we believe that senior executive incentive compensation arrangements should reward the creation of sustainable long-term value. To that end, it is important that those arrangements align with company strategy and encourage responsible risk management.

            A key risk facing drug companies is potential backlash against high prices. Public outrage over drug prices and their impact on patient access may force price rollbacks and harm corporate reputation. Investigations regarding pricing of prescription medicines may bring about broader changes, with some favoring allowing Medicare to bargain over drug prices. (E.g., https://democrats-oversight.house.gov/news/press-releases/ cummings-and-welch-launch-investigation-of-drug-companies-skyrocketing-prices; https://democrats-oversight.house.gov/news/press-releases/cummings-and welch-propose-medicare-drug-negotiation-bill-in -meeting-with). The high prices of some BMS cancer drugs have stirred controversy. (E.g., http://www.businessinsider.com/r-the-cost-of-cancer-new-drugs-show-success-at-a -steep-price-2017-4).

            A recent Credit Suisse analyst report stated that "US drug price rises contributed 100% of industry EPS growth in 2016" and characterized that fact as "the most important issue for a Pharma investor today." The report identified BMS as having the "greatest risk of future pricing pressures" of major pharmaceutical firms. (Global Pharma and Biotech Sector Review: Exploring Future US Pricing Pressure, Apr. 18, 2017, at 3).

            We are concerned that the incentive compensation arrangements applicable to BMS's senior executives may not encourage them to take actions that result in lower short-term financial performance even when those actions may be in BMS's best long-term financial interests. BMS uses revenue and non-GAAP earnings per share, along with a pipeline goal and individual performance factors, as metrics for the annual bonus, and revenue and non-GAAP operating margin as metrics for performance share unit awards. (2017 Proxy Statement, at 43-44, 47).

            In our view, excessive dependence on drug price increases is a risky and unsustainable strategy, especially when price hikes drive large senior executive compensation payouts. For example, coverage of the skyrocketing cost of Mylan's EpiPen noted that a 600% rise in Mylan's CEO's total compensation accompanied the 400% EpiPen priceincrease. (See, E.g., https://www.nbcnews.com/business/consumer/mylan-execs-gave-themselves-raises-

(1)     The following stockholders have co-filed the Proposal: UAW Retiree Medical Benefits Trust, the Sister of St. Francis of Philadelphia, Boston Common Asset Management, LLC, Friends Fiduciary, American Baptist Home Mission Societies, Mercy Health, Daughters of Charity, Mercy Investment Services, Inc., School Sisters of Notre Dame Cooperative Investment Fund, Catholic Health Initiatives, and Monasterio De San Benito.

they-hiked-epipen-prices-n636591; https://www.wsj.com/articles/epipen-maker-dispenses-outsize-pay-1473786288;https://www.marketwatch.com/story/mylan-top -executive-pay-was-second-highest-in-industry-just-as-company-raised-epipen-prices-2016-09-13).

            The disclosure we request would allow shareholders to better assess the extent to which compensation arrangements encourage senior executives to responsibly manage risks relating to drug pricing and contribute to long-term value creation. We urge shareholders to vote for this Proposal.

    Annual Report Disclosing How Risks Related to Public Concern over Drug Pricing Strategies are Incorporated into Executive Compensation Plans—Proposal 4

Board of Directors' Position

            The Board of Directors recommends a vote "AGAINST" the proposal for the following reasons.

            The Compensation Management and Development Committee's (the "Committee") charter sets forth the duties and responsibilities of the Committee, which include, among other things, determining and approving the compensation of our CEO and other senior executive officers. The charter makes clear that the duties and responsibilities of the Committee encompass a determination of risks relating to executive compensation, including, but not limited to, reputational risks. In particular, the charter provides that, in fulfilling its duties and responsibilities, the Committee must annually review incentive compensation programs to confirm incentive pay does not encourage unnecessary risk-taking.

            Additionally, the Securities and Exchange Commission (the "SEC") rules currently require the company to provide significant disclosure regarding the material factors considered by the Committee in making compensation determinations for the Named Executive Officers, especially if the compensation policies and practices are reasonably likely to result in a material adverse effect on the company. This disclosure is set forth in the Compensation Discussion and Analysis ("CD&A") included in this Proxy Statement starting at page 31. The Committee reviews the CD&A and recommends its inclusion in the proxy statement, as stated in the Committee's report at page 53. Accordingly, the Board is already required to assess and provide disclosures that are generally aligned with what the Proposal seeks—an annual report on the extent to which reputational risks associated with public concern over drug pricing strategies are integrated into the company's incentive plans and programs.

            In particular, the description of our compensation philosophy in the CD&A specifically notes that the company "has structured its compensation program to closely align the interests of executives with the those of shareholders" and has also designed the compensation program with certain principles in mind, including "to implement best practices in compensation governance, including risk management and promotion of effective corporate policies." Further, the CD&A notes that as a part of the administration of the Board's risk oversight function, the Committee annually conducts a worldwide review of our compensation policies and practices to "determine whether incentive pay encourages excessive risk or inappropriate risk taking," and discusses the manner in which we seek to address and mitigate these risks. Our compensation program achieves this by striking an appropriate balance between short-term and long-term incentives, linking payout to each executive's demonstration of our company behaviors, placing caps on our incentive award payout opportunities, following equity grant practices that limit potential for timing awards and having stock ownership and retention requirements. For example, our current long-term equity incentive (LTI) program (60% performance share units (PSUs) and 40% market share units (MSUs)) incorporates the company's stock price into its performance measures and generally magnifies the impact of changes in our stock price as well as relative total shareholder return (TSR) performance over the mid and longer-term. Also embedded in the review is the ongoing assessment of enterprise risk, including reputational risks stemming from the dynamic external environment, which covers our prudent and balanced approach to drug pricing. We evaluate the performance of each of our executives based on a number of factors, including how they demonstrate our company behaviors in the execution of their day-to-day decisions. Those behaviors include, among others, accountability. This evaluation is one input into the determination of payouts under both the annual incentive and long-term equity incentive programs. Therefore, given the direct link between payout and our executive compensation program's emphasis on sustainable long-term value, we minimize and appropriately reduce the possibility that our executive officers will make excessively or inappropriately risky decisions that could maximize short-term results at the expense of sustainable long-term value creation for our shareholders.

            In addition, our Board firmly believes that prescription drugs are so important that everyone who needs them should have access to them. We have been, and remain, committed to facilitating access to our medicines to further our mission to help patients prevail over serious diseases. We are also sensitive to concerns about rising costs of health care, including pharmaceuticals, and access to medicines. Consequently, we price our medicines based on a number of factors, including, among others, the value of scientific innovation for patients and society in the context of overall healthcare spend; economic factors impacting the healthcare systems' capacity to provide appropriate, rapid and sustainable access to patients; and the necessity to sustain our research and development (R&D) investment in innovative platforms to continue to address serious unmet medical needs. Furthermore, we take a thoughtful approach to pricing our products and have internal processes and controls in place that ensure that any price increase is thoroughly and appropriately vetted prior to implementation. This process also includes routine presentations to the Board on our drug pricing strategies.

            The Board believes that its current process of annually disclosing to the SEC the material factors considered by the Committee in making compensation determinations for the Named Executive Officers is generally aligned with what the Proposal seeks—an annual report on the extent to which reputational risks associated with public concern over drug pricing strategies are integrated into the company's incentive plans and programs. Moreover, our internal processes and controls ensure that we take a prudent and balanced approach to drug pricing, including regular presentations to the Board of Directors. Therefore, the Board has demonstrated its commitment to evaluating and reporting on how enterprise risks, inclusive of reputation risks associated with drug pricing strategies are integrated into our compensation policies and practices, which makes the report requested by this Proposal duplicative and unnecessary. For these reasons the Board recommends that you vote against this proposal.

    The Board of Directors unanimously recommends a vote "AGAINST" this proposal.

ITEM 5—SHAREHOLDER PROPOSAL ON SPECIAL SHAREOWNER MEETINGS

            The proponent of this resolution is Mr. James McRitchie of 9295 Yorkship Court, Elk Grove, California, 95758.

    Proposal 5—Special Shareowner Meetings

            RESOLVED:

            The shareholders of Bristol-Myers Squibb (BMY) ('Company') hereby request that the Board of Directors take the steps necessary to amend our bylaws and each appropriate governing document to give holders with an aggregate of 15% net long of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our board's current power to call a special meeting.

            SUPPORTING STATEMENT:

            Delaware law allows 10% of company shares to call a special meeting. A shareholder right to call a special meeting is a way to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle. This is important because there could be 15-months between annual meetings.

            A shareholder right to act by written consent and to call a special meeting are two complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle. Both are associated with increased governance quality and shareholder value. Our Company offers no right of shareholders to act by written consent.

            Currently, 64% of S&P 500 companies have adopted company bylaws, articles of incorporation, or charter provisions to allow shareholders to call a special meeting. Even more than half of all S&P 1500 companies allow shareholders this right.

            This topic won more than 38% support at our Company in 2017. According to Proxy Insight, 228 funds voted for, while 72 voted against. Unfortunately, large funds like Wellington, Vanguard, State Street, Fidelity and BlackRock were among those voting against. We hope they and others will reconsider their position this year, given our Company's low performance, compared to the S7P 500 over a two-year period.

            This proposal topic won majority votes last year at Salesforce.com, NETGEAR, CVS Health and United Rentals. It may be possible to adopt this proposal by simply incorporating this text into our governing documents:

            "Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Chairman of the Board or the President, and shall be called by the Chairman of the Board or President or Secretary upon the order in writing of a majority of or by resolution of the Board of Directors, or at the request in writing of stockholders owning 15% net long of the entire capital stock of the Corporation issued and outstanding and entitled to vote."

            We urge the Board to join the mainstream of major U.S. companies and establish a right for shareholders owning 15% of our outstanding common stock to call a special meeting.

            Please vote for: Special Shareowner Meetings—Proposal 5*

Special Shareowner Meetings—Proposal 5

Board of Directors' Position

The Board of Directors recommends a vote "AGAINST" this proposal for the following reasons:

            After careful consideration, and informed by dialogue with our shareholders on this topic, the Board believes the shareholder proposal to lower the threshold for holders of our common stock to call a special meeting is not in the best interests of the company and its shareholders. The company's Bylaws currently provide that any person or persons holding at least 25% of the company's common stock outstanding and entitled to vote may call a special meeting upon written request to the company's Corporate Secretary. The Board believes that this 25% threshold is reasonable, appropriate and aligned with our shareholders' interests. The current threshold is designed to strike a balance between assuring that shareholders have the ability to call a special meeting and protecting against the risk that a small minority of shareholders, including those with special interests, could trigger the expense and distraction of a special meeting to pursue matters that are not widely viewed as requiring immediate attention or for reasons that may not be in the best interests of the company or all of our shareholders. The company's current threshold is well within the mainstream, with 25% emerging as the most common threshold for special meeting rights at public companies. In addition, the company's 25% threshold is equal to or lower than the comparable threshold adopted by approximately 69% of Delaware corporations in the S&P 500 Index that permit shareholders to call a special meeting.

            We believe that a special shareholder meeting should only be convened to discuss extraordinary events when fiduciary, strategic or similar considerations dictate the matter be addressed prior to the next annual meeting. Convening a special meeting imposes substantial legal, administrative and distribution costs associated with, among other things, preparing the required disclosure documents, printing and mailing. In addition, preparing for and conducting a special meeting requires a significant commitment of time and focus from the company's Board and senior management, distracting them from their primary focus of maximizing long-term financial returns and operating the company's business in the best interests of shareholders. The Board believes that a 25% threshold establishes the appropriate balance between meaningful accountability and mitigation of risk that may be presented by a lower threshold, including significant costs, Board and management distraction and waste of corporate resources.

            Our shareholders' ability to vote on significant matters is further ensured and protected by state law and other regulations. As a Delaware corporation, the company is required to have all major corporate actions, such as mergers, a sale of all or substantially all of the company's assets or increases or decreases in authorized shares, approved by shareholders. As a New York Stock Exchange listed company, the company is also required to, among other things, obtain shareholder approval for equity compensation plans, significant issuances of securities to related parties or when such issuances represent more than 20% of the company's voting power.

            The Board also believes that adoption of this proposal is unnecessary because the company is committed to high standards of corporate governance and has already taken a number of steps to achieve greater transparency and accountability to shareholders. Following extensive engagement with our shareholders throughout 2015, our Board amended the company's Bylaws to adopt a proxy access shareholder right in February 2016. The Board took particular care to adopt a bylaw with provisions that reflect the input of our shareholders, the details of which are described on page 11 of this Proxy Statement under the heading "Proxy Access Shareholder Right." In addition to engaging with our shareholders on a regular basis, our Board continually reassesses our corporate governance practices to identify additional steps to further benefit our shareholders. For example, our Board recommended, and our shareholders approved, amendments to our governing documents to eliminate all supermajority provisions applicable to common shareholders. In addition, the Board's Committee on Directors and Corporate Governance has created a process for shareholders to communicate directly with our non-management directors outside the annual meeting cycle, which is described on page 26 of this Proxy Statement under the heading "Communications with our Board of Directors." More information about the company's corporate governance practices and policies can be found beginning on page 17 of this Proxy Statement under the heading "Corporate Governance and Board Matters."

            The existing 25% threshold protects shareholder interests by ensuring that special meeting matters are (i) of concern to a significant number of shareholders, (ii) worth the significant expense to the company, and (iii) not an unnecessary distraction to the Board and management. As informed by ongoing dialogue with our shareholders on this topic, the Board continues to believe that a 25% threshold ensures that a meaningful percentage of our shareholders agree on the need for a special meeting before a special meeting is called.

            In light of the strong shareholder rights the company already has in place, including the right for shareholders of 25% to call a special meeting, and the Board's demonstrated commitment to establishing good governance practices, the Board recommends that you vote against this proposal.

The Board of Directors unanimously recommends a vote "AGAINST" the proposal.

VOTING SECURITIES AND PRINCIPAL HOLDERS

            At the close of business on March 14, 2018, there were 1,635,024,313.509 shares of $0.10 par value common stock and 4,067 shares of $2.00 convertible preferred stock outstanding and entitled to vote.

Common Stock Ownership by Directors and Executive Officers

            The following table sets forth, as of March 14, 2018, beneficial ownership of shares of our common stock by each director, each of the Named Executive Officers and all directors and executive officers as a group, in each case, as of such date. Shares are beneficially owned when an individual has voting and/or investment power over the shares or could obtain voting and/or investment power over the shares within 60 days. Voting power includes the power to direct the voting of the shares and investment power includes the power to direct the disposition of the shares. Unless otherwise noted, shares listed below are owned directly or indirectly with sole voting and investment power. None of our directors and executive officers, individually or as a group, beneficially owns greater than 1% of our outstanding shares of common or preferred stock.

	Bristol-Myers Squibb Company
Name	Total Common Shares Owned(1)	Common Shares Underlying Options or Stock Units(2)	Common Shares Underlying Deferred Share Units(3)
P. J. Arduini	12,413	0	12,413
C. A. Bancroft	389,005	52,884	0
J. Baselga, M.D., Ph.D.	2,600	0	2,600
R. J. Bertolini	8,065	0	7,668
G. Caforio, M.D.	298,307	8,040	0
M. W. Emmens	8,012	0	7,752
M. Gordon	48,658	0	0
M. Grobstein	76,030	0	72,647
A. J. Lacy	64,324	0	62,019
S. Leung	640,492	169,893	0
T. J. Lynch, Jr., M.D.	21,618	12,367	0
D. C. Paliwal	23,277	0	20,020
T. R. Samuels	28,809	0	6,809
V. L. Sato, Ph.D.	59,784	0	59,784
G. L. Storch	41,549	0	41,549
Karen H. Vousden, Ph.D.	3,183	0	3,183
All Directors and Executive Officers as a Group(4)	2,041,356	243,184	296,446

(1)
Consists of direct and indirect ownership of shares, shares credited to the accounts of the executive officers under the Bristol-Myers Squibb Company Savings and Investment Program, stock options that are currently exercisable, restricted stock units that vest within 60 days, the target number of market share units that vest within 60 days and deferred share units.
(2)
Consists of shares underlying stock options that are currently exercisable, restricted stock units that vest within 60 days, and the target number of market share units that vest within 60 days. None of these shares have any voting rights.
(3)
Consists of deferred share units that are valued according to the market value and shareholder return on equivalent shares of common stock. Deferred share units have no voting rights.
(4)
Includes 21 individuals.

Principal Holders of Voting Securities

            The following table sets forth information regarding beneficial owners of more than 5% of the outstanding shares of our common stock. There are no beneficial owners of more than 5% of the outstanding shares of our preferred stock.

Name	Number of Shares Beneficially Owned	Percent of Class
Wellington Management Group LLP c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	138,081,570 (1)	8.44% (1)
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	123,501,891 (2)	7.54% (2)
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	104,293,294 (3)	6.40% (3)

(1)
This information is based on the Schedule 13G/A filed by Wellington Management Group LLP with the SEC on February 8, 2018 reporting beneficial ownership as of December 31, 2017. The reporting person has sole voting power with respect to zero shares, shared voting power with respect to 40,154,614 shares, sole dispositive power with respect to zero shares and shared dispositive power with respect to 138,081,570 shares.
(2)
This information is based on the Schedule 13G/A filed by The Vanguard Group with the SEC on February 8, 2018 reporting beneficial ownership as of December 31, 2017. The reporting person has sole voting power with respect to 2,316,578 shares, shared voting power with respect to 359,728 shares, sole dispositive power with respect to 120,881,783 shares and shared dispositive power with respect to 2,620,108 shares.
(3)
This information is based on the Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 8, 2018 reporting beneficial ownership as of December 31, 2017. The reporting person has sole voting power with respect to 90,017,995 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 104,293,294 shares and shared dispositive power with respect to zero shares.

Section 16(a) Beneficial Ownership Reporting Compliance

            Under Section 16(a) of the Securities Exchange Act of 1934, our directors, executive officers and the beneficial holders of more than 10% of our common stock are required to file reports of ownership and changes in ownership with the SEC. To the best of our knowledge, during 2017 all applicable Section 16(a) filing requirements were met, except that, due to administrative errors, two Form 4s were filed late: one for Thomas J. Lynch, Jr., M.D. relating to the conversion of 14,550.964 Deferred Share Units into common stock on May 14, 2017 after his retirement from the Board and the other for Joseph Caldarella relating to a sale of 8,096 shares of common stock on March 15, 2017.

Policy on Hedging and Pledging

            Our insider trading policy prohibits all employees, including directors and executive officers, from engaging in any speculative or hedging transactions. Our insider trading policy also prohibits all employees, including directors and executive officers, from holding our securities in a margin account or pledging our securities as collateral for a loan except in certain limited circumstances pre-approved by our Corporate Secretary when a person wishes to pledge our securities as collateral for a loan and clearly demonstrates the ability to repay the loan without selling such securities. None of our directors or executive officers has pledged shares of our stock as collateral for a loan or holds shares of our stock in a margin account.

OTHER MATTERS

Advance Notice Procedures

            As set forth in our Bylaws, if you wish to propose any action, including the nomination of directors, at next year's annual meeting, you must deliver notice to BMS containing certain information set forth in our Bylaws, not less than 90 but not more than 120 days before the anniversary of the prior year's annual meeting. For our 2019 Annual Meeting, we must receive this notice between January 1, 2019 and January 31, 2019. These requirements are separate and distinct from the SEC requirements that a shareholder must meet to have a shareholder proposal included in our proxy statement. For further information on how a shareholder may nominate a candidate to serve as a director, please see page 11.

            Our Bylaws are available on our website at www.bms.com/ourcompany/governance. In addition, a copy of the Bylaw provisions discussed above may be obtained by writing to us at our principal executive offices, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, Attention: Corporate Secretary, until July 1, 2018, after which, please address to Bristol-Myers Squibb Company, 430 East 29th Street—14th Floor, New York, New York 10016, Attention: Corporate Secretary.

2019 Shareholder Proposals

            Shareholder proposals relating to our 2019 Annual Meeting of Shareholders must be received by us at our principal executive offices, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, Attention: Corporate Secretary, until July 1, 2018, after which, please address to Bristol-Myers Squibb Company, 430 East 29th Street—14th Floor, New York, New York 10016, Attention: Corporate Secretary, no later than November 22, 2018. Such proposals must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored proxy materials. Shareholders are encouraged to contact the Office of the Corporate Secretary prior to submitting a shareholder proposal or any time they have a concern. At the direction of the Board of Directors, the Office of the Corporate Secretary acts as corporate governance liaison to shareholders.

Compensation Committee Interlocks and Insider Participation

            There were no Compensation and Management Development Committee interlocks or insider (employee) participation in 2017.

Availability of Corporate Governance Documents

            Our Corporate Governance Guidelines (including the standards of director independence), Principles of Integrity, Code of Ethics for Senior Financial Officers, Code of Business Conduct and Ethics for Directors, additional policies and guidelines, committee charters and links to Reports of Insider Transactions are available on our corporate governance webpage at www.bms.com/ourcompany/governance and are available to anyone who requests them by writing to: Corporate Secretary, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, until July 1, 2018, after which please address to Bristol-Myers Squibb Company, 430 East 29th Street—14th Floor, New York, New York 10016.

FREQUENTLY ASKED QUESTIONS

Why am I receiving these materials?

            This Proxy Statement is being delivered to all shareholders of record as of the close of business on March 14, 2018 in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Shareholders on May 1, 2018. We expect our proxy materials, including this Proxy Statement and the Annual Report, to be first made available to shareholders on or about March 22, 2018. Although the Annual Report and Proxy Statement are being delivered together, the Annual Report should not be deemed to be part of the Proxy Statement.

What is "Notice and Access" and how does it affect me?

            The U.S. Securities and Exchange Commission (SEC) has adopted a "Notice and Access" model which permits us to provide proxy materials to our shareholders electronically by posting the proxy materials on a publicly accessible website. Delivering proxy materials electronically will conserve natural resources and save us money by reducing printing and mailing costs. Accordingly, we have sent to most of our shareholders a "Notice of Internet Availability of Proxy Materials." This Notice provides instructions on how to access our proxy materials online and, if you prefer receiving a paper copy of the proxy materials, how you can request one. Employees and pension plan participants who have given consent to receive materials electronically received a link to access our proxy materials by email. We encourage all of our shareholders who currently receive paper copies of the proxy materials to elect to view future proxy materials electronically if they have Internet access. You can do so by following the instructions when you vote your shares online or, if you are a beneficial holder, by asking your bank, broker or other holder of record how to receive proxy materials electronically.

What is "householding" and how does it work?

            "Householding" is a procedure we adopted whereby shareholders of record who have the same last name and address and who receive the proxy materials by mail will receive only one copy of the proxy materials unless we have received contrary instructions from one or more of the shareholders. This procedure reduces printing and mailing costs. If you wish to receive a separate copy of the proxy materials, now or in the future, at the same address, or if you are currently receiving multiple copies of the proxy materials at the same address and wish to receive a single copy, you may contact us by writing to Shareholder Services, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, until July 1, 2018, after which, please address to Bristol-Myers Squibb Company, 430 East 29th Street—14th Floor, New York, New York 10016, or by calling us at (212) 546-3309. If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record), the bank, broker or other holder of record may deliver only one copy of the Proxy Statement and Annual Report, or Notice of Internet Availability of Proxy Materials, to shareholders who have the same address unless the bank, broker or other holder of record has received contrary instructions from one or more of the shareholders. If you wish to receive a separate copy of the Proxy Statement and Annual Report, or Notice of Internet Availability of Proxy Materials, now or in the future, you may contact us at the address or phone number above and we will promptly deliver a separate copy. Beneficial owners sharing an address who are currently receiving multiple copies of the Proxy Statement and Annual Report, or Notice of Internet Availability of Proxy Materials, and wish to receive a single copy in the future, should contact their bank, broker or other holder of record to request that only a single copy be delivered to all shareholders at the shared address in the future.

Who can attend the Annual Meeting?

            Only shareholders of Bristol-Myers Squibb as of the record date, March 14, 2018, their authorized representatives and guests of Bristol-Myers Squibb may attend the Annual Meeting. Admission will be by ticket only. A form of government-issued photograph identification will be required to enter the meeting. Large bags, backpacks, briefcases, cameras, recording equipment and other electronic devices will not be permitted in the meeting, and attendees will be subject to security inspections. Our offices are wheelchair accessible. We will provide, upon request, wireless headsets for hearing amplification.

How do I receive an admission ticket?

            If you are a registered shareholder (your shares are held in your name) and plan to attend the meeting, you should bring either the Notice of Internet Availability of Proxy Materials or the top portion of the proxy card, both of which will serve as your admission ticket.

            If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record) and plan to attend the meeting, you can obtain an admission ticket in advance by writing to Shareholder Services, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154. Please be sure to enclose proof of ownership, such as a bank or brokerage account statement. Shareholders who do not obtain tickets in advance may obtain them upon verification of ownership at the Registration Desk on the day of the Annual Meeting.

            We may also issue tickets to other individuals at our discretion.

Who is entitled to vote?

            All holders of record of our $0.10 par value common stock and $2.00 convertible preferred stock at the close of business on March 14, 2018 will be entitled to vote at the 2018 Annual Meeting. Each share is entitled to one vote on each matter properly brought before the meeting.

How do I vote if I am a registered shareholder?

            Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the meeting the opportunity to do so whether or not they attend the meeting in person. If you are a registered holder, you can vote your shares by proxy in one of the following manners:

  i)
  via Internet at www.proxyvote.com;

  ii)
  by telephone at (800) 690-6903;

  iii)
  by mail, if you received a paper copy of the proxy materials; or

  iv)
  in person at the Annual Meeting.

            Choosing to vote via Internet or calling the toll-free number listed above will save us expense. In order to vote online or via telephone, have the voting form in hand and either call the number or go to the website and follow the instructions. If you vote via the Internet or by telephone, please do not return a signed proxy card.

            If you received a paper copy of the proxy materials and choose to vote by mail, specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card enclosed with the Proxy Statement, date and sign it, and mail it in the postage-paid envelope.

            If you wish to vote in person, you can vote your shares at the Annual Meeting.

How do I vote if I am a beneficial shareholder?

            If you are a beneficial shareholder, you have the right to direct your broker or nominee on how to vote the shares. You should complete a voting instruction card which your broker or nominee is obligated to provide you. If you wish to vote in person at the meeting, you must first obtain from the record holder a legal proxy issued in your name.

            Under the rules of the New York Stock Exchange (NYSE), brokers that have not received voting instructions from their customers ten days prior to the meeting date may vote their customers' shares in the brokers' discretion on the proposals regarding routine matters, which in most cases includes the ratification of the appointment of the independent registered public accounting firm.

            Under NYSE rules, the election of directors, the advisory vote to approve the compensation of our Named Executive Officers and the approval of any shareholder proposals are considered "non-discretionary" items, which means that your broker cannot vote your shares on these proposals.

What items will be voted upon at the Annual Meeting?

            At the Annual Meeting, we will consider and act on the following items of business:

  i)
  the election to the Board of Directors the 12 persons nominated by the Board, each for a term of one year;

  ii)
  an advisory vote to approve the compensation of our Named Executive Officers;

  iii)
  the ratification of the appointment of our independent registered public accounting firm; and

  iv)
  two shareholder proposals, if presented at the meeting.

            We do not know of any other matter that may be brought before the meeting. However, if other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

What are the Board of Directors' voting recommendations?

            For the reasons set forth in more detail in the Proxy Statement, our Board of Directors recommends a vote FOR the election of each director, FOR the advisory vote to approve the compensation of our Named Executive Officers, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018 and AGAINST the shareholder proposals.

How will my shares be voted at the Annual Meeting?

Voting Options

Item	Proposal	Voting Options	Effect of Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non- Votes

1	Election of Directors	FOR, AGAINST or ABSTAIN (for each director nominee)	No effect—not counted as a vote cast	No	No effect
2	Advisory vote to approve the compensation of our Named Executive Officers	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect
3	Ratification of the appointment of an independent registered public accounting firm	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	Yes	Not applicable
4	Shareholder proposal on annual report disclosing how risks related to public concern over drug pricing strategies are incorporated into incentive compensation plans	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect
5	Shareholder proposal to lower the share ownership threshold to call special shareholder meetings	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect

How many votes are needed to elect the directors and to approve each of the proposals?

            Director Elections: A majority of votes cast with respect to each director's election at the meeting is required to elect each director. A majority of the votes cast means that the number of votes cast "for" a director must exceed the number of votes cast "against" that director in order for the director to be elected. Abstentions will not be counted as votes cast for or against the director and broker non-votes will have no effect on this proposal.

            Advisory Vote to Approve Compensation of our Named Executive Officers: The affirmative vote of a majority of our outstanding shares present in person or by proxy and entitled to vote on the matter is required for the approval of the advisory vote to approve the compensation of our Named Executive Officers. Because your vote is advisory, it will not be binding upon our Board of Directors. Abstentions will be counted as votes against this proposal and broker non-votes will have no effect on this proposal.

            Ratification of our Auditors: The affirmative vote of a majority of our outstanding shares present in person or by proxy and entitled to vote on the matter is required for the ratification of the appointment of our independent registered public accounting firm. Abstentions will be counted as votes against this proposal. As described above, a broker or other nominee may generally vote on routine matters such as this one, and therefore no broker non-votes are expected to exist in connection with this proposal.

            Shareholder Proposals: The affirmative vote of a majority of our outstanding shares present in person or by proxy and entitled to vote on these matters is required for the approval of each shareholder proposal, if presented at the meeting. Abstentions will be counted as votes against the proposals and broker non-votes will have no effect on the proposals.

How are the votes counted?

            In accordance with the laws of Delaware, our Amended and Restated Certificate of Incorporation and our Bylaws, for all matters being submitted to a vote of shareholders, only proxies and ballots that indicate votes "FOR," "AGAINST" or "ABSTAIN" on the proposals, or that provide the designated proxies with the right to vote in their judgment and discretion on the proposals are counted to determine the number of shares present and entitled to vote. Broker non-votes are not counted as shares present and entitled to vote but will be counted for purposes of determining quorum (whether enough votes are present to hold the Annual Meeting).

Can I change my vote after I return the proxy card, or after voting by telephone or electronically?

            If you are a shareholder of record, you can revoke your proxy at any time before it is voted at the meeting by taking one of the following three actions:

  i)
  by giving timely written notice of the revocation to the Corporate Secretary of Bristol-Myers Squibb;

  ii)
  by casting a new vote by telephone or by the Internet; or

  iii)
  by voting in person at the Annual Meeting.

            If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy.

            All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

How do I designate my proxy?

            If you wish to give your proxy to someone other than the persons named as proxies in the enclosed form of proxy, you may do so by crossing out the names of all three persons named as proxies on the proxy card and inserting the name of another person. The signed card must be presented at the meeting by the person you have designated on the proxy card.

Who counts the votes?

            An independent agent tabulates the proxies and the votes cast at the meeting. In addition, independent inspectors of election certify the results of the vote tabulation.

Is my vote confidential?

            Yes, any information that identifies a shareholder or the particular vote of a shareholder is kept confidential.

Who will pay for the costs involved in the solicitation of proxies?

            We will pay all costs of preparing, assembling, printing and distributing the proxy materials as well as the solicitation of all proxies. We have retained Georgeson Shareholder Communications Inc. to assist in soliciting proxies for a fee of $18,000, plus reasonable out-of-pocket expenses. We may solicit proxies on behalf of the Board of Directors through the mail, in person, electronically, and by telecommunications. We will, upon request, reimburse brokerage firms and others for their reasonable expenses incurred for forwarding solicitation material to beneficial owners of stock.

EXHIBIT A

Categorical Standards of Independence

            In determining director independence, the Board has adopted the following categorical standards to assist it in determining which relationships will be considered immaterial:

a)
an immediate family member of the director is or has been employed by the company, provided that such family member is not, and has not been for at least a period of three years, an executive officer of the company;

b)
more than three years has elapsed since i) the director was employed by the company, ii) an immediate family member of the director was employed by the company as an executive officer, or iii) an executive officer of the company was on the board of directors of a company that employed either the director or an immediate family member of the director as an executive officer;

c)
the director, or an immediate family member of the director, received, in any twelve-month period within the last three years, $120,000 or less in direct compensation from the company (other than director's fees or compensation that was deferred for prior service with the company);

d)
more than three years has elapsed since i) the director has been a partner with or employed by the company's independent auditor or ii) an immediate family member personally worked on the company's audit as a partner or employee of the company's independent auditor;

e)
the director has an immediate family member who i) is an employee of, but not a partner of, the independent auditor and ii) does not personally work on the company's audit;

f)
the director of the company, or an immediate family member of a director, is a director, an executive officer or an employee of, or is otherwise affiliated with, another company that makes payment to, or receives payment from, the company for property or services in an amount which, in any single fiscal year within the preceding three years, does not exceed the greater of $1 million or 2% of such other company's consolidated gross revenues;

g)
the director of the company and/or an immediate family member of the director directly or indirectly owns, in the aggregate, 10% equity interest or less in another company that makes payment to, or receives payment from, the company for property or services; and

h)
the director of the company is a director, executive officer, trustee of, or is otherwise affiliated with, a charitable organization or non-profit organization, and the company's, or the Bristol-Myers Squibb Foundation's discretionary charitable contributions to the organization, in the aggregate, in any single fiscal year within the preceding three years, do not exceed the greater of $1 million or 2% of that organization's consolidated gross revenues.

A-1

EXHIBIT B

DIRECTIONS TO OUR LAWRENCE TOWNSHIP OFFICE AT
3401 PRINCETON PIKE
LAWRENCE TOWNSHIP, NEW JERSEY 08648

By Car:

From the North:

    Take US-1 S to County Rd 533/Quakerbridge Rd in West Windsor Township
    Take the County Rd 533 N exit from US-1 S
    Merge onto County Rd 533/Quakerbridge Rd
    Use the left 2 lanes to turn left onto Province Line Rd
    Turn left onto Princeton Pike
    Turn right onto BMS Drive

From Southern New Jersey:

    Access I-295 N
    Continue on I-295 N to Lawrence Township
    Take exit 8B from I-95 S
    Make left at light onto BMS Drive

From Western NJ / Pennsylvania

    Access I-95 N
    Take exit 7B onto 206 North
    Bear right onto Franklin Corner Road
    0.2 miles make left onto Lewisville Rd
    Go to end of Lewisville Road make right onto Princeton Pike
    BMS Princeton Pike immediately on the right

By Train:

            New Jersey Transit and Amtrak train service is available to Princeton Junction, New Jersey. Our Lawrence Township office is approximately a 15 minute car drive from the station.

Parking:

            Free parking for shareholders attending the 2018 Annual Meeting is available. Please go directly to the parking area reserved for shareholders.

B-1

Y O U R    V O T E    I S    I M P O R T A N T
P L E A S E    V O T E    Y O U R    P R O X Y

VOTE BY INTERNET - www.proxyvote.com Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, either on (i) Thursday, April 26, 2018 for shares in employee benefit plans or (ii) Monday, April 30, 2018 for all other shares. Have your proxy card in hand when you access the website and follow the instructions to vote the shares. P.O. BOX 4000 PRINCETON, NJ 08540 ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Bristol-Myers Squibb Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, either on (i) Thursday, April 26, 2018 for shares in employee benefit plans or (ii) Monday, April 30, 2018 for all other shares. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Bristol-Myers Squibb Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We recommend you mail your proxy by April 23, 2018 to ensure timely receipt of your proxy. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E42966-P03046-Z71837 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. BRISTOL-MYERS SQUIBB COMPANY THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH DIRECTOR UNDER ITEM 1. 1. Election of Directors Nominees: For ! ! ! ! ! ! ! ! ! ! ! ! Against ! ! ! ! ! ! ! ! ! ! ! ! Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! 1A) P. J. Arduini 1B) J. Baselga, M.D., Ph.D. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 2 and 3. For Against Abstain 1C) R. J. Bertolini ! ! ! ! ! ! 2. Advisory vote to approve the compensation of our Named Executive Officers Ratification of the appointment of an independent registered public accounting firm 1D) G. Caforio, M.D. 3. 1E) M. W. Emmens 1F) M. Grobstein THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEMS 4 and 5. 1G) A. J. Lacy ! ! ! 4. Shareholder Proposal on Annual Report Disclosing How Risks Related to Public Concer n Over Drug Pricing Strategies are Incorporated into Incentive Compensation Plans Shareholder Proposal to Lower the Share Ownership Threshold to Call Special Shareholder Meetings 1H) D. C. Paliwal 1I) T. R. Samuels ! ! ! 1J) G. L. Storch 5. 1K) V. L. Sato, Ph.D. 1L) K. H. Vousden, Ph.D. For address changes and/or comments, please check this box and write them on the back where indicated. YesNo ! ! Please indicate if you plan to attend this meeting. Note: Please sign as name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ADMISSION TICKET 2018 Annual Meeting of Shareholders Tuesday, May 1, 2018 10:00 A.M. Bristol-Myers Squibb Company 3401 Princeton Pike Lawrence Township, New Jersey PHOTO IDENTIFICATION WILL BE REQUIRED This is your admission ticket to the meeting. This ticket admits only the shareholder(s) listed on the reverse side of this card and is not transferable. Bristol-Myers Squibb Company is located at 3401 Princeton Pike, Lawrence Township, New Jersey. Directions to the facility can be found on the inside back cover of the Proxy Statement or you can call the company at 609-302-3000. Free parking for shareholders attending the 2018 Annual Meeting is available at Bristol-Myers Squibb. Important Notice Regarding the Availability of Proxy Materials for the 2018 Annual Meeting: The Notice of 2018 Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com. E42967-P03046-Z71837 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS, MAY 1, 2018 The undersigned hereby appoints Giovanni Caforio, M.D., Charles Bancroft, and Sandra Leung, and each of them proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein, at the Annual Meeting of Shareholders of the company to be held at Bristol-Myers Squibb Company, 3401 Princeton Pike, Lawrence Township, New Jersey, on May 1, 2018 at 10:00 A.M., and at any adjournments or postponements thereof upon matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting. This proxy also provides voting instructions for shares held by the Trustee of the Bristol-Myers Squibb Company Savings and Investment Program, the Bristol-Myers Squibb Company Employee Incentive Thrift Plan, and the Bristol-Myers Squibb Puerto Rico, Inc. Savings and Investment Program, and directs such Trustee to vote at the Annual Meeting all of the shares of common stock of Bristol-Myers Squibb Company which are allocated to the undersigned’s employee plan account in the manner directed on the reverse side of this card. If no direction is given or if direction is received after April 26, 2018, the Trustee will vote the shares in the same proportion as to which it has received instructions. When properly executed, your proxy will be voted as you indicate, or where no contrary indication is made, will be voted FOR Items 1, 2 and 3, and AGAINST Items 4 and 5. The full text of the items and the position of the Board of Directors on each appear in the Proxy Statement and should be reviewed prior to voting. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Address Changes/Comments: